UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ITT Inc.

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2023
Notice of Annual Meeting & Proxy Statement
ITT Inc.

ITT Inc.

100 Washington Boulevard
6th Floor
Stamford, CT 06902

DEAR FELLOW SHAREHOLDER

TIMOTHY H. POWERS

CHAIRMAN OF THE BOARD

March 28, 2023

On behalf of the Board of Directors (the “Board”), thank you for your partnership and investment in ITT Inc. I have served as chairman of the Audit Committee for over six years and in March of 2023, I had the honor of assuming the role of Chairman of the Board of Directors of ITT.

My fellow Board members and the ITT leadership are incredibly proud of how our team of more than ten thousand ITTers globally continues to make a lasting difference through the company’s innovation, execution and culture, especially in these challenging times. ITT is designing, engineering and manufacturing critical components for the transportation, industrial and energy markets that enable and enhance everyday life. In 2022, the resilience and commitment of our teams helped the company outperform in a very uncertain environment. Below are some highlights of the ways the management team and the Board have been working on your behalf this past year.

FISCAL 2022 ACCOMPLISHMENTS

The Company delivered a resilient performance in 2022 despite the headwinds posed by the COVID-19 global pandemic, supply chain disruptions, inflation and geopolitical conflicts. We drove broad-based sales growth (up 12% organically), generated 7% adjusted operating income growth despite more than $215 million of cost inflation, and grew adjusted earnings per share by 10%. Further, product innovation and demand generation by our teams drove organic orders growth of 13%, resulting in an ending backlog of over $1 billion entering 2023. We ended 2022 with seven consecutive quarters of double-digit organic orders growth. Looking ahead, we expect to see continued supply and labor shortages and persistent raw material and energy inflation, which will again require our employees to be as resilient as they have been in 2021 and 2022. The Board is confident in management’s ability to lead and to perform.

STRATEGY AND INNOVATION

We made notable progress on our strategic priorities in 2022 across our four key pillars: customer centricity, operational excellence, effective capital deployment, and sustainability and innovation. We invested in research and development at over 3% of sales for the past four years and increased capital expenditures by 18% in 2022, including for green capital expenditures on sustainability advancements. Our automotive brake pad business in Motion Technologies won content on 78 new electrified vehicle platforms after 33 wins in 2021, which will pave the way for sustainable long-term growth as the transition to electric vehicles accelerates. We overcame significant inflation to deliver record segment operating margin in the fourth quarter while funding key strategic growth investments. While we are committed to delivering value now, we are not losing sight of the long term. We deployed over $600 million of capital in 2022, or three and a half times our annual free cash flow, toward capital expenditures for capacity expansion and new product innovations, acquisitions and ITT Ventures investments, payment of a competitive dividend, and share repurchases. Since 2019, we have deployed over $1.8 billion of capital, or approximately 1.6 times free cash flow, which includes over $250 million in share repurchases in 2022 and the acquisition in April of Habonim Industrial Valves & Actuators Ltd., a specialty valves manufacturer, which has expanded our valves business by more than 50% and was accretive to our earnings.

OUR COMMITMENT TO SUSTAINABILITY

In November 2022, we released our 2022 Sustainability Report, which detailed our progress towards our environmental, social and governance (“ESG”) initiatives and set forth our first-ever greenhouse gas emission (“GHG”) reduction target and diversity, equity and inclusion (“DEI”) goals. After a significant reduction in Scope 1 and 2 GHG emissions over the past three years, we are targeting to further reduce these emissions by 10% by the end of 2026. We also established clear, measurable DEI goals to ensure we continue to attract top talent and promote diversity in our teams, and we published ITT’s EEO-1 report to enhance workforce transparency. Our relentless focus on employee safety in 2022 drove reductions in both our injury frequency and injury severity rates, leading to a 32% decline in the number of incidents. You can read more about our commitment to achieving our ESG goals in the 2022 Sustainability Report.

SHAREHOLDER ENGAGEMENT

This past year we continued our robust outreach efforts by contacting shareholders representing approximately 70% of outstanding shares and meeting with shareholders representing approximately 32% of outstanding shares. These discussions covered the company’s approach to ESG initiatives and enhanced disclosures, specifically the establishment of a thoughtful near-term GHG emissions reduction target and DEI goals, as well as corporate governance, executive compensation practices and the Board’s oversight of sustainability, human capital management and DEI. The Board values the feedback received in these meetings and will continue to make engagement a priority in 2023.

BOARD LEADERSHIP, COMPOSITION AND REFRESHMENT

We remain committed to ongoing evaluation of the Board’s composition to ensure we maintain an appropriate balance of tenure, diversity, skill sets and experience. Board refreshment is a priority and the Nominating and Governance Committee is currently engaged in a thoughtful and deliberate search process and will continue to consider potential board candidates who can contribute to the Company’s success.

The Board would like to thank Geraud Darnis, who is retiring as a Director, for his service and valued contributions since joining our Board in 2015. We would also like to thank Richard Lavin, who has stepped down as Chairman after serving in such capacity since 2020, and who will remain on the Board and continue to provide his valuable leadership and insight.

We encourage you to review the Proxy Statement and the Annual Report and to vote on the enclosed proposals. Details on how to attend our 2023 Annual Meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement. Please vote in advance — your vote matters.

Again, thank you for your continued support and investment in ITT. I’m honored to serve on the Board and, together with the rest of the Board and management, look forward to hearing from ITT’s shareholders in 2023.

Sincerely,

TIMOTHY H. POWERS

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

MEETING INFORMATION
ITT Inc. (“ITT” or the “Company”)
WEDNESDAY, MAY 10, 2023
9:00 a.m. Eastern Time

Virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2023

ITEMS OF BUSINESS

1.	To elect the eight nominees named in the attached Proxy Statement to the Board of Directors.
2.	To ratify the appointment of Deloitte & Touche LLP as ITT’s independent registered public accounting firm for 2023.
3.	To conduct a non-binding advisory vote on the compensation of ITT’s named executive officers.
4.	To conduct a non-binding advisory vote to determine whether future shareholder advisory votes on the compensation of the Company’s named executive officers should occur every one, two or three years.
5.	To vote on a proposal to approve the adoption of the Company’s employee stock purchase plan, a copy of which can be found in Appendix B of the attached Proxy Statement.
6.	To vote on a shareholder proposal regarding special meetings of shareholders, if properly presented at the Annual Meeting.
7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

WHO CAN VOTE, RECORD DATE

Holders of record of ITT common stock at the close of business on March 13, 2023 are entitled to vote at the 2024 annual meeting of shareholders (“Annual Meeting”) and any adjournment or postponement thereof.

MAILING OR AVAILABILITY DATE

Beginning on or about March 28, 2023, this Notice of 2023 Annual Meeting of Shareholders and the attached Proxy Statement are being mailed or made available, as the case may be, to shareholders of record as of March 13, 2023.

ADMISSION TO THE ANNUAL MEETING

We have determined the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. We believe the virtual meeting format affords our shareholders an opportunity for meaningful participation. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the Internet.

ABOUT PROXY VOTING

It is important your shares be represented and voted at the Annual Meeting. If you are a registered shareholder, you may vote online at www.proxyvote.com, by telephone or by mailing a proxy card. You may also vote online during the virtual Annual Meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form they provide. See details under “How do I vote?” under “Information about the Proxy Statement and Voting.” We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,

KRISTEN PROHL

Corporate Secretary

March 28, 2023

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

ONLINE	BY PHONE	BY MAIL	DURING THE ANNUAL MEETING
www.proxyvote.com	1-800-690-6903	Sign, date and return your proxy card in the enclosed prepaid envelope	Go to www.virtualshareholdermeeting.com/ITT2023
Vote must be received by 11:59 p.m. Eastern Time on May 9, 2023	Vote must be received by 11:59 p.m. Eastern Time on May 9, 2023	Vote must be received by 8:00 a.m. Eastern Time on May 10, 2023	Vote must be submitted by the close of polls during the Annual Meeting
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
ITT Inc.’s Annual Meeting of Shareholders to be held on Wednesday, May 10, 2023, at 9:00 a.m. Eastern Time
The Proxy Statement and 2022 Annual Report to Shareholders are available online at www.proxyvote.com

ITT INC. | 2023 PROXY STATEMENT v

PROXY STATEMENT EXECUTIVE SUMMARY

This summary highlights selected information in this Proxy Statement for the 2023 annual meeting of shareholders (the “Annual Meeting”) of ITT Inc., an Indiana corporation (“ITT” or the “Company”). It does not contain all information you should consider in making a voting decision. Please review the entire document before voting.

ANNUAL MEETING LOGISTICS

Date	May 10, 2023
Time	9:00 a.m. Eastern Time
Location	Virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2023

VOTING ITEMS

ITT Proposals		Board Voting Recommendation	Further Information (page)
1.	To elect the eight nominees named in the Proxy Statement to ITT’s Board of Directors	FOR each nominee	28
2.	To ratify the appointment of Deloitte & Touche LLP as ITT’s independent registered public accounting firm for 2023	FOR	34
3.	To conduct a non-binding advisory vote on the compensation of ITT’s named executive officers	FOR	39
4.	To conduct a non-binding advisory vote to determine whether future shareholder advisory votes on the compensation of the Company’s named executive officers should occur every one, two or three years	ONE YEAR	73
5.	To vote on a proposal to approve the adoption of the Company’s employee stock purchase plan, a copy of which is attached to this proxy statement as Appendix B	FOR	74
Shareholder Proposal
6.	To vote on a shareholder proposal regarding special meetings of shareholders	AGAINST	77

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 13, 2023. Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

ONLINE	BY PHONE	BY MAIL	DURING THE ANNUAL MEETING
www.proxyvote.com	1-800-690-6903	Sign, date and return your proxy card in the enclosed prepaid envelope	Go to www.virtualshareholdermeeting.com/ ITT2023
Vote must be received by 11:59 p.m. Eastern Time on May 9, 2023	Vote must be received by 11:59 p.m. Eastern Time on May 9, 2023	Vote must be received by 8:00 a.m. Eastern Time on May 10, 2023	Vote must be submitted by the close of polls during the Annual Meeting

ITT INC. | 2023 PROXY STATEMENT 1

PROXY STATEMENT EXECUTIVE SUMMARY
ABOUT ITT

ABOUT ITT

ITT is a diversified manufacturer of highly engineered critical components and customized technology solutions primarily for the transportation, industrial and energy markets. We manufacture components integral to the operation of equipment, systems and manufacturing processes in these key markets.

Our products provide enabling functionality for applications where reliability and performance are critically important to our customers and the users of their products. We operate through three primary segments: Motion Technologies (“MT”), Industrial Process (“IP”) and Connect & Control Technologies (“CCT”).

2022 COMPANY SNAPSHOT

■	Approx. $3 billion of sales across approx. 125 countries
■	Global presence with 67% of revenue outside the U.S.
■	Approx. 10,300 employees in 38 countries
■	Balanced and diversified portfolio

2022 REVENUE COMPOSITION

2022 FINANCIAL HIGHLIGHTS

During 2022, ITT delivered strong results with record performances in organic revenue and adjusted earnings per share. Demand for ITT products and services was strong across most end markets, which drove robust orders and revenue growth in all three business segments. We executed pricing realization and productivity to drive profitable growth and margin expansion in a challenging macroeconomic environment, delivering a record segment operating margin in the fourth quarter. We also strategically deployed capital toward organic growth investments, acquisitions, ITT Ventures investments, dividend payments and share repurchases. We delivered these results while overcoming headwinds related to the war in Ukraine, a stronger U.S. dollar, global supply chain disruptions, continued high-cost inflation, an energy crisis in Europe and rolling lockdowns and rising infection rates in China related to COVID-19. The below table provides a summary of our financial performance for 2022 as well as comparisons to 2021.

SUMMARY OF KEY PERFORMANCE INDICATORS FOR 2022

REVENUE	OPERATING INCOME AND MARGIN	EARNINGS PER SHARE	OPERATING AND FREE CASH FLOW

Table reflects GAAP figures, other than Free Cash Flow

2 ITT INC. | 2023 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY
2022 FINANCIAL HIGHLIGHTS

NON-GAAP DISCLOSURES

Organic revenue, organic orders, adjusted operating income, adjusted EPS, adjusted segment operating income and free cash flow are financial measures not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which are referred to as non-GAAP financial measures.

Please refer to Appendix A for the definition of these non-GAAP financial measures, the reasons why we use these measures and for reconciliations to the most directly comparable measures calculated in accordance with GAAP.

2022 FINANCIAL PERFORMANCE

■	Orders grew 13% organically, leading to an ending backlog of over $1.1 billion. This was driven by growth in projects and short-cycle products and services in IP, and growth in connectors and aerospace and industrial components in CCT.
■	Revenue grew 12% organically, driven by connector share gains and aerospace components growth in CCT, short-cycle demand and project activity in IP, and global original equipment (“OE”) share gains in Motion Technologies’ Friction business. We made significant progress in deployment of our value-based pricing strategy to partially mitigate over $215 million of cost pressures.
■	Adjusted segment operating income increased 8% driven by higher sales volumes, pricing recovery, and shop floor and sourcing productivity, partially offset by material, energy and labor inflation, supply chain disruptions and strategic growth investments.
■	Adjusted earnings per share increased 10% due to higher segment operating income, including earnings from the acquisition of specialty valves manufacturer, Habonim Industrial Valves and Actuators Ltd. (“Habonim”), in April 2022, and a 3% share count reduction from share repurchase activity, partially offset by unfavorable foreign currency impacts, the loss of business in Russia due to the war in Ukraine and higher interest expense driven by outstanding commercial paper balances related to capital deployment initiatives.

CAPITAL DEPLOYMENT

In 2022, we deployed over $600 million of capital, equivalent to 3.5 times our free cash flow. We invested over 3% of sales in each of the past four years in research and development activities, and increased capital expenditures by 18% in 2022, including for green capital expenditures on sustainability advancements. We acquired Habonim to expand IP’s valves portfolio, and funded growth investments in emerging technologies through ITT Ventures. We repurchased over 3 million shares of common stock for over $250 million and paid out $88 million in dividends to our shareholders. Our dividends declared in 2022 of $1.06 per share represented a 20% increase over the dividends per share declared in 2021.

SHAREHOLDER VALUE CREATION

ITT’s total shareholder return (“TSR”) was negative in 2022 due to a combination of automotive supply chain constraints, including a global chip shortage, the war in Ukraine and investor concerns surrounding an economic recession in

Europe. However, for the 5-year period, we continued to outpace the S&P 400 and S&P 500 indices by over 2,300 basis points and 400 basis points, respectively, demonstrating the strength and diversity of our business.

ITT INC. | 2023 PROXY STATEMENT 3

PROXY STATEMENT EXECUTIVE SUMMARY
2022 FINANCIAL HIGHLIGHTS

TOTAL SHAREHOLDER RETURN TO DECEMBER 31, 2022

1-Year TSR	3-Year TSR	5-Year TSR

(TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends are reinvested at the time they are paid.)

4 ITT INC. | 2023 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY
2022 BUSINESS PRIORITIES

2022 BUSINESS PRIORITIES

At ITT, we focus on four key priorities to guide our day-to-day work, which we believe will drive sustainable performance over the long term.

Customer centricity describes the ways we engage with our customers and is key to our long-term growth. Our teams live by this principle every day. We work closely with our customers to address their needs through superior quality, on-time delivery, innovation and the development of new technologies. This affords us exceptional customer intimacy and drives high customer retention rates. Our Friction business in Motion Technologies demonstrates this through its annual outperformance of volume of brake pads sold compared to global auto OE production, which has been approximately 800 to 900 basis points, on average, per year since 2012. We are seeing the benefits of this in market share gains in electric vehicles, pumps, connectors and rail.

Operational excellence enables continuous supply chain improvement and manufacturing efficiency, which drives our cost competitiveness. Operational excellence is fueled by the resilience of our business and our people, which we demonstrated throughout 2021 and 2022 amidst unprecedented inflation and global supply chain disruptions. In 2022, we overcame more than $215 million of cost inflation through pricing recovery, productivity actions, and strong cost controls to maintain our operating margin despite significant macroeconomic headwinds. Furthermore, our Friction business maintained near 100% on-time delivery despite the global supply chain disruptions, labor and parts shortages, and rolling COVID-19 lockdowns and rising infection rates in China. We did this while funding new research and development to drive the next generation of impactful technologies across our businesses.

We accelerated the pace of capital deployment broadly in 2022. Capital expenditures increased 18% in 2022, including approximately $10 million of investments toward green capex projects to advance our sustainability journey and improve our carbon footprint. In April 2022, we acquired Habonim, a specialty valves manufacturer that designs and manufactures valve technologies for the gas distribution (including liquified natural gas), biotech and harsh application service sector. We also completed three ITT Ventures investments in emerging technologies to drive further innovation. After increases of 15% and 30% in 2020 and 2021, we increased our dividend by 20% in 2022 and by another 10% in 2023. Finally, we repurchased over $250 million of ITT shares, which reduced our share count by approximately 3%. In total, we deployed over $600 million of capital in 2022, nearly 3.5 times our annual free cash flow.

Lastly, we have an ever-increasing focus on sustainability and innovation and continue to make progress across our ESG priorities. In 2022, we launched ITT’s first-ever GHG emissions reduction target and DEI goals in addition to maintaining our shareholder friendly governance practices. We drove significant reductions in emissions compared to 2019, made significant progress on safety metrics and have demonstrated a commitment to diversity in our leadership ranks and on our Board. Further, we continue to develop innovative products and new environmentally-friendly technologies across our varied portfolio to ensure we achieve our sustainability targets and help our customers meet theirs.

2022 SUSTAINABILITY HIGHLIGHTS

ITT is engineering a more sustainable future for our employees, our customers and our shareholders. Our sustainability strategy is firmly integrated into our business. We are developing innovative products that help our customers reduce their emissions and achieve their sustainability goals and we are investing in technologies to reduce our carbon emissions, waste and water usage. The following examples highlight how our ESG strategy is present in our daily operations and the commitments we made in 2022:

■	We committed to reducing our Scope 1 and Scope 2 greenhouse gas emissions by 10% by the end of 2026 against a 2021 baseline.
■	We established DEI goals which include filling 25% of our leadership roles globally with women, 15% of U.S.-based leadership roles with Black and Hispanic talent and tripling our philanthropic efforts to empower and serve underrepresented communities by the end of 2026.
■	Over 12% of revenue came from our electric and emissions-reducing products.
■	We committed to allocate up to 10% of our annual capital expenditures towards initiatives to drive energy efficiency, reduce water consumption and lessen carbon emissions in our operations, with nearly $7 million invested in solar panel installations at some of our facilities, including in Barge, Italy, Oud-Beijerland, Netherlands and Nogales, Mexico.
■	We are leading the way in the transition to cleaner and safer brake pad technologies, including our copper-free brake pad formulations for automotive OE customers. Today, our copper-free brake pad production comprises over 60% of our total OE volume.
■	We developed our Reduce—Avoid—Offset framework to substantially reduce our GHG emissions.

ITT INC. | 2023 PROXY STATEMENT 5

PROXY STATEMENT EXECUTIVE SUMMARY
SNAPSHOT OF 2023 DIRECTOR NOMINEES

SNAPSHOT OF 2023 DIRECTOR NOMINEES

Our director nominees possess diverse and complementary qualifications and have the skills and attributes necessary for a well-functioning, highly-qualified and independent Board of Directors (“Board”). The information below provides highlights of our directors’ roles and characteristics:

DIRECTOR SNAPSHOT
					Board Committees
Name	Age	Director Since	Other Public Company Boards	Position	Audit	Compensation and Human Capital*	Nominating and Governance
Donald DeFosset, Jr.	74	2011	1	Former Chairman, President & CEO of Walter Industries, Inc.
Nicholas C. Fanandakis	66	2016	2	Former Executive Vice President of DuPont de Nemours, Inc.
Richard P. Lavin	71	2013	1	Former President & CEO of Commercial Vehicle Group, Inc.
Rebecca A. McDonald	70	2013	0	Former CEO of Laurus Energy, Inc.
Timothy H. Powers non-executive Chairman	74	2015	0	Former Chairman, President & CEO of Hubbell Incorporated		t	t
Luca Savi	57	2019	1	CEO & President of ITT Inc.
Cheryl L. Shavers	69	2018	1	Chair & CEO of Global Smarts, Inc.
Sabrina Soussan	53	2018	0	CEO and Chair of Suez Group
Chair
t	Mr. Powers, as independent chair, is an ex-officio, non-voting member of all Board committees other than the Audit Committee, which he chairs
Committee Member
*	Geraud Darnis is the current chair of the Compensation and Human Capital Committee but has elected not to stand for re-election at the Annual Meeting

6 ITT INC. | 2023 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to robust governance practices that protect the long-term interests of our shareholders and establish strong Board and management accountability. The “Corporate Governance and Related Matters” section beginning on page 9 describes our governance framework. We have adopted key corporate governance best practices, including:

WHAT WE DO
Independent Chairman of the Board	Annual Board and committee evaluation and self-assessments
Independent, diverse and qualified Board	Active Board refreshment
Annual election of directors	Director skill sets aligned with corporate strategy
Majority voting for uncontested director elections	Limit on outside directorships
Regular executive sessions of the Board and its committees	Meaningful stock ownership guidelines for directors and executive officers
Proxy access right	Formal director orientation and continuing education programs
Shareholder right to call special meetings at 25% threshold	Proactive engagement with shareholders
A policy prohibiting hedging and pledging of the Company’s securities	Directors may not stand for reelection after the year in which they turn 75

SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS

Fall 2022 Shareholder Engagement Outreach Efforts

Number of Shareholders Contacted:	Percent of Outstanding Shares Contacted:	Percent of Outstanding Shares Engaged:
29	~70%	~32%

Fostering long-term relationships with our shareholders remains a priority for the Board. We have developed a robust engagement program that ensures an active, year-round, open dialogue with shareholders and other stakeholders. In 2022, we continued our robust fall shareholder engagement process, contacting shareholders representing approximately 70% of ITT’s outstanding shares, and engaging with shareholders representing approximately 32% of outstanding shares. In addition, we conducted outreach to the two leading proxy advisory firms, who declined to engage. The feedback we received was shared with the Board and members of senior management.

Key discussion topics from these conversations included our newly released 2022 Sustainability Report and ESG targets and initiatives, including our sustainable product portfolio and GHG emissions reduction target and DEI goals. Discussions also covered our corporate governance and executive compensation practices as well as Board oversight of key topics such as sustainability, human capital management and DEI. In the spring, we conduct follow up conversations with shareholders to address important annual meeting matters, as needed.

These conversations continue to inform the Board’s actions, including our approach to Board refreshment and diversity, our executive compensation practices, and our disclosure relating to ESG topics. For example, numerous elements of the disclosure in our 2022 Sustainability Report, particularly regarding how our ESG practices relate to our strategy and the setting of our GHG emissions target and DEI goals, were informed by our prior discussions with investors. These meetings strengthen ITT’s relationships with our shareholders and reinforce our commitment to be responsive to shareholder feedback.

ITT INC. | 2023 PROXY STATEMENT 7

PROXY STATEMENT EXECUTIVE SUMMARY
EXECUTIVE COMPENSATION HIGHLIGHTS

EXECUTIVE COMPENSATION HIGHLIGHTS

The Compensation and Human Capital Committee continues to firmly believe in pay-for-performance and has structured the executive compensation program to align our executives’ interests with the long-term interests of our shareholders. The Compensation and Human Capital Committee also regularly incorporates feedback from shareholders when structuring the executive compensation program.

Our Chief Executive Officer (“CEO”) and other named executive officers (the “Named Executive Officers” or “NEOs”) have a significant amount of their target pay tied to our Annual Incentive Plan (“AIP”) and long-term incentives (“LTI”), which are at-risk and dependent on ITT’s financial performance and stock price.

2022 CEO TARGET PAY	OTHER NEO AVERAGE TARGET PAY

Despite the challenging business conditions that resulted from ongoing inflationary market conditions, supply chain disruptions and the loss of business in Russia, ITT delivered record organic revenue and record adjusted EPS. Although our performance in 2022 was strong, our 2022 financial goals were aggressive, and as a result, the 2022 CEO AIP payout was less than target at 92%. Our PSU payout is based on three-year performance (2020-2022) of ITT’s relative total shareholder return (“TSR”) and Return on Invested Capital (“ROIC”). Our three-year ROIC results were negatively impacted by the economic downturn from the COVID-19 pandemic and our relative TSR results were slightly above threshold which resulted in a 2020 PSU payout that was less than target at 51%.

2022 CEO AIP PAYOUT	2020 PSU PAYOUT

8 ITT INC. | 2023 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

INTRODUCTION

Our robust corporate governance and ethical conduct standards are critical to our ability to maintain full compliance with the laws, rules and regulations that govern our business and report results with accuracy and transparency. We monitor developments in the area of corporate governance, consider the feedback of our shareholders, and review our processes and procedures in light of this input. We also review federal and state laws affecting corporate governance, as well as rules and requirements of the New York Stock Exchange (the “NYSE”). We implement other corporate governance practices we believe are in the best interests of the Company and its shareholders.

We also understand that corporate governance practices evolve over time, and we seek to maintain practices that provide the right framework for our operations, that are of value to our shareholders and that positively aid in the governance of the Company.

The following sections provide an overview of ITT’s corporate governance structure and processes, including our leadership structure and certain responsibilities and activities of the Board and its committees.

ITT’s key governance documents, including our Corporate Governance Principles, our Code of Conduct and the charters for the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee, are available on our website at www.investors.itt.com/investors/ governance. We have included our website addresses only as inactive textual references and do not intend them to be active links to our website. Our website is not incorporated into or a part of this Proxy Statement. Shareholders may also obtain copies of these documents free of charge by sending a written request to ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902.

CORPORATE GOVERNANCE PRINCIPLES

The Board has adopted Corporate Governance Principles (the “Principles”), as a framework for the operations of the Board and its committees and to guide the Board and ITT’s leadership team in the execution of their respective responsibilities. The Nominating and Governance Committee is responsible for overseeing the Principles. The Nominating and Governance Committee reviews the Principles at least annually and makes recommendations to the Board for updates in response to changing regulatory requirements, issues raised by shareholders or other stakeholders or otherwise as circumstances warrant. The Board may amend, waive, suspend or repeal any of the Principles at any time, with or without public notice, as it determines necessary or appropriate in the exercise of its judgment or fiduciary duties. As noted above, we have posted the Principles on our website at: www.investors.itt.com/investors/governance. The Principles include the following items concerning the Board which we believe constitute best practices in corporate governance and help promote the efficient and effective operations of the Board:

■	directors must be able to devote the requisite time for preparation and attendance at regularly scheduled

Board and committee meetings, as well as be able to participate in other matters necessary for good corporate governance;

■	non-employee directors are limited to service on four public company boards (including the ITT Board). If the director serves as an active CEO of a public company, the director is limited to service on two public company boards (including the ITT Board) in addition to service on his or her own board;
■	no director may stand for re-election after the year in which they turn 75;
■	the CEO is limited to service on one public company board (in addition to service on the ITT Board);
■	the CEO reports at least annually to the Board on succession planning and management development;
■	the Board evaluates the performance of the CEO and other senior management personnel at least annually; and
■	the Board maintains a process whereby the Board and its committees are subject to annual evaluation and self-assessment.

ITT INC. | 2023 PROXY STATEMENT 9

CORPORATE GOVERNANCE AND RELATED MATTERS
OUR BOARD LEADERSHIP STRUCTURE

OUR BOARD LEADERSHIP STRUCTURE

Timothy H. Powers is the independent Chairman of the Board as of March 17, 2023 and Luca Savi is our CEO and President. Notwithstanding the separation of these roles since 2011, the Board does not have a formal policy with respect to the separation of the positions of Chairman and CEO. The Board regularly reviews its leadership structure, taking into account many factors including the individuals involved, the culture and performance of the Company, the needs of the business, fulfillment of the duties of the Board, corporate governance best practices and the best interests of shareholders.

Although the Board may determine to combine the roles of Chairman and CEO in the future, the Board continues to believe that having separate individuals holding the Chairman and CEO positions is the right leadership structure for the Company. This structure allows our CEO to focus on the operations of our business while allowing our independent Chairman to focus on leading the Board in its responsibilities.

Our Chairman’s responsibilities include:

■	presiding over Board meetings;
■	providing senior management with feedback from executive sessions as appropriate;
■	supervising the self-evaluations of the directors in coordination with the Nominating and Governance Committee; and
■	serving as an ex-officio, non-voting member for all Board committees (Mr. Powers also serves as Chair of the Audit Committee).

Our Chairman also generally serves as Chairman for our annual meeting of shareholders.

THE BOARD’S ROLE IN LEADERSHIP SUCCESSION PLANNING

The Board is actively engaged in our talent management program. The Compensation and Human Capital Committee oversees the process for succession planning for the CEO and other senior executives and updates the full Board in its executive sessions. The Board holds a formal succession planning and talent review session each fall. These sessions include the identification and development of internal candidates and assessment of key capabilities, desired leadership skills, and the ability to influence our business and strategic direction consistent with our core values. As part of the succession planning process, the CEO, working with the Board, also reviews and maintains an emergency succession plan for the position of CEO.

Directors interact with ITT leaders through Board presentations and discussions, as well as through informal events and interactions throughout the year such as lunch, dinner, and planned small group and one-on-one sessions.

BOARD AND COMMITTEE STRUCTURE

BOARD AND COMMITTEE MEETINGS AND MEMBERSHIP

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Under the Principles, directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference, although in-person attendance at regularly scheduled meetings is strongly encouraged. The Board held 12 meetings during the 2022 fiscal year, and there were 17 committee meetings. All directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served. It is Company practice that all directors attend our annual meetings. All directors who were on the Board at that time attended our 2022 annual meeting of shareholders.

10 ITT INC. | 2023 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS
BOARD AND COMMITTEE STRUCTURE

The Board has an Audit Committee, a Compensation and Human Capital Committee, and a Nominating and Governance Committee. The following table summarizes the current Board committee membership of each director:

Name	Audit	Compensation and Human Capital	Nominating and Governance
Geraud Darnis*	✓
Donald DeFosset, Jr.	✓
Nicholas C. Fanandakis	✓	✓
Richard P. Lavin	✓		✓
Rebecca A. McDonald		✓	✓
Timothy H. Powers		t	t
Luca Savi
Cheryl L. Shavers		✓	✓
Sabrina Soussan	✓		✓
Number of Meetings in 2022:	9	4	4
Chair
t	Mr. Powers, as independent chair, is an ex-officio, non-voting member for all Board committees other than the Audit Committee, which he chairs
✓	Committee member
*	Mr. Darnis is not standing for re-election at the Annual Meeting

OVERVIEW OF COMMITTEES

The charters of each of the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee conform to the applicable NYSE listing standards, including that all members of each such committee are independent, and each committee reviews its charter at least annually and as regulatory developments and business circumstances warrant.

Each of the committees considers revisions to its respective charter from time to time to reflect evolving best practices. The descriptions below of the roles and responsibilities of each of the committees of the Board are qualified by reference to the complete committee charters, which are available on our website at www.investors.itt.com/investors/governance.

ITT INC. | 2023 PROXY STATEMENT 11

CORPORATE GOVERNANCE AND RELATED MATTERS
BOARD AND COMMITTEE STRUCTURE

AUDIT COMMITTEE

Attendance	Responsibilities
Meetings Held in 2022: 9 Committee Members Timothy H. Powers (Chair) Geraud Darnis Donald DeFosset, Jr. Nicholas C. Fanandakis Richard P. Lavin Sabrina Soussan

Purpose: assist the Board in fulfilling its responsibility to oversee management’s conduct of the financial reporting process.

The Audit Committee is primarily responsible for:

■

reviewing and discussing with management and the independent auditor the annual audited and quarterly unaudited financial statements and approving those financial statements for inclusion in the Company’s public filings;

■

reviewing and overseeing the Company’s selection and application of accounting principles and matters relating to the Company’s internal controls and disclosure controls and procedures;

■

overseeing the Company’s compliance with legal and regulatory requirements, including reviewing the effect of regulatory and accounting initiatives on the Company’s financial statements;

■

overseeing the structure and scope of the Company’s internal audit function; and

■

overseeing the Company’s policies on risk assessment and management.

The Audit Committee is also directly responsible for the selection and oversight of the Company’s independent registered public accounting firm, including determining the firm’s qualifications, independence, scope of responsibility and compensation.

Audit Committee Report, Page 37

The Audit Committee has established policies and procedures for the pre-approval of all services by our independent registered public accounting firm. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received regarding accounting, internal controls and auditing matters. Additional details on the role of the Audit Committee may be found in “Ratification of the Independent Registered Public Accounting Firm (Proxy Item No. 2)” later in this Proxy Statement.

The Board has determined that each member of the Audit Committee is financially literate and independent, as defined by the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE’s listing standard, as well as independent under the Principles. The Board has identified each of Messrs. DeFosset, Fanandakis and Powers as Audit Committee financial experts. The Board has evaluated the performance of the Audit Committee in compliance with regulatory requirements.

12 ITT INC. | 2023 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS
BOARD AND COMMITTEE STRUCTURE

COMPENSATION AND HUMAN CAPITAL COMMITTEE

Attendance	Responsibilities
Meetings Held in 2022: 4 Committee Members Geraud Darnis (Chair) Nicholas C. Fanandakis Rebecca A. McDonald Cheryl L. Shavers

Purpose: provide oversight of the compensation, benefits and human capital management programs provided to employees of the Company.

The Compensation and Human Capital Committee evaluates and approves the compensation plans, policies and programs for the CEO and the other executive officers of ITT, and approves awards under the Company’s equity incentive plans. Its responsibilities also include:

■

setting annual performance goals and objectives with respect to the CEO;

■

approving annual performance objectives, reviewing performance and approving individual compensation actions for the other executive officers;

■

reviewing and discussing the Company’s talent review and development process, succession planning process for executive officers (including the CEO) and other critical senior management roles;

■

providing oversight of the Company’s human capital management programs, including DEI programs and management development; and

■

approving the Compensation Discussion and Analysis included in the Company’s annual proxy statement.

Compensation and Human Capital Committee Report, Page 70

The Board has determined each member of the Compensation and Human Capital Committee is independent, as defined by the rules of the SEC and the NYSE’s listing standard, as well as independent under the Principles and Section 2.10 of the Company’s Amended and Restated By-laws (the “By-laws”). In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”). The Board has evaluated the performance of the Compensation and Human Capital Committee in compliance with regulatory requirements.

NOMINATING AND GOVERNANCE COMMITTEE

Attendance	Responsibilities
Meetings Held in 2022: 4 Committee Members Donald DeFosset, Jr. (Chair) Richard P. Lavin Rebecca A. McDonald Cheryl L. Shavers Sabrina Soussan

Purpose: ensure the Board is appropriately constituted to meet its fiduciary obligations to shareholders of the Company.

The Nominating and Governance Committee oversees the practices, policies and procedures of the Board and its committees. Responsibilities also include:

■

evaluating the size, composition, governance and structure of the Board and the qualifications, compensation and retirement age of directors;

■

identifying, evaluating and proposing nominees for election to the Board;

■

considering the independence and possible conflicts of interest of directors and executive officers and ensuring compliance with applicable laws and NYSE listing standards; and

■

overseeing the Company’s overall enterprise risk management program.

The Nominating and Governance Committee is also charged with:

■

overseeing the self-evaluations of the Board and its committees;

■

reviewing the Principles;

■

reviewing material related party transactions in accordance with our Related Party Transactions Policy;

■

monitoring our directors’ outside engagements and administering our director resignation procedures when there is a change in a director’s employment status; and

■

evaluating the compensation program for the non-management directors.

The Committee also maintains oversight on the Company’s sustainability initiatives and on activities involving community relations and philanthropy.

ITT INC. | 2023 PROXY STATEMENT 13

CORPORATE GOVERNANCE AND RELATED MATTERS
BOARD AND COMMITTEE STRUCTURE

The Board has determined each member of the Nominating and Governance Committee is independent, as defined by the rules of the SEC and the NYSE’s listing standard, as well as independent under the Principles. The Board has evaluated the performance of the Nominating and Governance Committee in compliance with regulatory requirements.

As stated above, the Nominating and Governance Committee evaluates the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation. The Nominating and Governance Committee has retained Pay Governance LLC (“Pay Governance”) as an independent consultant for this purpose.

Pay Governance’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Nominating and Governance Committee regarding the components and levels of non-management director compensation. The Nominating and Governance Committee is not aware of any conflict of interest on the part of Pay Governance arising from these services or any other factor that would impair Pay Governance’s independence. Executive officers do not play any role in either determining or recommending non-management director compensation.

EXECUTIVE SESSIONS OF DIRECTORS

Agendas for meetings of the Board include regularly scheduled executive sessions led by the Board’s non-executive Chairman for the independent directors to meet without management present. Board members have access to our employees outside of Board meetings, and the Board encourages directors to visit different Company sites and events periodically and meet with local management at those sites and events, either as part of a regularly scheduled Board meeting or otherwise.

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CORPORATE GOVERNANCE AND RELATED MATTERS
BOARD AND COMMITTEE ROLES IN OVERSIGHT OF RISK

BOARD AND COMMITTEE ROLES IN OVERSIGHT OF RISK

BOARD

The Board is charged with oversight of the Company’s risk management policies and practices with the objective of ensuring appropriate risk management systems are employed throughout the Company. ITT faces a broad array of risks, including market, operational, strategic, legal, political, international and financial risks. The Board monitors overall corporate performance, the integrity of the Company’s financial controls and the effectiveness of its legal compliance and enterprise risk management programs, risk governance practices and risk mitigation efforts. The Board receives reports from management on risk matters in the context of the Company’s annual strategy session and strategic planning reviews, the annual operating plan, budget reviews and business reports, and other updates provided at Board meetings. Depending on subject matter and time allocation considerations, the Board may choose to maintain direct oversight responsibility for certain material risks or assign oversight to a Board Committee.

Audit Committee	Compensation and Human Capital Committee	Nominating and Governance Committee
Oversees policies on risk assessment and management, and oversees risks related to the Company’s financial statements, the financial reporting process, accounting matters and other areas of significant financial risk. Assesses risks related to legal and regulatory matters that may have a material impact on the Company’s financial statements.	Oversees risks related to compensation-related matters, management succession planning, human capital management and corporate culture.	Oversees overall risk management program. Also evaluates risks in connection with the Company’s corporate governance structures and processes and risks related to other primarily non-financial matters (for example, business continuity planning and sustainability).

MANAGEMENT

The Company’s internal audit function has primary oversight responsibilities over risk management and engages with other members of management, including our chief compliance officer, who oversees compliance with Company policies and procedures, to monitor and analyze various risks. On a regular basis, the Board and its committees engage with our senior management, our head of internal audit, our chief compliance officer, and other members of management on risk management as part of broad strategic and operational discussions which encompass interrelated risks, as well as on a risk-by-risk basis. Each Board committee also receives regular reports from management within the relevant expertise of that committee. For example, the Compensation and Human Capital Committee reviews and assesses compensation and incentive program risks to ensure the Company’s compensation programs encourage innovation and balance appropriate business risks and rewards without encouraging risk-taking behaviors that may have a material adverse effect on the Company, and it receives an annual report from management evaluating these risks. The Board and each committee meets in executive sessions and with key management personnel and outside advisors when deemed necessary.

ENTERPRISE RISK MANAGEMENT PROGRAM

Our management team has implemented an enterprise risk management (“ERM”) program designed to work across the organization to identify, assess, monitor, and communicate the company’s strategic, operational, financial, compliance, legal and reputational risks. The ERM program provides enterprise-wide insight into individual risks and the net risk ITT faces and synthesizes this input to create a dynamic register of risks. The business actively manages these risks as part of standard operating procedure, and not as a separate academic exercise. A Steering Committee, chaired by ITT’s Chief Financial Officer who serves as a liaison to our executive leadership team, leads our ERM program. Risk leaders are assigned to each enterprise risk and are responsible for monitoring the execution of mitigation strategies. ITT’s Nominating and Governance Committee and Audit Committee receive a formal ERM update at least annually; additionally, our full Board receives reports as needed.

ITT INC. | 2023 PROXY STATEMENT 15

CORPORATE GOVERNANCE AND RELATED MATTERS
BOARD AND COMMITTEE EVALUATION PROCESS

BOARD AND COMMITTEE EVALUATION PROCESS

The Board believes that self-evaluations of the Board, the committees and individual directors are important elements of corporate governance and essential to ensuring the effective functioning of our Board. Under the Principles, the Board maintains formal mechanisms to annually assess its performance and that of its committees and individual directors. Annually, our Board evaluates its performance and each committee evaluates its own performance. In 2022, the Board engaged an independent third party to conduct the Board, committee and individual director self-assessments in recognition of best governance practices that contemplate a facilitated review from time-to-time.

As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, diversity and backgrounds. As set forth in its charter, the Nominating and Governance Committee oversees the Board and committee evaluation process. Annually, the Nominating and Governance Committee reviews the process and considers whether to recommend changes for future years. Results of the assessment will also be used in evaluating skills and attributes desired in potential director candidates.

TOPICS CONSIDERED DURING THE BOARD AND COMMITTEE FACILITATED SELF-ASSESSMENTS INCLUDED:

Board and Committee Functionality		Board Effectiveness		Committee Effectiveness
■	Board and committee composition, including size, diversity, mix of director skills and experience and ideas for refreshment	■	Areas of strength and areas of improvement for greater effectiveness	■	Effectiveness of committee composition, including whether the number and types of committees is adequate
■	Level of involvement and fulfillment of oversight responsibilities	■	Best practices of other boards and other favorable experiences of board effectiveness	■	The composition of directors
■	Board and committee purpose and appropriate key areas of focus	■	Individual director assessments	■	Committee reporting to the full Board
■	Conduct of meetings, including encouragement of and time allocated for candid dialogue			■	Effectiveness of committee chairs
■	Effectiveness of Board Chairman

The Company’s Corporate Secretary assisted the third-party facilitator with the administration of this year’s Board self-assessment. The facilitator met individually with each director and then aggregated and summarized all of the directors’ feedback, highlighting comments and year-over-year trends. Responses were not attributed to specific Board or committee members to promote candor and preserve confidentiality. The summaries were shared with the Board and committee members in an executive session to inform their review and discussion. The third-party facilitator, with the support of the Chair of the Nominating and Governance Committee, led a discussion of the Board and committee results. In addition, the Chairman and the third-party facilitator met with each director to provide additional feedback on individual director assessments, including effectiveness of serving as a committee chair, if applicable. As a result of these discussions, an action plan was created and practices were updated based on the self-assessment observations and suggestions.

In addition to the in-person review of the results of the Board and committee self-assessments, at least once per year our independent Chairman has individual one-on-one discussions with each director to elicit any further information about his/ her views on the functioning of the Board and its committees. Feedback from those discussions is also incorporated into the overall action plan. Examples of changes made in response to the self-assessment process over the last several years include:

■	prioritizing diversity during director refreshment;
■	increased Board exposure both formally and informally to key executives;
■	additional reserved time for “Board only” discussions to continue to foster openness and cohesiveness among the Board; and
■	a coordinated director education schedule to provide additional education on relevant topics as part of regularly scheduled meetings.

The results of the self-assessment process in 2022 confirmed the Board’s belief that the Board and its committees are currently operating effectively.

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CORPORATE GOVERNANCE AND RELATED MATTERS
SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS

SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS

Fostering long-term relationships with our shareholders remains a priority for the Board. We proactively engage directly with our shareholders throughout the year to gather useful feedback on a wide variety of topics, including corporate governance, executive compensation, sustainability practices, strategic priorities and financial performance. We have generally received positive feedback regarding our corporate governance, including our Board leadership and the composition of our Board, our human capital management practices and policy, and our sustainability efforts. Shareholder feedback continues to inform the information we disclose to the public to help us effectively address shareholder interests and inquiries.

YEAR-ROUND SHAREHOLDER ENGAGEMENT PROGRAM

We have developed a robust engagement program that ensures an active, year-round, open dialogue with shareholders and other stakeholders. These meetings strengthen our relationship with our shareholders and reinforce our commitment to incorporate shareholder feedback into various decisions made by the Board and management.

ITT INC. | 2023 PROXY STATEMENT 17

CORPORATE GOVERNANCE AND RELATED MATTERS
SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS

FALL ENGAGEMENT PROCESS

In 2022, we continued our robust fall shareholder engagement process, contacting shareholders representing approximately 70% of ITT’s outstanding shares, and engaging with shareholders representing approximately 32% of outstanding shares. In addition, we conducted outreach to the two leading proxy advisory firms, who declined to engage. These shareholder engagement efforts are complementary to outreach conducted by members of senior management through ITT’s Investor Relations department as they regularly meet with shareholders and participate in investor conferences.

The feedback we received was shared with the Board and members of senior management and an overview of the specific areas of focus for our shareholders during these meetings is provided in the table below. We believe it is important for the Company to have a direct line of communication with shareholders to allow the Board and management to better assess our policies and practices continually.

Fall 2022 Shareholder Engagement Outreach Efforts

	Number of Shareholders Contacted:		Percent of Outstanding Shares Contacted:		Percent of Outstanding Shares Engaged:
	29		~70%		~32%
Specific Areas of Focus and Feedback
	Corporate Governance		Human Capital Management		Sustainability
	Board Diversity & Refreshment		Diversity, Equity and Inclusion		Sustainability Reporting
■	Discussed the Board refreshment process and how diversity will play into future Board refreshment	■	Discussed the process for setting the DEI goals we disclosed in our 2022 Sustainability Report and the concrete steps we are taking to achieve those goals	■	Shareholders appreciated our establishment of a GHG emissions reduction target and DEI goals
■	Shareholders recognized ITT’s commitment to Board diversity, including gender, race/ethnicity, age, citizenship and professional background	■	Discussed how we are combating attrition, maintaining corporate culture and encouraging employee retention, development and succession, particularly with respect to diverse talent	■	Discussed our process for reducing Scope 1 and 2 emissions, for the reporting of Scope 3 emissions and the challenges of accurately collecting the requisite underlying data
■	Shareholders appreciated disclosure of the individual director skills matrix in the 2022 proxy statement and encouraged disclosure of individual director diversity attributes	■	Discussed our positive relationship with our labor unions	■	Discussed ITT's portfolio of climate-friendly products, including copper-free brake pads, and how we track the impacts of the products we sell

	Governance		Compensation		Board Oversight of ESG
■	Discussed the 2022 shareholder special meeting proposal and the general alignment of the Board's voting recommendation with shareholder voting policies	■	Shareholders encouraged more robust disclosure on how executive compensation ties with progress made toward ESG-related goals	■	Discussed Board and committee oversight of ESG initiatives including oversight over our Environmental Task Force and the ITT Environmental, Safety, Health and Security Council
■	Shareholders appreciated ITT's strong governance practices and the fact that ITT has been an early adopter of many of the most significant governance advances over the past two decades	■	Discussed the new Pay vs. Performance disclosure rule and how investors will use the new information in making investment decisions	■	Discussed the Board's oversight in the establishment of our ESG-related goals and initiatives set out in our 2022 Sustainability Report

18 ITT INC. | 2023 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS
ESG OVERVIEW

RECENT BOARD ACTIONS IN RESPONSE TO INVESTOR FEEDBACK

■	Board Diversity Attributes: In response to requests from shareholders for greater transparency regarding individual Board member diversity attributes, we provided additional disclosure in this Proxy Statement for our 2023 director nominees. See page 26 for more information.
■	Sustainability: We continue to evolve and enhance our sustainability practices and disclosure, taking into account shareholder feedback. Our 2022 Sustainability Report detailed our progress on our ESG initiatives and set a GHG emissions target and DEI goals. We remain committed to progressing our efforts and issuing future sustainability reports outlining our goals and initiatives.

We encourage shareholders to continue to engage with us and let us know their thoughts about ITT or bring matters to our attention. Please feel free to write directly to us at ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may contact any of our directors (including the non-executive Chairman), a committee of the Board, the Board’s non-management directors as a group, or the Board as a whole by writing to them c/o ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary. Communications are distributed to the Board, or to any individual director(s), as appropriate under the facts and circumstances. Junk mail, advertisements, product inquiries or complaints, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or deemed by the Corporate Secretary to be trivial, irrelevant or inappropriate will also not be forwarded. Any non-management director may request any communications that have been excluded be made available.

ESG OVERVIEW

ESG plays an essential role in our business and operating strategies, and we recognize the importance of ESG to our customers, employees, communities and shareholders. Our Board, executive leadership and employees are committed to effectively managing ESG topics. We design our governance policies and processes to provide appropriate oversight of significant ESG issues relevant to ITT. These policies and processes, as well as the most relevant areas of focus given our business and the industries we serve, are informed by proactive engagement with our shareholders as well as other stakeholders, including the Sustainability Accounting Standards Board (“SASB”).

ESG OVERSIGHT

Our Board provides active oversight of the full range of ESG topics. Management works closely with the Board to identify relevant ESG risks and opportunities to enhance our bottom line and deliver long-term financial value to our shareholders. The Nominating and Governance Committee has overall responsibility for sustainability and our other ESG initiatives. In addition, each committee has primary responsibility for oversight of other specific aspects of the Company’s ESG initiatives, as stated in their respective charters.

The Environmental, Safety, Health and Security (“ESH&S”) Council is an internal team of senior executives led by our General Counsel that drives our day-to-day management of ESH&S matters and establishes corporate-wide processes. The ESH&S Council meets monthly and includes our General Counsel, Director of Environmental Affairs and the executive director-level ESH&S leaders embedded in each of our Value Centers. Members of the ESH&S Council provide regular reports to the Board and our committees, including quarterly reports on safety performance to the full Board and an annual review of our environmental affairs provided to our Audit Committee.

Our Environmental Task Force is comprised of leaders in our ESH&S Council, finance, research and development and supply chain management, is led by our Chief Financial Officer and meets monthly to discuss green capex initiatives, establish corporate-wide environmental and sustainability goals and identify sustainability-related opportunities across our Value Centers.

ITT INC. | 2023 PROXY STATEMENT 19

CORPORATE GOVERNANCE AND RELATED MATTERS
ESG OVERVIEW
BOARD OF DIRECTORS

Receives regular reports from management regarding matters related to ESH&S and provides oversight of sustainability and other ESG initiatives primarily through its committees

Audit Committee	Nominating and Governance Committee	Compensation and Human Capital Committee

■

Oversight of environmental liabilities and assets, including the accuracy of budgeting and the forecasting process related to environmental liabilities

■

Oversees and reviews cybersecurity and other information technology risks, controls and procedures

■

Oversees sustainability in general and maintains an informed status on key ESG initiatives, engagement with key stakeholders, non-governmental organizations and ESG rating agencies

■

Receives updates from our investor relations department regarding sustainability initiatives at least annually

■

Oversight in developing and setting the timing of emissions target

■

Oversees human capital management programs, including responsibilities relating to the compensation and benefits of our executive officers, and the recruitment, development and retention of diverse talent necessary to ensure our success

■

Receives regular briefings from our Chief Human Resources Officer regarding diversity, equity and inclusion as well as written reports at least once a quarter

Environmental Task Force	Environmental, Safety, Health & Security Council
Internal team that establishes corporate-wide environmental and sustainability goals and identifies sustainability-related opportunities across our Value Centers	Internal team that drives day-to-day management of ESH&S matters, establishes corporate-wide processes and provides operational execution of the goals and targets set by the Environmental Task Force

ESG HIGHLIGHTS

In November 2022, with the oversight of our Nominating and Governance Committee, we published our 2022 Sustainability Report in which we demonstrated our progress on ESG issues and set out our first-ever GHG emissions reduction target and DEI goals.

Environmental Highlights	■	Committed to reducing our Scope 1 and Scope 2 GHG emissions by 10% by the end of 2026 compared to 2021
	■	Significant reduction of Scope 1 and Scope 2 GHG emissions and waste sent to landfills in 2021 vs. 2019
	■	Committed to allocate up to 10% of our annual capital expenditures toward green initiatives
	■	Over 12% of revenue came from our electric and emissions-reducing products
	■	Developed our Reduce—Avoid—Offset framework to substantially reduce our GHG emissions
Social Highlights	■	Established DEI goals, including filling 25% of our global leadership roles with women and 15% of our U.S. leadership roles with Black and Hispanic talent by the end of 2026
	■	Launched our Service Leadership Day pilot, an initiative that offers employees paid time off to support their local communities through volunteer work
	■	Continued focus on safety with zero severe safety incidents in 2022 compared to three in 2021
	■	Posted our most recent EEO-1 report on our website

20 ITT INC. | 2023 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS
DIRECTOR ORIENTATION AND CONTINUING EDUCATION

HUMAN CAPITAL MANAGEMENT

Our Compensation and Human Capital Committee and full Board provide oversight of our health programs along with human capital management initiatives, including our professional development and approach to DEI. We are focused on occupational health and safety at ITT and our focus on driving proactive, zero-incident workplace cultural behaviors as well as our granular, root-cause approach towards identifying improvement actions permeates our organization and is reflected in the continued progress we are making. In 2022, we had zero severe safety incidents compared to three severe incidents in 2021, 57% of our sites had zero safety incidents and the number of recordable safety incidents declined compared to 2021.

We are also invested in our employees and provide meaningful opportunities to support professional and personal development at ITT. We offer a range of programs to elevate both the technical and leadership skills of our employees and we also facilitate networking programs to enable our employees to grow and thrive. Our development philosophy is built around a “know-do” framework which includes both formal training and experiential learning. Tailored learning programs, coaching and mentoring elevate both technical and other skills (the “know”) while challenging, well-planned work experiences and global assignments prepare ITTers for current and future roles (the “do”). Successful employee development is also supported by thoughtful plans built in partnership between employees and their managers. Our development planning tools and processes ensure targeted, concrete action planning, and we promote continuous feedback and regular check-ins. For example, over the past two years, ITT has expanded enrollment in our leadership programs through UP Academy for emerging leaders, which we developed in partnership with the European Centre for Executive Development.

Finally, we are committed to the principle of having a diverse and inclusive workforce and to creating a higher-performance culture. We support inclusive hiring practices, have implemented programs related to unconscious bias training, promote local inclusion efforts to identify site-specific needs and sponsor employee resource group development, including the global “I-Win” Women’s Interest Network. We are focused on demonstrating our commitment to diversity, equity and inclusion through our actions. We work to create an environment where all ITTers can fully engage, achieve their personal potential and freely share ideas that guide us toward more innovative thinking and better business decisions and solutions.

In service to our commitment to provide transparency to our stakeholders, we have posted our 2022 consolidated EEO-1 report on our website. We will continue to focus on driving results relating to human capital management initiatives and enhancing disclosure on human capital strategy and metrics.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

As part of ITT’s director orientation program, new directors participate in one-on-one introductory meetings with members of ITT’s leadership team and other functional leaders. This director orientation familiarizes the directors with our business and strategic plans, significant financial, accounting and risk management issues, human resources matters, our compliance programs and other controls, policies and procedures. The orientation also addresses Board procedures, our Principles and our Board committee charters. Finally, it provides directors with the opportunity to meet with our officers and other key members of senior management.

The Company endeavors to provide ongoing director education throughout the year. Our annual strategy session, where senior management presents the strategic plans for each of the businesses and the Company as a whole, is one component of that ongoing education. We aim to periodically hold the annual strategy session at an ITT facility in order to increase the Board’s understanding of the Company’s people, operations, product lines and overall business. For example, in October 2022, we held our annual strategy session at our Motion Technologies Friction plant in Silao, Mexico. Members of our senior management as well as outside advisors and industry experts also present topics throughout the year to the Board in order to increase directors’ understanding of the Company’s business operations, strategies, risks and opportunities.

Directors may also enroll in external continuing education programs at ITT’s expense on topics associated with a director’s service on a public company board in order to provide a forum for them to maintain their insight into leading governance practices, exchange ideas with peers and keep current their skills and understanding of their duties as directors.

ITT INC. | 2023 PROXY STATEMENT 21

BOARD AND GOVERNANCE POLICIES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

BOARD AND GOVERNANCE POLICIES

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Human Capital Committee during 2022 or as of the date of this Proxy Statement in 2023 has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of any company that employed any member of our Compensation and Human Capital Committee or Board.

CODE OF CONDUCT

The Company has adopted the ITT Code of Conduct which was updated in 2022 and applies to all employees (including part-time and temporary workers and contractors), including the CEO, Chief Financial Officer, and Principal Accounting Officer and, where applicable, to its non-management directors. The ITT Code of Conduct is available on our website at https://www.itt.com/newsroom/publications/code-of-conduct. We disclose on our website any changes or waivers from the Code of Conduct for the Company’s CEO, Chief Financial Officer, Principal Accounting Officer, our non-management directors and other executive officers. In addition, the Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, Chief Financial Officer, and Principal Accounting

Officer, or persons performing similar functions. We intend to do this by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

The Company has established a confidential ethics phone line and website to respond to employees’ questions and reports of ethical concerns. Also, the Audit Committee has established a policy with procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. ITT does not allow any form of retaliation against anyone who raises a concern in good faith.

POLICIES FOR APPROVING RELATED PARTY TRANSACTIONS

The Board has adopted a written Related Party Transaction Policy (the “RPT Policy”) that addresses the reporting, review and approval or ratification of transactions with related parties. The RPT Policy covers (but is not limited to) those related party transactions and relationships required to be disclosed under Item 404(a) of the SEC’s Regulation S-K, and applies to each director or executive officer of the Company, any nominee for election as a director of the Company, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons (each, a “Related Party”).

The Company recognizes transactions with Related Parties may involve potential or actual conflicts of interest and pose the risk they may be, or be perceived to have been, based on considerations other than the Company’s best interests. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between Related Parties and the Company may be incidental to the normal course of business, may provide an opportunity that is in the best interests of the Company to pursue, or may not otherwise be inconsistent with the best interests of the Company. In other cases it may be inefficient for the Company to pursue an alternative transaction. The RPT Policy therefore is not designed to prohibit Related Party transactions; rather, it is designed to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them. The RPT Policy supplements the provisions of our Code of Conduct concerning potential conflict of interest situations. Under the RPT Policy, an amendment to an arrangement that is considered a Related Party transaction is, unless clearly incidental in nature, considered a separate Related Party transaction.

The RPT Policy provides for the Nominating and Governance Committee to review all Related Party transactions and, wherever possible, to approve such transactions in advance of any such transaction being given effect. In connection with approving or ratifying a Related Party transaction, the Nominating and Governance Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or consistent with, the best interests of the Company, including, as applicable, consideration of the following factors:

■	the position within or relationship of the Related Party with the Company;

22 ITT INC. | 2023 PROXY STATEMENT

BOARD AND GOVERNANCE POLICIES
HEDGING AND PLEDGING

■	the materiality of the transaction to the Related Party and the Company, including the dollar value of the transaction, without regard to profit or loss;
■	the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;
■	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms the Company offers generally to persons who are not Related Parties;
■	whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and
■	the effect of the transaction on our business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The RPT Policy provides standing pre-approval for certain types of transactions the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a Related Party would not have a material interest in a transaction of that type or due to the nature, size and/or degree of significance to the Company. The Board reevaluates the RPT Policy periodically.

HEDGING AND PLEDGING

Our directors and certain employees (including executive officers) are prohibited from hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions such as puts, calls and listed and unlisted options. We also prohibit our directors and certain employees from pledging Company securities as collateral for a loan.

ITT INC. | 2023 PROXY STATEMENT 23

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS
BOARD COMPOSITION AND 2023 TRANSITIONS

DIRECTORS’ QUALIFICATION

AND SELECTION PROCESS

BOARD COMPOSITION AND 2023 TRANSITIONS

In March 2023, the Board appointed Timothy H. Powers as Chairman of the Board, succeeding Richard P. Lavin, who continues to serve on the Board as an independent director. In addition, Geraud Darnis, who serves as Chairman of the Compensation and Human Capital Committee, is not standing for reelection at our 2023 Annual Meeting but will continue to serve in such capacity until he steps down from our Board. With these Board and committee leadership transitions, the Nominating and Governance Committee has initiated a thoughtful and deliberate search process as part of its ongoing refreshment strategy. The refreshment strategy incorporates an evaluation of the Board’s composition, skills, experiences, and anticipated changes, including Board and committee leadership. In order to ensure stability in experience and composition during this time of transition, and provide continued leadership and cohesion as the Board progresses its refreshment objectives over the coming years, the Board has proactively granted a two-year waiver of the Company’s director retirement age policy to Mr. DeFosset and Mr. Powers. Messrs. DeFosset and Powers would otherwise reach the Company’s retirement age of 75 by the 2024 Annual

Meeting. These waivers allow Messrs. DeFosset and Powers to continue to serve on the Board should they determine to do so and should the Board determine to renominate them in the future.

With careful consideration for recent and forthcoming changes, the Board is focused on prioritizing refreshment to maintain a balanced composition to effectively oversee our Company. The Board proactively manages its composition and refreshment with significant support from the Nominating and Governance Committee, which continuously reviews the composition of our Board, taking into consideration the characteristics of the existing directors, both individually and as a group. The Nominating and Governance Committee considers Board refreshment in light of various factors, including expected director departures, the Board’s mix of skills, experience and attributes, including diversity, and individual director performance. The Board looks forward to engaging with shareholders in the year ahead to discuss its approach to composition and refreshment priorities, and provide updates on its progress.

BOARD MEMBERSHIP CRITERIA

The Nominating and Governance Committee regularly considers and reviews with the Board the appropriate skills and characteristics for Board members in fulfilling its responsibility to identify and recommend qualified candidates for membership on the Board. As part of the membership criteria for new Board members, the Corporate Governance Principles state that individuals who are nominated are expected to have significant accomplishments and recognized business stature and possess attributes and experiences such as diversity, management skills and business, technological and international experience. The Nominating and Governance Committee’s top priority is therefore ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of shareholders.

Criteria for identifying and evaluating candidates for the Board include:

■	personal qualities and characteristics, accomplishments and reputation in the business community;
■	current knowledge and contacts in the Company’s business communities and industries;
■	the fit of the individual’s skills and personality with those of other directors in building a Board that is effective, collegial and responsive;
■	ability and willingness to commit adequate time to Board and committee matters;
■	diversity of viewpoints, background, experience and other demographics;
■	independence (including independence from the interests of a particular group of shareholders);
■	absence of potential conflicts with our interests; and
■	such other criteria as the Board may from time to time determine relevant.

24 ITT INC. | 2023 PROXY STATEMENT

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS
DIRECTOR NOMINEE SKILLS AND DIVERSITY

DIRECTOR NOMINEE SKILLS AND DIVERSITY

Our director nominees possess relevant experience, skills and qualifications which contribute to a well-functioning Board that effectively oversees the Company’s strategy and management. All of our director nominees bring to the Board a balance of executive leadership experience derived from their diverse professional backgrounds and areas of expertise that are relevant to ITT. As a group, they have global industrial and financial expertise, leadership and public company board experience, and sound business acumen. In identifying and evaluating candidates for the Board, the Nominating and Governance Committee considers the overall diversity of the Board as a specific factor, including diversity of skills, experience and backgrounds, as well as ethnic and gender diversity. We believe our Board nominees appropriately reflect a diversity of experience and skills and of professional, gender, ethnic and personal backgrounds. The Board is committed to maintaining these different facets of diversity among its members.

	DeFosset	Fanandakis	Lavin	McDonald	Powers	Savi	Shavers	Soussan	Total
International Market Exposure Significant international business and/or management experience supports the Board's oversight of key risks involving our global customer and supplier bases and our challenges managing global compliance systems	✓	✓	✓	✓	✓	✓	✓	✓	8
Operations General management operations experience at a publicly traded or private company allows directors to critically evaluate our operations and product development	✓	✓	✓	✓	✓	✓	✓	✓	8
Multi-Industrial Experience Significant business or management experience with a company in the multi-industrial industry enables enhanced oversight of product development and sharpens focus on safety and quality	✓	✓	✓	✓	✓	✓		✓	6
Public Company Board Experience Service on the board of directors of at least one public company other than ITT provides directors with similar oversight experience	✓	✓	✓	✓	✓	✓	✓	✓	8
Executive Leadership Experience Experience in a senior level management position (preferably CEO or reporting to CEO or Cabinet Member) of a publicly traded company, large private company or governmental department facilitates effective oversight of management and sharpens the Board's succession planning process	✓	✓	✓	✓	✓	✓	✓	✓	8
Experience in One or More End Markets Significant business or management experience in one or more end markets allows directors to evaluate our market strategy, contracting and relationships with key customers	✓	✓	✓	✓	✓	✓		✓	7

ITT INC. | 2023 PROXY STATEMENT 25

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS
BOARD TENURE

	DeFosset	Fanandakis	Lavin	McDonald	Powers	Savi	Shavers	Soussan	Total
Significant Financial Experience CFO experience, Audit Committee Chair or Audit Committee Financial Expert (as per NYSE listing standards) enhances the Board's deliberations regarding capital allocation, long-term strategy and regulatory compliance	✓	✓			✓				3
Race/Ethnicity
White	✓	✓	✓	✓	✓	✓		✓	7
Ethnic/Racial Diversity							✓		1
Gender
Male	✓	✓	✓		✓	✓			5
Female				✓			✓	✓	3
Citizenship	U.S.	U.S.	U.S.	U.S.	U.S.	Italian	U.S.	French

BOARD TENURE

The Board strives to maintain an appropriate balance of tenure and refreshment among directors. The Board believes there are significant benefits from the valuable experience and familiarity with the Company and its people and processes that longer-tenured directors bring, as well as significant benefits from the fresh perspectives and ideas that new directors bring. The average tenure of our director nominees is approximately seven years.

PROCESS FOR IDENTIFYING AND SELECTING NEW BOARD MEMBERS

The Nominating and Governance Committee identifies director candidates through a variety of sources including independent search firms, personal references and business contacts.

Shareholders who wish to recommend candidates may contact the Nominating and Governance Committee in the manner described in “Communication with the Board of Directors.” Shareholder nominations must be made according to the procedures required by our By-laws and described in this Proxy Statement under the heading “Information about the Proxy Statement & Voting.” Shareholder recommended candidates and shareholder nominees whose nominations comply with these procedures and who meet the criteria referred to above will be evaluated by the Nominating and Governance Committee in the same manner as other nominees.

A key component to the nomination (and re-nomination) process is the Nominating and Governance Committee’s consideration of the results of the Board’s self-evaluation process. The results generated from this evaluation process include nominee attributes and experiences that will individually and collectively complement the existing Board, taking into account the Board’s needs for expertise and recognizing that having a diverse Board will benefit the Company’s businesses and operations, which are diverse and global in nature.

Prior to recommending nominees for election as directors, the Nominating and Governance Committee, and then the full Board, engages in a deliberative process and considers the criteria discussed above in “Board Membership Criteria” above to ensure the nominee will contribute to an effective Board. Biographical information for each director candidate is evaluated and candidates participate in interviews with existing Board members and management. Each candidate is subject to thorough background checks and must meet the requirements of the Company’s By-laws and the Principles.

Balanced and effective Board composition, supplemented by a thoughtful approach to refreshment, is a priority for ITT. The selection of a qualified group of directors with an appropriate mix of skills, experience and attributes is essential to the Board’s successful oversight of our business.

26 ITT INC. | 2023 PROXY STATEMENT

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS
DIRECTOR INDEPENDENCE

DIRECTOR INDEPENDENCE

The Board, through the Nominating and Governance Committee, conducts an annual review of the independence of its members. With the assistance of legal counsel to the Company, the Nominating and Governance Committee has reviewed the applicable standards for Board and committee member independence, as well as the standards established by the Principles. A summary of the answers to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are also made available to the Nominating and Governance Committee to enable its comprehensive independence review. On the basis of this review, the Nominating and Governance Committee has delivered a report to the full Board, and the Board has made its independence determinations based upon the committee’s report and the supporting information.

Under NYSE listing standards, an independent director must not have any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The NYSE requirements pertaining to director independence also include a series of objective tests, such as the requirement the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board also considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The SEC has a separate independence requirement for Audit Committee members that overlays the NYSE requirements. The NYSE also requires directors who serve on compensation committees to satisfy additional independence requirements specific to that service.

The Board has determined that Mr. Savi is not “independent” because of his employment as CEO of the Company. The Board has reviewed all relationships between the Company and each other member of the Board and has affirmatively determined all of the members of the Board other than Mr. Savi are “independent” pursuant to the applicable listing standards of the NYSE. None of these directors were disqualified from “independent” status under the objective tests set forth in the NYSE standards. In assessing independence under the subjective relationships test described above, the Board took into account the criteria for disqualification set forth in the NYSE’s objective tests, and reviewed and discussed additional information provided by each director and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. The Board considered transactions occurring since the beginning of the Company’s 2020 fiscal year between the Company and entities associated with the directors or members of their immediate families. All identified transactions that appear to relate to the Company and a person or entity with a known connection to a director were presented to the Board for consideration. The Board also considered in its analysis the Company’s contributions to tax-exempt organizations with respect to each of the non-management directors. Based on the foregoing, as required by the NYSE, the Board made the subjective determination as to each of these directors that no material relationships with the Company exist and no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director. The Board also determined that the current members of the Audit Committee and of the Compensation and Human Capital Committee meet the applicable SEC and NYSE listing standard independence requirements with respect to membership on such committees. The Company did not make any contributions to any tax exempt organizations in which any non-management director serves as an executive officer within the past three fiscal years where such contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues.

ITT INC. | 2023 PROXY STATEMENT 27

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)
ELECTION PROCEDURES

ELECTION OF DIRECTORS
(PROXY ITEM NO. 1)

ELECTION PROCEDURES

Each director must be elected by a majority of the votes cast by the shareholders represented at the virtual meeting or by proxy at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with abstentions and broker non-votes not counted as votes cast with respect to that director). In a contested election for directors (an election in which the number of nominees for election as directors is greater than the number of directors to be elected), the vote standard would be a plurality of votes cast.

In accordance with our By-laws and the Principles, the Board will only nominate director candidates who agree to tender an irrevocable resignation promptly following their failure to receive the required vote for re-election in an uncontested election. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election in an uncontested election and submits his or her resignation to the Chairman of the Board or the Corporate Secretary, then the Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After such consideration, the Nominating and Governance Committee will make a recommendation to the Board regarding whether the resignation should be accepted or rejected, or whether any other action should be taken. The Board will act on the Committee’s recommendation no later than its next regularly scheduled Board meeting (after certification of the shareholder vote) or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.

Each nominee elected as a director will continue in office until the earlier of the 2024 Annual Meeting of Shareholders, his or her successor having been duly elected and qualified, or his or her death, resignation or removal.

The eight nominees for election to the Board in 2023 have agreed to serve if elected, and management has no reason to believe such nominees will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board. The individuals named as proxies in the proxy card intend to vote your proxy (if you are a shareholder of record) FOR the election of each of these nominees, unless you indicate otherwise on the proxy card.

2023 DIRECTOR NOMINEES

Eight members of our Board are standing for election to hold office until the 2024 Annual Meeting of Shareholders.

We believe our 2023 director nominees evidence our commitment to maintain an appropriate balance of tenure, turnover, diversity, skills and experience on the Board. Of the eight directors who are nominees for election at the Annual Meeting, three are female, one is racially or ethnically diverse and two are citizens of a non-U.S. country. As discussed in detail in our nominees’ biographies, the nominees come from varied professional backgrounds and industries, including manufacturing, finance and technology. Each of our 2023 director nominees was recommended for election by the Nominating and Governance Committee, and such recommendation was approved unanimously by the Board.

28 ITT INC. | 2023 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)
2023 DIRECTOR NOMINEES

The principal occupation and certain other biographical information about the nominees is set forth on the following pages.

DONALD DEFOSSET, JR.
Age: 74 Director since: October 2011 Former Chairman, President & CEO of Walter Industries, Inc.

CAREER:

Donald DeFosset, Jr. retired in 2005 as Chairman, President & Chief Executive Officer of Walter Industries, Inc., a diversified public company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset had served since November 2000 as President & CEO, and since March 2002 as Chairman, of Walter Industries. Over his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset is currently a director of Terex Corporation, where he has served since 1999 (Chairman of the Nominating and Governance Committee; Audit Committee). Mr. DeFosset is also a director of various private companies and not-for-profit organizations.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. DeFosset for director of the Company, the Board considered his extensive experience as a CEO of a large diversified industrial company and as a senior executive of an international machinery manufacturer. His service on the boards of directors of a variety of large public companies further enhances his experience and adds value to the Company’s Board.

	BOARD COMMITTEES:	OTHER PUBLIC COMPANY BOARDS:
	■ Nominating and Governance Committee (Chair)	■ Terex Corporation
■ Audit Committee
SKILLS AND QUALIFICATIONS:

NICHOLAS C. FANANDAKIS
Age: 66 Director since: October 2016 Former Executive Vice President of DuPont de Nemours, Inc. (formerly known as DowDuPont)

CAREER:

Nicholas C. Fanandakis retired in 2019 as Executive Vice President and Chief Financial Officer of DuPont de Nemours, Inc. (formerly known as DowDuPont, Inc. (“DuPont”)), a public company engaging in the development of specialty materials, chemicals and agricultural products, a role in which he served since November 2009. Prior to that, he served as Group Vice President of DuPont Applied BioSciences in 2008 and the Vice President of Corporate Plans in 2007. Prior to 2007, Mr. Fanandakis served in several positions within the DuPont organization ranging from a variety of plant, marketing and product management positions within Petrochemicals, Chemicals & Pigments and Specialty Chemicals, as well as in the Industrial Solutions market space. Mr. Fanandakis joined DuPont in 1979 as an accounting and business analyst in the Petrochemicals Department. Mr. Fanandakis is currently a director of the following public companies: FTI Consulting, Inc. since January 2014 (Chair of the Audit Committee) and Duke Energy Corporation (Finance and Risk Management Committee; Chair of the Audit Committee). Mr. Fanandakis has received a CERT certificate in cybersecurity over sight from the Software Engineering Institute at Carnegie Mellon University.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Fanandakis for director of the Company, the Board considered his significant financial and business experience resulting from holding various management positions at a large public manufacturing company, his overall financial management abilities, including multinational legal, tax and banking expertise, and his experience and knowledge of global industrial markets.

	BOARD COMMITTEES:	OTHER PUBLIC COMPANY BOARDS:
	■ Audit Committee	■ FTI Consulting, Inc.
	■ Compensation and Human Capital Committee	■ Duke Energy Corporation
SKILLS AND QUALIFICATIONS:

ITT INC. | 2023 PROXY STATEMENT 29

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)
2023 DIRECTOR NOMINEES

RICHARD P. LAVIN
Age: 71 Director since: May 2013 Former President & CEO of Commercial Vehicle Group, Inc.

CAREER:

Richard P. Lavin retired in 2015 as CEO & President of Commercial Vehicle Group, Inc., a public company engaged in the development, manufacturing and fulfillment of fully integrated system solutions for the commercial vehicle market, a role in which he served since May 2013. Prior to joining Commercial Vehicle Group, Mr. Lavin spent 29 years in a variety of positions with Caterpillar Inc. (“Caterpillar”), including as Vice President of manufacturing operations for the Asia Pacific Division, serving as Chairman of Shin Caterpillar Mitsubishi Ltd. - now Caterpillar Japan Ltd. - and Chairman of Caterpillar (China) Investment Co., Ltd, and as a group president for Construction Industries and Growth Markets. Mr. Lavin is currently a director of the public company Allison Transmission Holdings, Inc. since 2016 (Compensation Committee; Nominating & Governance Committee).

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Lavin for director of the Company, the Board considered his experience overseeing Caterpillar’s largest operating division and extensive international experience through overseeing that company’s operations in China, India, Japan and the Asia-Pacific region. In addition, Mr. Lavin has a diverse legal and human resources background, having served as director of Corporate Labor and Human Relations and director of Compensation and Benefits, as well as the Vice President of Caterpillar’s Human Services Division.

	BOARD COMMITTEES:	OTHER PUBLIC COMPANY BOARDS:
	■ Audit Committee	■ Allison Transmission Holdings, Inc.
■ Nominating and Governance Committee
FORMER PUBLIC COMPANY BOARDS:
■ Commercial Vehicle Group, Inc. (2013-2015)
■ USG Corporation (2009-2019)
SKILLS AND QUALIFICATIONS:

REBECCA A. MCDONALD
Age: 70 Director since: December 2013 Former CEO of Laurus Energy Inc.

CAREER:

Rebecca A. McDonald retired in 2012 as CEO of Laurus Energy Inc., a privately-held company involved in underground coal gasification development, a role in which she served since 2008. She previously served as President, Gas and Power, at BHP Billiton from March 2004 to September 2007, and, from October 2001 to January 2004, she served as President of the Houston Museum of Natural Science. Ms. McDonald has more than 25 years of experience in the energy industry. She has been responsible for the development, construction and operation of natural gas and liquids pipelines, gas and electricity distribution companies, as well as power plant and gas processing facilities in North America, Asia, Africa and South America.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Ms. McDonald for director of the Company, the Board considered her significant expertise in the oil and gas industry, as well as her executive-level experience and extensive knowledge of business systems and operations. The Board also considered her experience as a director of a variety of public and private companies within the energy industry.

	BOARD COMMITTEES:	FORMER PUBLIC COMPANY BOARDS:
	■ Compensation and Human Capital Committee	■ Aggreko plc (2012-2015)
	■ Nominating and Governance Committee	■ Granite Construction Incorporated (1994-2015)
■ CRH public limited company (2015-2016)
■ Veresen Inc. (2008-2017)
SKILLS AND QUALIFICATIONS:

30 ITT INC. | 2023 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)
2023 DIRECTOR NOMINEES

TIMOTHY H. POWERS
Age: 74 Director since: February 2015 Chairman of the Board of ITT Inc. Former Chairman, President & CEO of Hubbell Incorporated

CAREER:

Timothy H. Powers retired in 2013 as Chairman, President & Chief Executive Officer of Hubbell Incorporated, a public company engaged in the global manufacturing of electrical products and utility solutions, a role in which he served since 2004. He was appointed to the position of Chairman after having served as the President and CEO of Hubbell from 2001 to 2004 and as the Senior Vice President and Chief Financial Officer from 1998 to 2001. Mr. Powers also served as Executive Vice President, Finance and Business Development Americas Region at ABB, Inc. and as Vice President and Corporate Controller for BBC Brown Boveri, Inc. Mr. Powers served as a director of the public company WestRock Company (formerly MeadWestvaco Corporation) from 2006 until January 2021. In addition, Mr. Powers served as a director of the National Electric Manufacturers Association and as a trustee for Manufacturers Alliance for Productivity and Innovation until 2013.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Powers for director of the Company, the Board considered his significant experience as a chief executive officer and finance officer in global manufacturing and engineering companies. The Board also considered his experience in the areas of management, strategic planning, and mergers and acquisitions in the manufacturing industry.

	BOARD COMMITTEES:	FORMER PUBLIC COMPANY BOARDS:
	■ Audit Committee (Chair)	■ WestRock Company (2006-2021)
■ Hubbell Incorporated (2004-2014)
SKILLS AND QUALIFICATIONS:

LUCA SAVI
Age: 57 Director since: January 2019 CEO & President of ITT Inc.

CAREER:

Luca Savi was appointed CEO, President and a director of the Company in January 2019. He previously served as President and Chief Operating Officer of the Company since August 2018 and as Executive Vice President and Chief Operating Officer since January 2017. Prior to that, he served as Executive Vice President and President, Motion Technologies since February 2016 and as Senior Vice President and President, Motion Technologies since November 2011. Prior to joining the Company, Mr. Savi served as Chief Operating Officer, Comau Body Welding at Comau, a subsidiary of the Fiat Group responsible for producing and serving advanced manufacturing systems, from 2009 to 2011 and as CEO, Comau North America from 2007 to 2009. Mr. Savi previously held leadership roles at Honeywell International and Royal Dutch Shell and technical roles at Ferruzzi-Montedison Group. Mr. Savi is currently a director of the public company MSA Safety Inc. (Compensation Committee).

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Savi for director of the Company, the Board considered Mr. Savi’s significant experience in many of the Company’s most important end markets. The Board also considered his extensive operations, strategy, growth and innovation experience with industrial companies and, in particular, his knowledge of the Company’s business and operations having served as the President of the Company’s largest business unit and as its Chief Operating Officer.

OTHER PUBLIC COMPANY BOARDS:
■ MSA Safety Inc.

SKILLS AND QUALIFICATIONS:

ITT INC. | 2023 PROXY STATEMENT 31

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)
2023 DIRECTOR NOMINEES

CHERYL L. SHAVERS
Age: 69 Director since: October 2018 Chair & CEO of Global Smarts, Inc.

CAREER:

Dr. Cheryl L. Shavers has served as the Chair & CEO of Global Smarts, Inc., an advisory services and strategy firm that specializes in integration of capital, technology and information across national borders, since February 2001. From 1999 to 2001, Dr. Shavers served as the Undersecretary of Commerce for Technology at the U.S. Department of Commerce, where she oversaw the Office of Technology Policy and the Technology Administration, the focal point for partnerships between the U.S. government and the private sector pertaining to commercial and industrial innovation, productivity and economic growth. In that role, she also headed the National Institute of Standards & Technology of the U.S. Department of Commerce, which is responsible for the development of encryption standards, the U.S. cybersecurity framework as well as other technology and standards. She also served as Undersecretary Designate from April 1999 to November 1999. Dr. Shavers has also served as a director of the Knowles Corporation since 2017. Dr. Shavers served as the chairman of the Technology and Cybersecurity Committee at Rockwell Collins, Inc.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Dr. Shavers for director of the Company, the Board considered her extensive experience as a highly regarded and sought after technical and business expert and her extensive experience with technology development, innovation and management of growth opportunities.

	BOARD COMMITTEES:	OTHER PUBLIC COMPANY BOARDS:
	■ Nominating and Governance Committee	■ Knowles Corporation
■ Compensation and Human Capital Committee
FORMER PUBLIC COMPANY BOARDS:
■ Rockwell Collins Corporation (2001-2018)
■ Mentor Graphics Inc. (2016-2017)
■ Advanced Materials Technology Inc. (2008-2014)
SKILLS AND QUALIFICATIONS:

32 ITT INC. | 2023 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)
2023 DIRECTOR NOMINEES

SABRINA SOUSSAN
Age: 53 Director since: October 2018 CEO and Chair of Suez Group

CAREER:

Sabrina Soussan assumed the role of CEO of Suez Group, a privately-held international water and waste management company, on February 1, 2022 and was appointed Chair of Suez Group on August 1, 2022. Ms. Soussan previously served as the CEO of dormakaba Holding AG from April to December 2021 and Siemens Mobility from October 2017 to July 2020. Before that she served as the CEO of Siemens AG’s High-Speed, Commuter Trains, Locomotive, Metro and Light Rail business unit from October 2015 to September 2017. Ms. Soussan has held several other leadership positions in various other divisions of Siemens, including the Vice President of Sustainability and Energy Management of the Siemens Switzerland Ltd. Building Technologies Division, the head of strategy, marketing and global account management for the Building Automation unit and the Head of Powertrain business for Renault Nissan (in Europe and Japan) for Siemens’ Automotive division. Ms. Soussan held various other positions at Siemens since she joined in 1997. Prior to Siemens, she was an Engine Research & Development Engineer for Renault. Ms. Soussan also served as a director of Schaeffler AG until 2021.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Ms. Soussan for director of the Company, the Board considered her extensive business and technical experience in the automotive, building technology, rail systems and aeronautics markets, as well as her leadership experience in a multinational organization.

	BOARD COMMITTEES:	FORMER PUBLIC COMPANY BOARDS:
	■ Audit Committee	■ Schaeffler AG
■ Nominating and Governance Committee
SKILLS AND QUALIFICATIONS:

RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE AS DIRECTORS. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE AS DIRECTORS.

ITT INC. | 2023 PROXY STATEMENT 33

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROXY ITEM NO. 2)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and considers whether the independent registered public accounting firm should be rotated and the potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected, and the Board has ratified the selection of, Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2023. Deloitte has served as the Company’s independent registered public accounting firm since 2002. In accordance with SEC rules and Deloitte policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to our Company. For lead partners and engagement quality review partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full committee and with management. In February 2023, a new lead audit partner was selected given the previous lead audit partner served in that capacity for the past five years.

The Audit Committee and full Board believe the continued retention of Deloitte as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2023. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. In addition, even if shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and our shareholders.

Deloitte is a registered public accounting firm regulated by the Public Company Accounting Oversight Board (the “PCAOB”). Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2022. The Audit Committee discussed with the independent registered public accounting firm all communications required by auditing standards of the PCAOB. In addition, the committee discussed with the registered public accounting firm its independence from the Company and its management, the scope of Deloitte’s audit, the Company’s critical accounting estimates, significant accounting policies and the critical audit matters addressed during the audit. The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit, including the following performance factors:

■	independence	■	leadership	■	compliance and ethics program
■	experience	■	non-audit services	■	industry insight
■	technical capabilities	■	management structure	■	financial strength
■	client service assessment	■	peer review program	■	appropriateness of fees charged
■	responsiveness	■	commitment to quality report

The Audit Committee also reviewed the terms and conditions of Deloitte’s engagement letter including an agreement between the Company and Deloitte to submit disputes between Deloitte and the Company to a dispute resolution process.

The Audit Committee discussed the engagement letter, as well as Deloitte’s fees and services with Deloitte and Company management. The Audit Committee also determined any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and rules promulgated by the PCAOB. Representatives of Deloitte will be present at the Annual Meeting to answer questions. Representatives of Deloitte also will have the opportunity to make a statement if they desire to do so.

34 ITT INC. | 2023 PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY ITEM NO. 2)
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Aggregate fees billed to the Company for the fiscal years ended December 31, 2022 and 2021 represent fees billed by Deloitte and its foreign affiliates.

Fiscal Year Ended (in thousands)	2022	2021
Audit Fees(1)	$3,861	$3,908
Audit-Related Fees(2)	35	258
Tax Fees:(3)
Tax Compliance Services	51	198
Tax Planning Services	293	327
Total Tax Services (sum of Tax Fees)	344	525
All Other Fees	—	—
TOTAL	$4,240	$4,691

(1)	Fees for audit services billed in 2022 and 2021 consisted of:
•	audit of the Company’s annual financial statements and internal control over financial reporting;
•	reviews of the Company’s quarterly financial statements;
•	statutory and regulatory audits, consents and other services related to SEC matters; and
•	financial accounting and reporting consultations.
(2)	Fees for audit-related services billed in 2022 and 2021 consisted of miscellaneous attest services.
(3)	Fees for tax services billed in 2022 and 2021 consisted of tax compliance and tax planning and advice:
•	tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute and obtain government approval for amounts to be included in tax filings consisting primarily of:
-	federal, foreign, state and local income tax return assistance;
-	Internal Revenue Code and foreign tax code technical consultations; and
-	transfer pricing analyses.
•	tax planning services are services and advice rendered with respect to proposed transactions or services to analyze an anticipated tax result. Such services consisted primarily of tax advice related to intra-group restructuring.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee pre-approves audit services provided by Deloitte. The Audit Committee has a policy on pre-approval of permitted non-audit services provided by Deloitte. The purpose of the policy is to identify thresholds for services, project amounts and circumstances where Deloitte may perform permitted non-audit services. A second level of review and approval by the Audit Committee is required when such permitted non-audit services, project amounts or circumstances exceed the specified amounts.

The Audit Committee has determined that, where practical, all permitted non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be Deloitte. The policy is reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.

The Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing services, which Deloitte may provide without further Audit Committee pre-approval. These categories include, among others, the following:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;
2.	Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services;
3.	Tax compliance and certain tax planning and advice work; and
4.	Accounting consultations and support related to GAAP.

ITT INC. | 2023 PROXY STATEMENT 35

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY ITEM NO. 2)
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee has also approved specific categories of audit-related services, including the assessment and review of internal controls and the effectiveness of those controls, which outside internal audit service providers may provide without further approval.

If fees for any pre-approved non-audit services provided by either Deloitte or any outside internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Other audit, audit-related and tax services that have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to Deloitte during regularly scheduled meetings and at other times as necessary.

The Company has policies and procedures in place prohibiting, in some cases, employment of former Deloitte employees who were members of the audit engagement team.

RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE RATIFICATION OF DELOITTE.

36 ITT INC. | 2023 PROXY STATEMENT

AUDIT COMMITTEE REPORT

ROLE OF THE AUDIT COMMITTEE

The Audit Committee of the Board provides oversight on matters relating to the Company’s financial reporting process and ensures the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:

■	determination of qualifications and independence of Deloitte, the Company’s independent registered public accounting firm;
■	appointment, compensation and oversight of Deloitte in preparing or issuing audit reports and related work;
■	review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements;
■	oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing-related complaints;
■	review of the Company’s policies with respect to risk assessment, risk management and the Company’s major financial risk exposures;
■	monitoring all elements of the Company’s internal control over financial reporting; and
■	adoption of and monitoring the implementation and compliance with the Company’s Non-Audit Services Policy.

The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s internal auditor. The Audit Committee discussed with the Company’s internal auditors and Deloitte the plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, and discussed the results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.

The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company, and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee by following the procedures set forth in this Proxy Statement under the heading “Corporate Governance and Related Matters—Shareholder Engagement and Communications—Communication with the Board of Directors.”

AUDIT COMMITTEE CHARTER

The Board has adopted a written charter for the Audit Committee, which the Board and the Audit Committee review and at least annually update and reaffirm. The charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

REGULAR REVIEW OF FINANCIAL STATEMENTS

During 2022, the Audit Committee reviewed and discussed the Company’s audited financial statements with management. The Audit Committee, management and Deloitte reviewed and discussed the Company’s unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

COMMUNICATIONS WITH DELOITTE

The Audit Committee has reviewed and discussed with management and Deloitte the matters required to be discussed under the standards of the PCAOB. These discussions included Deloitte’s responsibilities under generally accepted auditing standards in the United States, the scope of Deloitte’s audit, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates, new accounting guidance and any critical matters addressed during the audit. The Audit Committee met privately with Deloitte eight times during 2022.

ITT INC. | 2023 PROXY STATEMENT 37

AUDIT COMMITTEE REPORT
INDEPENDENCE OF DELOITTE

INDEPENDENCE OF DELOITTE

Deloitte is directly accountable to the Audit Committee and the Board. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the

Audit Committee concerning independence and has discussed with Deloitte their independence from management and the Company, any disclosed relationships and the impact of those relationships on Deloitte’s independence.

RECOMMENDATION REGARDING ANNUAL REPORT ON FORM 10-K

In performing its oversight function with regard to the 2022 financial statements, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as Deloitte. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2022. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board that the Company’s financial statements be included in the Company’s 2022 Annual Report on Form 10-K.

This report is furnished by the members of the Audit Committee.

■	Geraud Darnis	■	Donald DeFosset, Jr.	■	Nicholas C. Fanandakis
■	Richard P. Lavin	■	Timothy H. Powers (Chair)	■	Sabrina Soussan

38 ITT INC. | 2023 PROXY STATEMENT

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(PROXY ITEM NO. 3)

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our Named Executive Officers as defined by the SEC in Item 402 of Regulation S-K as disclosed later in this Proxy Statement in the Compensation Discussion and Analysis. The following resolution will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of ITT Inc. (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of the Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

In considering their vote, shareholders may wish to review with  care the information on the Company’s compensation policies and decisions regarding the NEOs presented in this Proxy Statement in the Compensation Discussion and Analysis.

In particular, shareholders should note the Company’s Compensation and Human Capital Committee bases its executive compensation decisions on the following:

■	alignment of executive and shareholder interests by providing incentives linked to the performance of certain financial metrics;
■	the ability for executives to achieve long-term shareholder value creation without undue business risk;
■	creating a clear link between an executive’s individual contribution and performance and his or her compensation;
■	the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and
■	comparability to the practices of peers in the industries in which we operate and other comparable companies generally.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This vote is advisory in nature and non-binding; however, the Board will review and consider the shareholder vote when determining executive compensation. Although SEC rules require ITT to submit to shareholders a non-binding shareholder advisory vote to approve the compensation of ITT’s executives only every three years, we believe the “say-on-pay” advisory vote should occur annually as a corporate governance best practice, and our shareholders agreed pursuant to a non-binding vote in 2017. Therefore, we currently conduct non-binding advisory votes on executive compensation on an annual basis. The frequency of the say-on-pay vote is an item of business for this year’s annual meeting of shareholders. For more information, see “Non-Binding Advisory Vote on the Frequency of Future Shareholder Votes on Executive Compensation (Proxy Item No. 4)” on page 73.

RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS MANAGEMENT PROPOSAL.

ITT INC. | 2023 PROXY STATEMENT 39

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

BUSINESS ENVIRONMENT AND FINANCIAL RESULTS

We delivered strong results in 2022 with record performances in organic revenue and adjusted earnings per share despite headwinds related to the war in Ukraine, a stronger U.S. dollar, global supply chain disruptions, continued high-cost inflation, an energy crisis in Europe and rolling lockdowns and rising infection rates in China related to COVID-19. Our results are a reflection of our resilience and focus on customer centricity. We also implemented productivity improvements and made strategic investments to drive profitable growth. The following table provides a summary of our key annual incentive plan performance metrics for 2022 and a comparison of these measures to our performance in 2021.

REVENUE	OPERATING INCOME AND MARGIN	EARNINGS PER SHARE	OPERATING AND FREE CASH FLOW

Table reflects GAAP Figures, other than Free Cash Flow

Organic revenue, adjusted operating income, adjusted EPS and free cash flow are non-GAAP financial measures. Please refer to Appendix A for the definition of these non-GAAP financial measures, the reasons why we use these measures and for reconciliations to the most directly comparable measures calculated in accordance with GAAP.

40 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY

OUR NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis describes the compensation of the following NEOs:

Name	Title	ITT Career
Luca Savi	CEO and President	Joined ITT in 2011 as President of Motion Technologies and was appointed CEO and President in January 2019
Emmanuel Caprais	SVP and CFO	Joined ITT in 2012 as CFO of Motion Technologies and was appointed ITT CFO in 2020
Mary Beth Gustafsson	SVP and Former General Counsel	Joined ITT in 2014 as SVP and General Counsel; stepped down as General Counsel effective December 31, 2022
Davide Barbon	SVP and President, APAC	Joined ITT in 2010 and was appointed SVP and President, APAC in October 2020
Bartek Makowiecki	SVP, Strategy and Business Development	Joined ITT in 2021 as SVP, Strategy and Business Development

OUR COMMITMENT TO PAY FOR PERFORMANCE ALIGNMENT

We have designed our compensation programs to align the pay of our senior executives with both our short-term and long-term financial results and the performance of our stock. The significant majority of pay for our CEO and other NEOs is “at risk”, meaning it is directly impacted by our financial results and stock price performance.

2022 CEO TARGET PAY	OTHER NEO AVERAGE TARGET PAY

ITT INC. | 2023 PROXY STATEMENT 41

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY

ALIGNMENT OF OUR 2022 INCENTIVE PLANS TO BUSINESS RESULTS

Our business strategy drives the design and metrics of our incentive plans. Our 2022 AIP includes metrics and weightings that encourage both growth (20% Adjusted EPS and 20% Organic Revenue) and operational excellence (20% Adjusted Free Cash Flow and 20% Adjusted Operating Margin), in addition to a 20% component that rewards executive officers for individual and team performance. 2022 was the final performance year of our 2020 PSU award, which had a payout determined by our return on invested capital (“ROIC”), which is intended to encourage efficient and disciplined use of capital, and relative total shareholder return (“TSR”), which is intended to directly align executive pay with shareholder return relative to our peer companies. More information on how ROIC and relative TSR are calculated can be found under “2022 Long-Term Incentive Compensation — Performance Stock Units.”

Because our financial performance metrics were below target in 2022, the payouts of our incentive plans were also below target.

■	Our CEO, Mr. Savi, received an AIP payout that was 92% of target, and the average payout to our other NEOs was 95%.
■	All our NEOs, with the exception of Mr. Makowiecki, who joined ITT in 2021, received a 2020 PSU award, which will pay out at 51% of target.

2022 CEO AIP PAYOUT	2020 PSU PAYOUT

42 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
CEO PAY DECISIONS

CEO PAY DECISIONS

In the first quarter of each year, the Compensation and Human Capital Committee meets to determine CEO pay decisions for base salary, AIP and LTI award grants inclusive of both prior year performance and appropriate positioning versus the Representative Peer Group described on page 45. The following table displays the decisions made with respect to CEO compensation.

Pay Component	2022 Target Pay	2023 Target Pay	Drivers for Pay Decisions
Base Salary	$1,031,000	$1,100,000	The Committee considered Mr. Savi’s relative pay positioning to peers, as well as the inflationary environment and competitive labor market, and approved an increase of his 2023 base salary by 6.7% from $1,031,000 to $1,100,000.
Annual Incentive Plan Target	$1,185,650	$1,485,000

Mr. Savi received a bonus payout of $1,090,800 for 2022 performance, which was 92% of target. 80% of the AIP payout was tied directly to ITT’s financial results and was awarded at 57% of target. 20% of the AIP payout was for the individual component and was awarded at 175% of target for the following reasons:

■

Drove strong financial results, including record organic revenue and adjusted EPS, and continued to position ITT for long-term growth;

■

Provided exceptional leadership in an environment that continues to be challenged by supply chain disruptions and global macroeconomic and political uncertainty; and

■

Advanced ITT’s ESG journey through focusing on environmental and diversity goals, as disclosed in our 2022 Sustainability Report.

The Committee increased Mr. Savi’s 2023 AIP percentage target from 110% to 135% to provide more focus on pay-for-performance and to maintain peer competitiveness.

Long-Term Incentives (LTI)(1)	$4,500,000	$4,700,000	The Committee considered Mr. Savi’s relative pay positioning to peers, as well as the compensation philosophy to emphasize variable, performance-based pay and increased the 2023 LTI award to $4,700,000. LTI ties the actual amount that Mr. Savi will receive in pay to ITT’s financial performance and stock price, and encourages retention.
TOTAL TARGET COMPENSATION	$6,716,650	$7,285,000

(1)	The 2022 LTI value for Mr. Savi here differs from what is displayed in the Summary Compensation Table (“SCT”) and Grants of Plan-Based Awards in 2022 table, each of which present the grant date fair value of the LTI awards as calculated under GAAP. Mr. Savi’s 2023 LTI award was granted in March 2023 and is not included in the SCT and the Grants of Plan-Based Awards table.

ITT INC. | 2023 PROXY STATEMENT 43

COMPENSATION DISCUSSION AND ANALYSIS
GOVERNANCE AND COMPENSATION

GOVERNANCE AND COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

We have designed our compensation programs to help us recruit and retain the executive talent required to successfully manage our business, achieve our business objectives and maximize their long-term contributions to our success. We include compensation elements that are designed to align the interests of executives with our goals of enhancing shareholder value and achieving our long-term strategies. We determine total annual compensation by reviewing the median of the competitive market, then position compensation at, above or below the median based on experience, performance, critical skills and the general talent market for each senior executive.

BEST PRACTICES THAT SUPPORT OUR EXECUTIVE COMPENSATION PHILOSOPHY

The Compensation and Human Capital Committee oversees the design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends.

The Compensation and Human Capital Committee has incorporated the following best practices into our programs:

WHAT WE DO	WHAT WE DON’T DO
Emphasize Long-Term Compensation to Ensure Alignment of Pay With Long-Term Performance	No Hedging or Pledging of Company Stock
Significant Majority of Pay is Performance-Based and Not Guaranteed	No Accelerated Vesting of Equity Awards or Severance Benefits Solely Upon a Change in Control
Stock Ownership Requirements Require Meaningful Holdings	No Tax Gross-Ups (unless related to international assignment or relocation)
Double-Trigger Change in Control Vesting of Equity Awards	No Golden Parachutes
Clawback Policy That Applies to Our Annual Incentive Plan and Equity Awards	No Repricing of Stock Options
Proactive Engagement with Shareholders	No Supplemental Defined Benefit Pension for Executives
Engage an Independent Compensation Consultant	No Excessive Perquisites or Personal Benefits

KEY PARTICIPANTS IN THE COMPENSATION PROCESS

ROLE OF THE COMPENSATION AND HUMAN
CAPITAL COMMITTEE

The Compensation and Human Capital Committee reviews and approves the compensation elements and the compensation targets for each of our executive officers, including the NEOs. The Compensation and Human Capital Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. It administers all elements of the Company’s long-term incentive plan, and approves the benefits and perquisites offered to executive officers. Further, the Compensation and Human Capital Committee evaluates the Company’s compensation programs on an annual basis to ensure our plans do not induce or encourage excessive risk-taking by participants. Pursuant to its charter, the Compensation and Human Capital Committee may delegate authority to act upon specific matters to a subcommittee.

44 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
GOVERNANCE AND COMPENSATION

ROLE OF MANAGEMENT

During 2022, each of our CEO and Chief Human Resources Officer made recommendations to the Compensation and Human Capital Committee regarding executive compensation actions and incentive awards. The Chief Human Resources Officer serves as the liaison between the Compensation and Human Capital Committee and Pay Governance, providing internal data on an as-needed basis so Pay Governance can produce comparative analyses for the Compensation and Human Capital Committee. In 2022, the Company’s human resources, finance and legal departments supported the work of the Compensation and Human Capital Committee by providing information, answering questions and responding to various requests of committee members.

ROLE OF THE INDEPENDENT
COMPENSATION CONSULTANT

In 2022, the Compensation and Human Capital Committee continued to use the services of Pay Governance in fulfilling its obligations under its charter, the material terms of which are described elsewhere in this Proxy Statement under the heading “Corporate Governance and Related Matters—Board and Committee Structure—Overview of Committees—Compensation and Human Capital Committee.”

Pay Governance attended the four regularly scheduled meetings of the Compensation and Human Capital Committee in 2022 and provided the Committee with objective expert analyses, assessments, research and recommendations for executive compensation programs, incentives, perquisites and compensation standards. In this capacity, they provided services that related solely to work performed for, and at the direction of, the Compensation and Human Capital Committee, including analysis of material prepared by management for the Committee’s review. Pay Governance also provides advice related to compensation for directors to the Nominating and Governance Committee.

The Compensation and Human Capital Committee selected Pay Governance to serve as its independent compensation consultant only after assessing the firm’s independence. As part of its independence review, the Compensation and Human Capital Committee reviewed the Company’s relationship with Pay Governance and determined no conflicts of interest existed. The Compensation and Human Capital Committee has the sole authority to retain and terminate consultants, including Pay Governance, with respect to compensation matters.

EXTERNAL BENCHMARKING

In 2022, as in prior years, the Compensation and Human Capital Committee considered competitive market compensation data, in addition to other factors, in determining policies and programs that address executive compensation, benefits and perquisites.

For 2022 pay decisions for the CEO and CFO, the Committee reviewed a peer group of 16 companies comparable to ITT in terms of revenue, market capitalization and industry in order to better evaluate executive compensation market practices (the “Representative Peer Group”). When making pay decisions the Committee also considers other factors such as individual experience and performance, the need for critical skills and the general talent market for each senior executive. The Committee annually reviews and evaluates this Representative Peer Group to ensure it remains appropriate.

2022 Representative Peer Group

■	AMETEK, Inc. (AME)	■	ESAB Corporation (ESAB)	■	Nordson Corporation (NDSN)
■	Barnes Group, Inc. (B)	■	Flowserve Corporation (FLS)	■	Sensata Technologies Holding plc (ST)
■	Carlisle Companies Inc. (CSL)	■	Harsco Corporation (HSC)	■	SPX Flow, Inc. (FLOW)
■	Crane Holdings Co. (CR)	■	Hubbell Incorporated (HUBB)	■	Woodward, Inc. (WWD)
■	Curtiss-Wright Corporation (CW)	■	IDEX Corporation (IEX)
■	EnPro Industries, Inc. (NPO)	■	Ingersoll Rand Inc. (IR)

In September 2022, the Committee reviewed the Representative Peer Group and determined to expand the list of companies used for 2023 pay decisions from 16 to 20 to help reduce compensation volatility within the Representative Peer Group. The Committee approved adding the following companies: Donaldson Company, Inc. (DCI), Graco Inc.(GGG), Lincoln Electric Holdings, Inc. (LECO), Moog Inc. (MOG-A), Pentair plc (PNR) and Watts Water Technologies, Inc. (WTS). The Committee also approved removing SPX Flow, Inc. because it was acquired in April 2022 and Harsco Corporation because of the company’s strategic shift.

The Compensation and Human Capital Committee’s review of the external compensation market also included data and practices from general compensation surveys and other compensation survey information provided by Pay Governance. This data provides a broader view of executive compensation from companies that are similar in size and industry to ITT.

ITT INC. | 2023 PROXY STATEMENT 45

COMPENSATION DISCUSSION AND ANALYSIS
ELEMENTS OF COMPENSATION

ELEMENTS OF COMPENSATION

NEO COMPENSATION ELEMENTS AT A GLANCE

The compensation of our executive officers, including our NEOs, is reviewed in detail by the Compensation and Human Capital Committee during the first quarter of every year. NEO direct compensation for 2022 consisted of a base salary, an AIP award and LTI award, each of which is detailed below.

2022 Compensation Element	Form	Metrics & Weightings	Rationale for Providing
Base Salary	Cash	Not Applicable	Base salary is a competitive fixed pay element tied to role, experience, performance and criticality of skills.
Annual Incentive Plan Award	Cash	■ Adjusted EPS (20%) ■ Adjusted Operating Margin (20%) ■ Adjusted Free Cash Flow (20%) ■ Adjusted Revenue (20%) ■ Individual and Team Goals (20%)	The AIP is designed to reward achievement of the Company, business unit (where applicable) and individual performance objectives. The AIP is structured to emphasize overall performance and collaboration among the business units. It uses metrics that are fundamental short-term drivers of shareholder value. Each NEO also has 20% of his or her AIP tied to the achievement of individual and team goals. AIP may pay out from 0% to 200% of target.
Long-Term Incentive Awards	Stock	PSU Awards: ■ Relative TSR (50%) ■ ROIC (50%)

The LTI plan is designed to reward performance that drives long-term shareholder value through the use of three-year cliff vesting:

■

PSUs (60% of LTI mix) provide rewards linked to stock price performance (due to denomination as ITT share units) and can go up or down based on relative TSR and ROIC, equally weighted, and aligned with long-term growth. PSUs may pay out from 0% to 200% of target.

■

RSUs (40% of LTI mix) link compensation to absolute stock price performance and strengthen retention value.

The grant date of PSUs and RSUs is determined on the date on which the Compensation and Human Capital Committee approves these awards, and is typically in March.

The Company also provides benefits and limited perquisites to its NEOs it believes are competitive with the external market for talent. For a more detailed discussion of these benefits and perquisites, see the discussion under the heading “Benefits and Perquisites.”

2022 BASE SALARY INCREASES

The Compensation and Human Capital Committee reviewed the compensation level of each NEO compared to the Representative Peer Group and/or the external survey data. Based on the Committee’s targeted pay positioning and evaluation of each NEO’s performance, the Committee awarded base salary merit increases effective in March 2022 as reflected in the following table.

Named Executive Officer	2021 Annual Base Salary	2022 Annual Base Salary	Percent Increase
Luca Savi	$1,000,000	$1,031,000	3.1%
Emmanuel Caprais(1)	450,000	600,000	33.3%
Mary Beth Gustafsson	510,000	526,000	3.1%
Davide Barbon(2)	330,000	337,260	2.2%
Bartek Makowiecki(3)	420,000	420,000	—%
(1)	Mr. Caprais received a 3.1% salary increase in March 2022 and an increase of 29% in September 2022 in recognition of strong individual performance.
(2)	Mr. Barbon’s salary has been converted from Euros to U.S. Dollars using the 2022 average exchange rate of 1.1.
(3)	Mr. Makowiecki joined ITT in September 2021 and did not receive a salary increase in 2022.

46 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
2022 ANNUAL INCENTIVE PLAN

2022 ANNUAL INCENTIVE PLAN

Our financial performance was strong in 2022, but our AIP performance metrics targets were aggressive. The AIP payout for our CEO was 92% of target and averaged 95%of target for all of our NEOs, reflecting below target achievement, on average, of annual financial goals. The Company’s AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. In setting AIP awards, the Compensation and Human Capital Committee approves target AIP awards after careful consideration of external data, individual roles and responsibilities and individual performance.

The Company pays for AIP performance that demonstrates substantial achievement of plan goals. We established strong incentives and set aggressive goals for all financial metrics. The Company must achieve a certain threshold for each of the four financial performance metrics discussed below in order for each performance component to be considered in the calculation of the AIP payout. Performance below the threshold performance level results in a zero payout for that particular performance component.

The formula to determine each NEO’s AIP total potential payment is as follows:

2022 AIP Potential Payout =
(Base Salary Rate) x (Target Award Percentage) x (AIP Performance Factor)

AIP award payouts are capped at 200% of an individual’s annual cash bonus target.

2022 AIP AWARDS PAID IN 2023

The 2022 AIP awards paid in March 2023 are as follows:

Named Executive Officer	2022 Target AIP Awards as Percentage of Base Salary	2022 AIP Target Amounts	2022 AIP Awards (Paid in 2023)	2022 AIP Awards as Percentage of Target (Paid in 2023)
Luca Savi	115%	$1,185,650	$1,090,800	92%
Emmanuel Caprais	75%	450,000	436,500	97%
Mary Beth Gustafsson	75%	394,500	303,765	77%
Davide Barbon(1)	75%	252,950	311,130	123%
Bartek Makowiecki	75%	315,000	258,300	82%
(1)	Mr. Barbon’s 2022 AIP Target and 2022 AIP Award (paid in 2023) have been converted from Euros to U.S. Dollars using the 2022 average exchange rate of 1.1.

ITT INC. | 2023 PROXY STATEMENT 47

COMPENSATION DISCUSSION AND ANALYSIS
2022 ANNUAL INCENTIVE PLAN

2022 AIP PERFORMANCE METRICS AND WEIGHTINGS

Based on the Company’s 2022 business objectives, the Compensation and Human Capital Committee identified four financial performance metrics and an individual component for the 2022 performance year, which together comprise the AIP Performance Factor.

Metric	Weighting	Reason for Selection	Details
Adjusted Earnings Per Share or Adjusted EPS	20%	Important measure of the value provided to shareholders	Adjusted EPS is defined as income from continuing operations attributable to ITT per diluted share, adjusted to exclude special items on an after-tax basis. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred.
Adjusted Free Cash Flow and Adjusted Segment Free Cash Flow	20%	Important measure of how the Company converts its net earnings into deployable cash	Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, other significant items that impact current results which management views as unrelated to the Company’s ongoing operations and performance. Adjusted Segment Free Cash Flow is defined as segment level net cash provided by operating activities less capital expenditures, adjusted for special items and the impact of foreign currency fluctuations.
Adjusted Operating Margin and Adjusted Segment Operating Margin	20%	Emphasizes the importance of maintaining healthy margins	Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as the ratio of Adjusted Operating Income or Adjusted Segment Operating Income, over Organic Revenue, adjusted to exclude special items that include, but are not limited to, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company’s ongoing operations and performance.
Organic Revenue and Organic Segment Revenue	20%	Reflects the Company’s emphasis on growth	Organic Revenue is defined as revenue, excluding the estimated impact of foreign currency fluctuations, acquisitions and divestitures. Adjusted Segment Revenue is defined as segment level revenue excluding the estimated impact of foreign currency fluctuations, acquisitions and divestitures. In both cases, divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation.
Individual Component	20%	Provides focus on supporting enterprise initiatives that will create growth and increase shareholder value

Each NEO establishes several personal or team goals related to Company initiatives or segment-specific initiatives that are aligned with the strategy of the business and the goals of the CEO. For 2022, the areas established at the start of the performance period were:

■

Financial: Deliver on our financial commitments.

■

Culture and Talent: Focus on our people and their work environment by continuing our culture journey through engaging and energizing employees around our strategy, purpose and principles, and increasing the skills of our leaders.

■

Execution: Differentiate ourselves through safety, effectiveness and efficiency; ensure each part of the organization or segment is optimized and delivering on our commitments to our customers.

■

Growth and Innovation: Advance technology and customer relationships to create new opportunities and growth.

■

Capital Deployment: Drive actions to optimize the portfolio through mergers and acquisitions and organic investments.

48 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
2022 ANNUAL INCENTIVE PLAN

As permitted by the ITT Annual Incentive Plan for Executive Officers, the Compensation and Human Capital Committee may exclude the impact of acquisitions, divestitures and other special items in computing AIP awards. Special items represent significant charges or credits that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. Special items may include, but are not limited to, restructuring costs, realignment costs, pension settlement and other curtailment costs, certain acquisition-related expenses, income tax settlements or adjustments, and unusual and infrequent items. The four financial performance metrics applicable to each NEO are non-GAAP financial measures and should not be considered a substitute for measures determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies or those that we use in our Form 10-K or other external financial presentations.

2022 AIP PERFORMANCE TARGETS AND RESULTS

The Adjusted EPS, Adjusted Free Cash Flow, Adjusted Operating Margin and Organic Revenue targets were approved in February 2022 based on the Company’s operating budget. The target of each financial metric was set higher than our 2021 actual results. The Compensation and Human Capital Committee reviewed the operating budget with management to ensure the targets were appropriate and determined the achievement of the combination of financial goals would be challenging and reflect strong performance. In addition to these metrics, ITT Inc. and each of the business segments have working capital financial targets that if not achieved will result in up to a 5 point reduction of the final AIP financial score. The table below sets forth the target and actual results for each 2022 AIP financial performance metric at the corporate level.

ITT INC. FINANCIAL PERFORMANCE TARGETS

The financial targets for Mr. Savi, Mr. Caprais, Ms. Gustafsson and Mr. Makowiecki reflect ITT Inc. targets.

Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2022 Results	2022 Payout
Adjusted Earnings Per Share	$4.05	$4.50	$4.95	$4.44	93.3%
Adjusted Free Cash Flow	$276M	$325M	$390M	$186M	0%
Adjusted Operating Margin	14.9%	16.5%	19.0%	16.0%	83.9%
Organic Revenue	$2,696M	$2,995M	$3,295M	$3,050M	118.5%

SEGMENT FINANCIAL PERFORMANCE TARGETS

The financial targets for Mr. Barbon reflect the APAC region, in addition to the ITT Inc. Adjusted Earnings Per Share target. Business segments receive an additional benefit to their financial score and bonus payout pool when they meet or exceed their financial targets. As a result, Mr. Barbon received an additional eight points toward his AIP financial score, which are not reflected in the table below.

Financial Targets and results of the APAC region, which apply to Mr. Barbon, are in the table below.

Metric	Threshold (50%)		Target (100%)		Maximum (200%)		2022 Results		2022 Payout
Adjusted Segment Free Cash Flow	$67	M	$79	M	$94	M	$77	M	94.2%
Adjusted Segment Operating Margin	18.8%		20.9%		24.0%		22.8%		158.7%
Organic Segment Revenue	$467	M	$519	M	$571	M	$499	M	82.0%

ITT INC. | 2023 PROXY STATEMENT 49

COMPENSATION DISCUSSION AND ANALYSIS
2022 LONG-TERM INCENTIVE COMPENSATION

AIP INDIVIDUAL COMPONENT CONSIDERATIONS

Each NEO has 20% of their AIP bonus target based on the individual component, which rewards achievement of their individual and team goals. The Compensation and Human Capital Committee considered the following achievements when determining the individual component payout of each NEO. The considerations for the CEO were described previously in the “Executive Summary.”

■	Emmanuel Caprais, Senior Vice President and Chief Financial Officer:
●	Supported the delivery of record organic revenue and adjusted EPS results in a continued challenging environment
●	Continued to improve investor relations with ITT Investor Day in June 2022
●	Critical in driving ESG strategy and environmental targets
■	Mary Beth Gustafsson, Senior Vice President and former General Counsel:
●	Supported key strategy projects, including addressing Russia contracts
●	Deeply involved in M&A strategy and decision-making
●	Provided a seamless transition for new General Counsel
■	Davide Barbon, Senior Vice President and President, APAC:
●	Drove strong financial performance including exceeding operating margin target
●	Successfully managed through continued COVID challenges in China
●	Strengthened the APAC leadership team with critical hires
■	Bartek Makowiecki, Senior Vice President, Strategy and Business Development
●	Quickly enhanced the Strategy and Corporate Development function and team after joining ITT in September 2021
●	Advanced ITT’s venture strategy and execution
●	Drove Habonim acquisition

2022 LONG-TERM INCENTIVE COMPENSATION

In 2022, the Compensation and Human Capital Committee approved two types of grants for the Company’s annual LTI awards with each addressing long-term shareholder value alignment in different ways. The Committee believes that granting a combination of PSUs and RSUs provides alignment with shareholder interests, retention value and a direct connection between pay and the performance of our Company over the long term. The 2022 LTI award grants for our NEOs were allocated as follows:

60% PSUs	+	40% RSUs

The following table shows the target value of the 2022 LTI award grants made to NEOs in March 2022 as part of the Company’s annual compensation process. These LTI values were determined by taking into account base pay and annual incentive values, assessing market competitive total compensation levels and seeking to find an appropriate mix of fixed versus variable and short-term versus long-term incentives. These values also considered each NEO’s role, potential long-term contribution, performance, experience and skills.

Named Executive Officer	PSUs (Target Award)	RSUs	Total(1)
Luca Savi	$2,700,000	$1,800,000	$4,500,000
Emmanuel Caprais	660,000	440,000	1,100,000
Mary Beth Gustafsson	420,000	280,000	700,000
Davide Barbon	300,000	200,000	500,000
Bartek Makowiecki	405,000	270,000	675,000
(1)	The values in this table reflect target amounts approved by the Compensation and Human Capital Committee; the values reported in the SCT and the Grants of Plan-Based Awards tables present the grant date fair value as calculated under GAAP.

50 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
2022 LONG-TERM INCENTIVE COMPENSATION

PERFORMANCE STOCK UNITS

PSUs are settled in shares after a three-year performance vesting period, with performance tied equally to the Company’s three-year TSR performance relative to a group of peer companies and the Company’s ROIC.

Delivery of shares generally requires employment throughout the three-year performance period. PSUs provide alignment with absolute stock performance, relative stock performance, Company performance and potential retention value. For each eligible employee, there may be up to three outstanding PSU award periods at any time. No dividend equivalents are paid on unvested PSUs.

ROIC (50% WEIGHTING)

■	The Compensation and Human Capital Committee approved ROIC as a metric to align executive pay with the Company’s performance in driving efficient and disciplined deployment of capital.
■	The ROIC target is a three-year average of the annual ROIC results within the performance period.
■	ROIC for the 2022 PSUs is a percentage that will be calculated by dividing (A) after-tax income from continuing operations attributable to the Company, adjusted to exclude the after-tax impact from special items, interest income or expense and amortization of expense from intangible assets by (B) average total assets from continuing operations, less non-interest bearing current liabilities for the five preceding quarterly periods. Special items represent significant charges or credits that impact results, such as unbudgeted acquisitions or divestitures, but may not be related to the Company’s ongoing operations and performance, as disclosed in the Company’s filings with the SEC.
■	The Compensation and Human Capital Committee establishes the ROIC targets during February or early March each year, before the PSU awards are granted, and the targets for currently outstanding PSUs are reflected in the table below. The ROIC targets will be adjusted annually during the performance period for certain one-time events such as material acquisitions and divestitures and changes in law or accounting principles.

PSU ROIC Targets
PSU Award	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
2022-2024 PSU	13.0%	14.4%	15.8%
2021-2023 PSU	11.0%	12.2%	13.4%
2020-2022 PSU	11.5%	12.7%	14.0%

The 2020 ROIC targets were set before the impact of the COVID-19 pandemic were known. The 2021 ROIC targets were set during the COVID-19 pandemic during which there was significant uncertainty in the markets that we serve.

RELATIVE TSR (50% WEIGHTING)

■	Relative TSR was selected by the Committee to ensure executive compensation is aligned with shareholder value creation.
■	The relative TSR peer group includes companies in the S&P 400 Capital Goods index and additional companies from the transportation and industrial pump/flow industries (collectively, the “TSR peer group”) in order to provide a broad set of companies that align with ITT’s portfolio mix.
■	TSR performance is measured by comparing the average closing stock price for the month of December prior to the start of the three-year performance cycle, to the average closing stock price for the month of December that concludes the three-year performance.
■	Vesting at the end of the applicable three-year performance period is based on the Company’s TSR performance ranked against the TSR performance of the other companies within the TSR peer group.
If Company’s Relative Total Shareholder Return Performance is:	Payout Factor for TSR Component of PSUs*
at the 80th percentile or greater	200%
at the 50th percentile	100%
at the 35th percentile	50%
less than the 35th percentile	0%
*	Payouts for performance between the percentiles shown are interpolated.

ITT INC. | 2023 PROXY STATEMENT 51

COMPENSATION DISCUSSION AND ANALYSIS
2022 LONG-TERM INCENTIVE COMPENSATION

PAYOUT ON PSUs GRANTED IN 2020

In 2020, ITT granted PSUs to certain executives, including each of the NEOs other than Mr. Makowiecki, who joined ITT in 2021. The three-year performance targets were based equally on the Company’s TSR performance relative to the performance of companies in the TSR peer group and the Company’s ROIC performance. The payout of the 2020 PSUs was 51% of target based on the following results:

■	ROIC Results (50% weighting): In July 2021, ITT divested its legacy asbestos liabilities and insurance assets to Delticus HoldCo L.P. In addition, in April 2022, ITT completed the acquisition of Habonim Industrial Valves and Actuators Ltd. The 2020 ROIC targets were adjusted for these transactions in accordance with the Company’s 2020 PSU award agreement, which states that targets will be adjusted for material acquisitions, divestitures or other one-time events, or material changes in laws, regulations or accounting principles. ITT’s three-year average ROIC was 12.1%, which met the adjusted threshold of 12.1%, resulting in a payout of 50% of target.

■	2020-2022 Relative TSR Results (50% weighting): During the three-year performance period, ITT’s TSR was at the 36th percentile of the TSR peer group. The payout for the TSR metric was 52% of target.

RESTRICTED STOCK UNITS

RSUs are settled in shares after a three-year vesting period and provide alignment with stock performance and retention value. Grants of RSUs provide NEOs with stock ownership of ITT shares after the restrictions lapse. NEOs receive RSU awards because, in the judgment of the Compensation and Human Capital Committee, and based on management recommendations, these individuals are in positions most likely to influence the achievement of the Company’s long-term value creation goals and to create shareholder value over time. The Compensation and Human Capital Committee reviews all grants of RSUs for executive officers prior to the award, including awards based on performance, retention-based awards, and awards contemplated for new employees as part of employment offers. The CEO has the authority to grant RSUs to other employees in certain situations. These grants are reviewed by the Compensation and Human Capital Committee at its next scheduled meeting. RSUs do not grant dividend or voting rights to the holder over the vesting period, however, dividend equivalents are accrued and paid after vesting. In certain cases, such as for new hires or to facilitate retention, selected employees may receive RSUs subject to different vesting terms.

PERFORMANCE-RELATED GRANTS

In addition to annual LTI awards, the Compensation and Human Capital Committee may award other grants in the form of PSUs, RSUs or stock options. These grants are used to attract new senior executives to ITT, provide additional retention incentive or reward extraordinary performance. The Compensation and Human Capital Committee approved a grant of 2022 PSUs with a target value of $150,000 to Mr. Barbon on

March 4, 2022 to recognize his extraordinary performance managing the APAC region, and specifically China, through the COVID-19 pandemic. The Compensation and Human Capital Committee also approved a grant of 2022 PSUs with a target value of $400,000 to Mr. Caprais on September 26, 2022 in recognition of strong individual performance.

52 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
BENEFITS AND PERQUISITES

BENEFITS AND PERQUISITES

All of the NEOs are eligible to participate in the Company’s broad-based U.S. employee benefits program other than Mr. Barbon, who is employed by ITT Italy Holdings s.r.l. and is on international assignment in Shanghai, China. The program includes the ITT Retirement Savings Plan, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans.

All of the NEOs except for Mr. Barbon, together with most of the Company’s other salaried employees who work in the United States, participate in the ITT Retirement Savings Plan, a tax-qualified savings plan, which allows employees to contribute to the plan on a before-tax basis, on an after-tax basis or as a Roth contribution. The Company makes a core contribution of 3% or 4% of pay to the plan for all eligible employees and matches 50% of employee contributions, up to 6% of pay. The core contribution is 3% for employees whose age plus years of service is less than 50, and 4% for employees whose age plus years of service is at least 50.

The Company provides only those perquisites it considers to be reasonable and consistent with competitive practices. Perquisites available for our U.S.-based NEOs are financial and estate planning reimbursement of up to $15,000 per year. Mr. Barbon receives a company car, which is a common market practice for senior executives based in Shanghai, China.

Amounts reported as perquisites also include reimbursement of certain relocation-related expenses, which are described in detail in the notes to the “All Other Compensation Table” in the section entitled “Compensation Tables.”

RETIREMENT AND BENEFITS PLAN FOR MR. BARBON

Mr. Barbon is employed by ITT’s Italian subsidiary and is eligible for statutory retirement and health and welfare benefits that are generally provided to our employees in Italy that have the classification of Dirigenti (Executive). He also participates in a Motion Technologies (Italy) supplemental retirement plan provided under the terms of the collective bargaining agreement applicable to executives of industrial companies. These benefits are provided in addition to the Italian government-provided retirement benefits.

During Mr. Barbon’s assignment in China, he and his family are covered by ITT’s international healthcare plan, which covers all employees that participate in an international assignment.

OTHER COMPENSATION AND BENEFITS

POST-EMPLOYMENT COMPENSATION

ITT DEFERRED COMPENSATION PLAN

For periods prior to 2020, Mr. Caprais and Ms. Gustafsson were eligible to participate in the ITT Deferred Compensation Plan. This plan provided U.S. executives an opportunity to defer receipt of between 2% and 90% of any AIP awards they earned. The amount of deferred compensation ultimately would also reflect the performance of benchmark investment funds made available under the plan as selected by the executive. Participants in the ITT Deferred Compensation Plan may elect a fund that tracks the performance of ITT’s common stock. Beginning in 2020, executives were no longer able to defer compensation under the ITT Deferred Compensation Plan, but will still be entitled to receive any compensation deferred prior to 2020 in accordance with the plan.

SEVERANCE PLAN ARRANGEMENTS

The Company maintains severance arrangements for most of its senior executives, including all of the NEOs. These arrangements are included in two plans, one covering most severance circumstances (the “ITT Senior Executive Severance Pay Plan”), and the other covering severance following a change-in-control event (the “ITT Senior Executive Change in Control Severance Pay Plan”). These plans do not allow for the payment of tax gross-ups on severance pay or other benefits.

ITT INC. | 2023 PROXY STATEMENT 53

COMPENSATION DISCUSSION AND ANALYSIS
POLICIES

The purpose of the ITT Senior Executive Severance Pay Plan is to provide a period of transition for senior executives upon termination of employment. The terms of the ITT Senior Executive Severance Pay Plan apply to Mr. Savi, Mr. Caprais, Ms. Gustafsson, and Mr. Makowiecki. The severance terms for Mr. Barbon are covered under the National Collective Agreement for the Industrial Sector Managers in Italy. This  agreement provides Mr. Barbon with termination benefits in the event his employment is terminated for other than cause. Senior executives who are full-time salaried employees of the Company or any subsidiary, who are paid under a U.S. payroll and who report directly to the CEO are covered by the ITT Senior Executive Severance Pay Plan. The plan generally provides for severance payments if the Company terminates a senior executive’s employment without cause. In the event any payment would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), then the aggregate of all payments would be reduced so the present value of the aggregate of all payments is maximized, but is not subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.

The purpose of the ITT Senior Executive Change in Control Severance Pay Plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined under the heading “Compensation Tables—Potential Post-Employment Compensation—Change in Control Arrangements”) including a change in control. The ITT Senior Executive Change in Control Pay Plan applies to all NEOs. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments in the case of an acceleration event and qualifying termination of employment.

These plans, including the potential post-employment payments our NEOs would receive pursuant to these plans, are described in more detail elsewhere in this Compensation Discussion and Analysis under the heading “Compensation Tables—Potential Post-Employment Compensation.” The severance plans apply to our key employees as defined by Section 409A of the Code.

POLICIES

THE ROLE OF RISK AND RISK MITIGATION

The Compensation and Human Capital Committee regularly reviews risk factors associated with our businesses in determining compensation structure and pay practices. The structure of the Board’s committees facilitates this evaluation and determination. Further, overall enterprise risk is considered and discussed at Board meetings, providing additional important information to the Compensation and Human Capital Committee. The CEO attends those portions of the Compensation and Human Capital Committee meetings at which plan features and design configurations of our annual and LTI plans are considered and approved.

54 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
POLICIES

We believe our executive compensation program appropriately balances risk with maximizing long-term shareholder value. The following features of our executive compensation program help to contribute to the achievement of this goal.

Emphasis on Long-Term Compensation	By granting long-term incentive compensation at 43% to 67% of our NEOs’ total compensation package, the Compensation and Human Capital Committee believes it is encouraging strategies that correlate with the long-term interests of the Company. Our LTI awards, described elsewhere in this Compensation Discussion and Analysis under the heading “2022 Long-Term Incentive Compensation,” feature a three-year vesting threshold at the senior vice president level and above, encouraging behavior focused on long-term value creation. PSUs focus on ITT’s three-year TSR and ROIC performance, encouraging behavior focused on long-term goals.
Pay Mix	15% to 32% of total target compensation is fixed for NEOs while the remaining total compensation is tied to performance, consistent with our pay-for-performance philosophy. As scope of responsibility increases, the amount of performance-based pay increases and fixed pay decreases relative to other officers. Our incentive design provides multiple performance time frames and a variety of financial measures that are intended to drive profitable and sustained growth.
Clawback Policy	We have a policy that provides for recoupment of performance-based compensation if the Board determines a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results. In such a situation, the Board will review all compensation awarded to, or earned by, that senior executive on the basis of our financial performance during fiscal periods materially affected by the restatement. This would include annual cash incentive and bonus awards and all forms of equity-based compensation. If, in the Board’s view, the compensation related to our financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The policy covers all executives that receive PSUs, including our NEOs.
Required Executive Stock Ownership	NEOs are required to own Company shares or share equivalents with a value equal to a multiple of their base salary, as discussed in more detail below. We believe this requirement aligns their interests with the interests of the Company’s shareholders and also discourages behavior that places focus only on the short-term.
Prohibition Against Speculating, Hedging or Pledging Stock	We have a policy prohibiting employees from hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options. We also prohibit employees from pledging Company securities as collateral for a loan.
Rule 10b5-1 Trading Plans	The Board has authorized the use by executive officers of prearranged trading plans under Rule 10b5-1 under the Exchange Act. Rule 10b5-1 permits insiders to adopt predetermined plans for selling specified amounts of stock or exercising stock options under specified conditions and at specified times. Executive officers may only enter into a trading plan during an open trading window, they must not possess material nonpublic information regarding the Company at the time they adopt the plan and must act in good faith with respect to the plan. Using trading plans, insiders can diversify their investment portfolios while avoiding concerns about transactions occurring at a time when they might possess material nonpublic information. Generally, under these trading plans, the individual relinquishes control over the transactions once the plan is put into place. Accordingly, sales may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving the Company. Both new plans and modifications are subject to a statutory “cooling-off period” designed to safeguard the plans from manipulation or market timing. Trading plans adopted by executive officers are reviewed and approved by our legal department.

ITT INC. | 2023 PROXY STATEMENT 55

COMPENSATION DISCUSSION AND ANALYSIS
POLICIES

EXECUTIVE STOCK OWNERSHIP GUIDELINES

The Company maintains stock ownership guidelines for all of its executive officers, including the NEOs. Executive officers have five years in order to meet the guidelines.

Stock ownership guidelines for officers specify the desired levels of Company stock ownership and encourage a set of behaviors for each officer to reach the guideline levels. The guidelines specify expected stock ownership levels expressed as a multiple of base salary, as set forth in the table below. Only the following equity holdings count toward achieving these ownership levels: shares owned outright, Company unvested RSUs, shares held in the Company’s dividend reinvestment plan, shares owned in the ITT Retirement Savings Plan and “phantom” shares held in a fund that tracks an index of the Company’s stock in the deferred compensation plan. Unvested PSUs, which comprise a significant percentage of total compensation for the CEO and other NEOs, do not count towards the achievement of our executive stock ownership guidelines. The guidelines, and compliance with the guidelines, are monitored periodically. As of December 31, 2022, all NEOs either have met the guidelines, or are on track to meet the guidelines.

Chief Executive Officer	6 x Annual Base Salary
Executive Vice Presidents	4 x Annual Base Salary
Senior Vice Presidents	3 x Annual Base Salary
Selected Vice Presidents	1 x Annual Base Salary

HEDGING POLICY

Our NEOs are subject to the Company’s hedging policy described at page 23.

CONSIDERATIONS OF TAX AND ACCOUNTING IMPACTS

In establishing total compensation for the executive officers, the Compensation and Human Capital Committee has considered the effect of Section 162(m) of the Code and the accounting rules associated with the Company’s compensation programs. As a general matter, Section 162(m) disallows a tax deduction for compensation over $1,000,000 paid for any fiscal year to the CEO, the CFO and the three other highest-paid NEOs.

The Compensation and Human Capital Committee did not design the 2022 executive compensation program to preserve the deductibility of compensation that is paid to executive officers, as it did prior to the adoption of the Tax Cuts and Jobs Act of 2017.

56 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by each of our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Comp(2)	Change in Pension Value and Non-qual- ified Deferred Comp Earnings	All Other Comp(3)	Total
Luca Savi Chief Executive Officer and President	2022	$1,025,037	$—	$4,529,297	$1,090,800	$—	$196,984	$6,842,118
	2021	996,922	—	4,723,075	1,794,000	—	168,132	7,682,129
	2020	832,307	—	3,993,378	946,000	—	853,695	6,625,380
Emmanuel Caprais Senior Vice President and Chief Financial Officer	2022	495,307	—	1,516,165	436,500	—	73,657	2,521,629
	2021	450,000	—	1,012,655	491,400	—	46,933	2,000,988
	2020	377,042	—	794,785	231,530	—	36,982	1,440,339
Mary Beth Gustafsson Senior Vice President and former General Counsel	2022	522,921	—	704,539	303,765	—	73,931	1,605,156
	2021	508,080	—	877,404	520,200	—	66,646	1,972,330
	2020	445,385	—	820,020	285,000	—	58,497	1,608,902
Davide Barbon(4) Senior Vice President and President, Asia Pacific Region	2022	336,050	—	655,665	311,130	—	735,292	2,038,137
	2021	342,000	—	427,554	297,882	—	382,289	1,449,725

Bartek Makowiecki(5) Senior Vice President, Strategy and Business Development	2022	420,000	370,000	679,433	258,300	—	25,200	1,752,933
(1)	Amounts include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for PSUs and RSUs. A discussion of the assumptions used in calculating these values may be found in Note 17, Long-Term Incentive Employee Compensation, to the Consolidated Financial Statements in our 2022 Annual Report on Form 10-K.
(2)	As described in the “2022 Annual Incentive Plan” section of the Compensation Discussion and Analysis, the amounts reported reflect compensation earned for performance under the annual incentive compensation program for that year.
(3)	Amounts in this column for 2022 represent items specified in the All Other Compensation Table below.
(4)	Mr. Barbon’s compensation was converted from Euros to U.S. Dollars using the 2022 average exchange rate of 1.1.
(5)	Mr. Makowiecki joined ITT in 2021. ITT made payments totaling $ 370,000 to Mr. Makowiecki in March 2022 to offset forfeited bonus payment and stock awards from his previous employer.

ITT INC. | 2023 PROXY STATEMENT 57

COMPENSATION TABLES
ALL OTHER COMPENSATION TABLE

ALL OTHER COMPENSATION TABLE

	Luca Savi	Emmanuel Caprais	Mary Beth Gustafsson	Davide Barbon	Bartek Makowiecki
Executive Perquisites:
Financial Counseling(1)	$0	$2,700	$3,325	$0	$0
Company Car	0	0	0	0	0
Assignment and Relocation Expense(2)	0	0	0	728,032	0
Total Perquisites	—	2,700	3,325	728,032	—
All Other Compensation:
Tax Reimbursements	0	0	0	0	0
Insurance Benefits(3)	0	0	0	0	0
Retirement Plan Contributions(4)	196,984	70,957	70,606	7,260	25,200
Total All Other Compensation	$196,984	$73,657	$73,931	$735,292	$25,200
(1)	Amounts represent taxable financial and estate planning services fees paid during 2022.
(2)	Mr. Barbon is on an international assignment in China. ITT provides allowances for the costs that Mr. Barbon and his family incur in excess of their costs had they remained in Italy. The total amount includes: housing costs ($164,698), cost for his children to attend school ($33,042), cost of living and hardship allowances ($84,002), transportation costs ($32,647) and other assignment related costs including immigration. Also included are tax gross ups ($413,644) to offset the additional personal income tax impact of the international assignment.
(3)	Amounts include taxable group term-life insurance premiums attributable to each U.S. based NEO.
(4)	Amounts represent the total employer contributions under the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan. 2022 contributions to the ITT Retirement Savings Plan are: $21,001 for Mr. Savi, $23,237 for Mr. Caprais, $18,937 for Ms. Gustafsson and $18,300 for Mr. Makowiecki. Contributions to the ITT Supplemental Retirement Savings Plan are discussed in the 2022 Nonqualified Deferred Compensation Table. The amount for Mr. Barbon includes the employer contribution to the Italian statutory termination indemnity fund (Previndai) that would be paid upon his termination from the Company and have been converted from euros to U.S. dollars using a 2022 average exchange rate of 1.1.

58 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS IN 2022

GRANTS OF PLAN-BASED AWARDS IN 2022

The following table provides information about 2022 equity and non-equity awards for the NEOs. The table includes the grant date for equity-based awards, the estimated future payouts under non-equity incentive plan awards (which consist of potential payouts under the 2022 AIP) and estimated future payouts under 2022 equity incentive plan awards, which consist of potential payouts related to the PSUs granted in 2022 for the 2022-2024 performance period. Also provided is the number of shares underlying all other stock awards, which for 2022 were composed solely of RSU awards. The grants in the following table were made under the 2011 Omnibus Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value: Equity Incentive Plan Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Luca Savi	3/4/2022	592,825	1,185,650	2,371,300
	3/4/2022				17,598	35,195	70,390		2,728,976
	3/4/2022							22,535	1,800,321
Emmanuel Caprais	3/4/2022	225,000	450,000	900,000
	3/4/2022				4,303	8,605	17,210		667,221
	3/4/2022							5,510	440,194
	9/26/2022				3,158	6,315	12,630		408,750
Mary Beth Gustafsson	3/4/2022	197,000	394,000	788,000
	3/4/2022				2,738	5,475	10,950		424,525
	3/4/2022							3,505	280,014
Davide Barbon	3/4/2022	126,475	252,950	505,900
	3/4/2022				2,938	5,875	11,750		455,540
	3/4/2022							2,505	200,124
Bartek Makowiecki	3/4/2022	157,500	315,000	630,000
	3/4/2022				2,640	5,280	10,560		409,405
	3/4/2022							3,380	270,028
(1)	Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the AIP. These potential payments are based on achievement of specific performance metrics and are completely at risk. The AIP Target award is computed based upon the applicable range of net estimated payments denominated in dollars where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target, and the maximum is equal to 200% of target. Zero payment is possible for performance below the threshold.
(2)	Amounts reflect the threshold, target and maximum unit levels, respectively, of potential PSU award payouts. These potential unit amounts are based on achievement of specific performance metrics and are completely at risk. The PSU is computed based upon the applicable range of net estimated payments denominated in units where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target. Zero payment is possible for performance below the threshold.
(3)	Amounts reflect RSU awards granted in 2022 to the NEOs.
(4)	Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for PSU and RSU awards granted to the NEOs in 2022. A discussion of assumptions relating to these LTI awards may be found in Note 17, Long-Term Incentive Employee Compensation, to the Consolidated Financial Statements in our 2022 Form 10-K.

ITT INC. | 2023 PROXY STATEMENT 59

COMPENSATION TABLES
OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Luca Savi	3/4/2020	—	—	—	—	—	24,850	2,015,335	19,682	1,596,210
	3/4/2021	—	—	—	—	—	19,940	1,617,134	15,438	1,252,022
	3/4/2022	—	—	—	—	—	22,535	1,827,589	17,598	1,427,198
Emmanuel Caprais	3/4/2020	—	—	—	—	—	900	72,990	950	77,045
	3/16/2020	—	—	—	—	—	398	32,278	429	34,792
	3/4/2021	—	—	—	—	—	4,275	346,703	3,310	268,441
	3/4/2022	—	—	—	—	—	5,510	446,861	4,303	348,973
	9/26/2022	—	—	—	—	—	—	—	3,158	256,114
Mary Beth Gustafsson	3/4/2020	—	—	—	—	—	5,105	414,016	4,041	327,725
	3/4/2021	—	—	—	—	—	3,705	300,476	2,868	232,595
	3/4/2022	—	—	—	—	—	3,505	284,256	2,738	222,052
Davide Barbon	3/4/2020	—	—	—	—	—	655	53,121	692	56,121
	10/15/2020	—	—	—	—	—	935	75,829	740	60,014
	3/4/2021	—	—	—	—	—	1,805	146,386	1,398	113,378
	3/4/2022	—	—	—	—	—	2,505	203,156	2,938	238,272
Bartek Makowiecki	9/14/2021	—	—	—	—	—	2,170	175,987	600	48,660
	3/4/2022	—	—	—	—	—	3,380	274,118	2,640	214,104
(1)	RSUs generally vest 100% on the third anniversary of the grant date. PSUs vest upon the completion of a three-year performance period beginning January 1 of the grant year and are shown at threshold payout, with the exception of the PSUs granted on March 4, 2020 which are shown at 51% of target based on the actual three-year relative TSR and ROIC results.
(2)	Reflects the Company’s closing stock price of $81.10 on December 30, 2022. Under the Equity Incentive Plan Awards column, the 2020 PSUs granted on March 4, 2020 are reflected as having vested on December 31, 2022 and are shown at 51% of target based on three-year TSR and ROIC results.

60 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION TABLES
OPTION EXERCISES AND STOCK VESTED IN 2022

OPTION EXERCISES AND STOCK VESTED IN 2022

The following table provides information regarding the values realized by our NEOs upon the exercise of stock options and the vesting of stock awards in 2022.

	Option Awards		Stock Awards
Named Executive Officer	# of Shares Acquired on Exercise	Value Realized on Exercise	# of Shares Acquired on Vesting	Value Realized on Vesting
Luca Savi(1)	40,290	$1,762,612	65,291	$5,328,399
Emmanuel Caprais	—	—	4,204	338,359
Mary Beth Gustafsson	—	—	15,312	1,249,612
Davide Barbon	—	—	2,778	226,713
Bartek Makowiecki(2)	—	—	—	—
(1)	Mr. Savi exercised a total of 40,290 stock options during 2022 that were from awards granted between 2013 and 2016. He paid cash for the shares at the option price in order to retain all of the corresponding 40,290 ITT shares.
(2)	Mr. Makowiecki joined ITT in 2021 and did not have any stock awards vest in 2022.

2022 PENSION BENEFITS

Effective on October 31, 2011, all of the Company’s pension benefits for salaried US employees were frozen, and the cumulative liability of these benefits was assumed by Exelis Inc.

None of our NEOs were U.S. employees prior to October 31, 2011, and therefore none are eligible for pension benefits.

2022 NONQUALIFIED DEFERRED COMPENSATION

ITT DEFERRED COMPENSATION PLAN

The ITT Deferred Compensation Plan is a tax deferral plan that was frozen to new deferrals effective as of 2020. The ITT Deferred Compensation Plan permitted eligible employees with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payment. The AIP amount deferred is included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. Withdrawals under the plan are available on payment dates elected by participants at the time of the deferral election. The withdrawal election is irrevocable, except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the ITT Deferred Compensation Plan. Amounts deferred will be unsecured general obligations of the Company to pay the deferred compensation in the future and employees will have the rights of an unsecured general creditor with respect to those funds.

Participants can elect to have their account balances allocated into one or more of the 25 phantom investment funds (including a phantom Company stock fund) and can change their investment allocations on a daily basis. All plan accounts are maintained on the accounts of the Company and investment earnings are credited to a participant’s account (and charged to corporate earnings) to mirror the investment returns achieved by the investment funds chosen by that participant.

A participant can establish up to six “accounts” into which AIP award deferrals are credited and he or she can elect a different form of payment and a different payment commencement date for each “account.” One account may be selected based on a termination date (the “Termination Account”) and five accounts are based on employee-specified dates (each a “Special Purpose Account”). Each Special Purpose Account and Termination Account may have different investment and payment options. Termination Accounts will be paid in the seventh month following the last day worked. Changes to Special Purpose Account distribution elections must be made at least 12 months before any existing benefit payment date, may not take effect for at least 12 months, and must postpone the existing benefit payment date by at least five years. Additionally, Termination Account distribution elections are irrevocable.

ITT INC. | 2023 PROXY STATEMENT 61

COMPENSATION TABLES
2022 NONQUALIFIED DEFERRED COMPENSATION

The table below shows the annual rate of return for the funds available under the ITT Deferred Compensation Plan, as reported by the administrator for the calendar year ended December 31, 2022.

Name of Fund	Rate of Return 1/1/22 to 12/31/22	Name of Fund	Rate of Return 1/1/22 to 12/31/22
Fixed Rate Option(1)	3.05%	American Funds EuroPacific Growth (REREX)	(23.00)%
PIMCO Total Return Institutional (PTTRX)	(14.09)%	First Eagle Overseas A (SGOVX)	(8.10)%
PIMCO Real Return Institutional (PRRIX)	(11.86)%	Lazard Emerging Markets Equity Open (LZOEX)	(15.09)%
T Rowe Price High Yield (PRHYX)	(11.14)%	Clearbrige Small Cap Growth IS (LMOIX)	(28.55)%
Dodge & Cox Stock (DODGX)	(7.23)%	DFA US Targeted Value I (DFFVX)	(4.62)%
American Funds Growth Fund of America R4	(30.74)%	Invesco Global Real Estate A (AGREX)	(25.23)%
Vanguard 500 Index Admiral (VFIAX)	(18.15)%	Model Portfolio(2) — Conservative	(11.20)%
Vanguard Selected Value Inv (VASVX)	(7.44)%	Model Portfolio(2) — Moderate Conservative	(13.14)%
Artisan Mid Cap (ARTMX)	(36.82)%	Model Portfolio(2) — Moderate	(14.27)%
Hartford Schroders Int’l Multi-Cap Value S (SIDRX)	(11.58)%	Model Portfolio(2) — Moderate Aggressive	(15.35)%
Vanguard Federal Money Market Inv (VMFXX)	1.55%	Model Portfolio(2) — Aggressive	(16.52)%
Vanguard Total Bond Market Index Adm (VBTLX)	(13.16)%	ITT Stock Fund (ITT)	(19.50)%
Vanguard Developed Markets Index Adm (VTMGX)	(15.32)%
(1)	The Fixed Rate Option rate is based on guaranteed contractual returns from the insurance company provider.
(2)	The returns shown in the model portfolio are not subsidized by the Company, but represent returns for a managed portfolio based on funds available to deferred compensation participants.

ITT SUPPLEMENTAL RETIREMENT SAVINGS PLAN

Since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts to the tax-qualified plan ($305,000 in 2022), the Company has established and maintains a non-qualified unfunded ITT Supplemental Retirement Savings Plan to allow for Company contributions based on base salary and actual annual bonus paid in excess of these limits. All balances under this plan are maintained on the books of the Company and earnings are credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked. Effective January 1, 2012, the plan was amended to no longer permit employee contributions.

62 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION TABLES
POTENTIAL POST-EMPLOYMENT COMPENSATION

2022 NONQUALIFIED DEFERRED COMPENSATION TABLE

The table below shows nonqualified deferred compensation activity for the NEOs for 2022.

Name	Executive Contributions Last Fiscal Year(1)	Registrant Contributions Last Fiscal Year(2)	Aggregate Earnings Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Luca Savi
Non-qualified savings	$—	$175,983	$6,231	$—	$415,961
Deferred compensation	—	—	—	—	—
TOTAL	$—	$175,983	$6,231	$—	$415,961
Emmanuel Caprais
Non-qualified savings	$—	$47,720	$2,531	$—	$167,293
Deferred compensation	—	—	—	—	—
TOTAL	$—	$47,720	$2,531	$—	$167,293
Mary Beth Gustafsson
Non-qualified savings	$—	$51,669	$4,767	$—	$297,543
Deferred compensation	—	—	32,714	—	1,105,285
TOTAL	$—	$51,669	$37,481	$—	$1,402,828
Davide Barbon(3)
Non-qualified savings	$—	$—	$—	$—	$—
Deferred compensation	—	—	—	—	—
TOTAL	$—	$—	$—	$—	$—
Bartek Makowiecki
Non-qualified savings	$—	$6,900	$20	$—	$6,920
Deferred compensation	—	—	—	—	—
TOTAL	$—	$6,900	$20	$—	$6,920
Note:	“Non-qualified savings” represent amounts in the ITT Supplemental Retirement Savings Plan. “Deferred compensation” earnings under the ITT Deferred Compensation Plan are calculated by reference to actual earnings of the investment funds as provided in the table above.
(1)	Employee contributions to the ITT Deferred Compensation Plan were frozen in 2020.
(2)	Amounts represent the core, match and applicable transition employer contributions into the ITT Supplemental Retirement Savings Plan (Non-qualified savings).
(3)	Mr. Barbon is employed by ITT’s Italian subsidiary and is not eligible for non-qualified deferred compensation.

POTENTIAL POST-EMPLOYMENT COMPENSATION

The potential post-employment compensation tables reflect the amount of compensation payable to each of the NEOs in the event their ITT employment ceases, including voluntary termination, termination for cause, death or disability, termination without cause or termination in connection with a change of control. Post-separation compensation of our NEOs, other than Mr. Barbon, is governed by the ITT Senior Executive Severance Pay Plan. In addition, post-separation compensation of all of our NEOs is governed by the ITT Senior Executive Change in Control Severance Pay Plan (applicable to situations involving a change of control) and our equity award agreements.

The amounts shown in the potential post-employment compensation tables are estimates, assuming the triggering event occurred on December 31, 2022, including amounts that would be earned through such date (or that would be earned during a period of severance), and where applicable, are based on the closing price of the Company’s stock on December 30, 2022, the last trading day of 2022, which was $81.10.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

ITT INC. | 2023 PROXY STATEMENT 63

COMPENSATION TABLES
POTENTIAL POST-EMPLOYMENT COMPENSATION

PAYMENTS AND BENEFITS PROVIDED GENERALLY TO SALARIED EMPLOYEES

The amounts shown in the tables in this section do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

■	Accrued salary and vacation pay; and
■	Distributions of plan balances under the ITT Retirement Savings Plan and amounts under the ITT Supplemental Retirement Savings Plan.

No perquisites are available to any NEOs in any of the post-employment compensation circumstances.

ITT SENIOR EXECUTIVE SEVERANCE PAY PLAN

The ITT Senior Executive Severance Pay Plan provides overall cash severance benefits to executives, provides participants with outplacement assistance for one year and and provides six months of eligibility for healthcare benefits. The amount of severance pay under this plan depends on the executive’s base pay and years of service, not to exceed two times the executive’s annual compensation for the year preceding the severance date. The Company considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function.

No severance is provided if an employee is terminated for cause because the Company believes employees terminated for cause should not receive additional compensation. In addition, the Company’s obligation to continue severance payments stops if the executive does not comply with the Company’s Code of Conduct. We consider this cessation provision to be critical to the Company’s emphasis on ethical behavior. The Company’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the ITT Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements.

If a covered executive receives or is entitled to receive other compensation from the Company, the amount of that other compensation could be used to offset amounts otherwise payable under the ITT Senior Executive Severance Pay Plan. Severance pay will start within 60 days following the covered executive’s scheduled termination date.

ITT SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN

This plan provides two levels of benefits for covered executives, based on their position within the Company. The Compensation and Human Capital Committee considered two levels of benefits to be appropriate based on the relative ability of each level of employee to influence future Company performance. Executive Vice Presidents and Senior Vice Presidents receive the higher level and certain Vice Presidents the second level. Under the ITT Senior Executive Change in Control Severance Pay Plan, if a covered executive is terminated within two years of a change in control or in contemplation of a change in control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years of a change in control, he or she would be entitled to:

■	Any accrued but unpaid base salary, bonus (AIP award), vacation and unreimbursed expenses;
■	Two or three times the current base salary and target annual incentive as of the termination date;
■	A lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company’s contributions to the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan, such percentage rate not to exceed 7% per year;
■	Subsidized healthcare benefits for six months after termination; and
■	One year of outplacement assistance.

All of the NEOs are covered at the highest level of benefits.

64 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION TABLES
POTENTIAL POST-EMPLOYMENT COMPENSATION

CHANGE IN CONTROL ARRANGEMENTS

There are change of control provisions in various Company plans which were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than in the interests of the shareholders.

All current long-term incentive awards (PSUs and RSUs) have included a “double trigger” provision, whereby no benefits will be paid to an executive unless (i) a change in control of the Company has occurred and (ii) there has been a specified change in the employment status of the executive within a period of time following the change in control. For example, if a covered executive is terminated without cause within two years of a change in control or terminates his or her employment for good reason within two years of a change in control, or is terminated before the change in control occurs, but after its announcement or at the request of a participant, he or she would be entitled to vesting of long-term incentive awards pursuant to the award agreements. The ITT Senior Executive Change in Control Severance Pay Plan and ITT Change in Control Severance Pay Plan also have double trigger provisions. We utilize “double trigger” vesting to ensure management talent will be available to assist in the successful integration following a change in control and to align with prevailing governance practices. The payment or vesting of awards or benefits under the ITT Annual Incentive Plan for Executive Officers, the Deferred Compensation Plan and the Supplemental Retirement Savings Plan have a “single trigger” provision and are accelerated solely upon the occurrence of a change in control of the Company.

The 2011 Omnibus Incentive Plan, 2003 Equity Incentive Plan, ITT Annual Incentive Plan for Executive Officers, ITT Senior Executive Change in Control Severance Pay Plan, ITT Change in Control Severance Pay Plan, Deferred Compensation Plan and Supplemental Retirement Savings Plan consider a change in control to have occurred if one of the following acceleration events occurs:

1.	A report on Schedule 13D was filed with the SEC disclosing any person, other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary, had become the beneficial owner of 20% or more of the Company’s outstanding stock.
2.	A person other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary purchased the Company’s shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of the Company’s outstanding stock.

3.	The shareholders of the Company approved:

a.	Any consolidation, business combination or merger of the Company other than a consolidation, business combination or merger in which the shareholders of the Company immediately prior to the merger would hold 50% or more of the combined voting power of the Company or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation they held in the Company immediately prior to the merger; or

b.	Any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.

4.	A majority of the members of the Board of the Company changed within a 12 month period, unless the election or nomination for election of each of the new directors by the Company’s shareholders had been approved by two-thirds of the directors still in office who had been directors at the beginning of the 12 month period or whose nomination for election or election was recommended or approved by a majority of directors who were directors at the beginning of the 12 month period.

5.	Any person other than the Company or one of its subsidiaries or any employee benefit plan sponsored by the Company or a subsidiary became the beneficial owner of 20% or more of the Company’s outstanding stock.

Under the 2011 Omnibus Incentive Plan, 2003 Equity Incentive Plan, ITT Annual Incentive Plan for Executive Officers, ITT Senior Executive Change in Control Severance Pay Plan and ITT Change in Control Severance Pay Plan, a change of control additionally requires consummation of the transactions described in 3(a) and (b) above.

ITT INC. | 2023 PROXY STATEMENT 65

COMPENSATION TABLES
POTENTIAL POST-EMPLOYMENT COMPENSATION

Potential post-employment compensation arrangements are more fully described for the NEOs in the following table. As noted above, this table assumes a triggering event as of December 31, 2022.

	Resignation or Termination for Cause	Death or Disability	Termination Not For Cause	Termination Not For Cause or With Good Reason After Change of Control
Luca Savi
Cash Severance(1)	$—	$—	$1,031,000	$3,093,000
AIP	—	—	—	3,556,950
Unvested Equity Awards(2)	—	12,413,008	7,463,036	13,945,145
ITT Supplemental Retirement Savings Plan(3)	—	—	—	216,510
Other Benefits(4)			41,081	41,081
TOTAL(5)	$—	$12,413,008	$8,535,117	$20,852,686
Emmanuel Caprais
Cash Severance(1)	$—	$—	$600,000	$1,800,000
AIP	—	—	—	1,350,000
Unvested Equity Awards(2)	—	3,154,993	1,619,367	3,431,179
ITT Supplemental Retirement Savings Plan(3)	—	—	—	126,000
Other Benefits(4)	—	—	41,081	41,081
TOTAL(5)	$—	$3,154,993	$2,260,448	$6,748,260
Mary Beth Gustafsson
Cash Severance(1)	$—	$—	$526,000	$1,578,000
AIP	—	—	—	1,183,500
Unvested Equity Awards(2)	—	2,235,250	1,411,308	2,549,784
ITT Supplemental Retirement Savings Plan(3)	—	—	—	110,460
Other Benefits(4)	—	—	37,588	37,588
TOTAL(5)	$—	$2,235,250	$1,974,896	$5,459,332
Davide Barbon
Cash Severance(1)	$—	$—	$—	$—
AIP	—	—	337,260	1,011,780
Unvested Equity Awards(2)	—	1,297,695	656,741	1,409,113
ITT Supplemental Retirement Savings Plan(3)	—	—	—	—
Other Benefits(4)	—	2,640,000	30,000	30,000
TOTAL(5)	$—	$3,937,645	$1,024,001	$2,450,893
Bartek Makowiecki
Cash Severance(1)	$—	$—	$355,385	$1,260,000
AIP	—	—	—	945,000
Unvested Equity Awards(2)	—	975,633	349,473	975,633
ITT Supplemental Retirement Savings Plan(3)	—	—	—	75,600
Other Benefits(4)	—	—	37,588	37,588
TOTAL(5)	$—	975,633	742,446	3,293,821
(1)	Under the ITT Senior Executive Severance Pay Plan, executives would receive base salary after termination without cause for the following severance periods: Mr. Savi 12 months; Mr. Caprais 12 months; Ms. Gustafsson 12 months; Mr. Makowiecki 44 weeks;

66 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION TABLES
CEO PAY RATIO

and Mr. Barbon the severance benefits afforded by his status as a Dirigenti (executive level employee) under the Italy national labor contract, which is equal to 12 months of pay based on his average annual compensation over the past three years. In the event of termination following a change of control, all NEOs are covered under the Company’s ITT Senior Executive Change in Control Severance Pay Plan described elsewhere in this section and, under the terms of the plan, would be paid a lump sum payment equal to the sum of (x) three (3) times the current annual base salary rate paid at the time of termination of employment, and (y) three (3) times the annual bonus awarded.
(2)	Unvested equity awards reflect the market value of stock and in the money value of stock options based on the Company’s December 30, 2022 closing stock price of $81.10. The value of PSUs under Terminate Not for Cause or With Good Reason After Change of Control is calculated using a payout of 100%, which is the greater of target payout and last year’s (2020) PSU payout. Termination provisions are set forth in the specific award agreements.
(3)	No additional ITT Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the ITT Senior Executive Change in Control Severance Pay Plan.
(4)	Under the ITT Senior Executive Severance Pay Plan and the ITT Senior Executive Change in Control Severance Pay Plan, eligible executives will continue to receive subsidized healthcare benefits during the severance period for the first six months after termination without cause. Senior executives are eligible for up to one year of outplacement services with an estimated value of $30,000. As a Dirigenti employee (executive), Mr. Barbon’s estate is eligible for a payment of eight times his salary ($2,640,000) in the event of his death. The amounts for Mr. Barbon have been converted from euros to U.S. dollars using the 2022 average exchange rate of 1.1.
(5)	Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change of control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

CEO PAY RATIO

We are required to calculate and report a reasonable estimate of the ratio of the annual total compensation of our CEO to the median annual total compensation of our other employees. For 2022, we calculated the CEO Pay Ratio to be 96 times the median employee.

There have been no significant changes to our employee population, our compensation programs, or our median employee’s employment status that would significantly affect our CEO pay ratio disclosure. Accordingly, as permitted by SEC rules, we calculated the 2022 CEO pay ratio using the same median employee used to calculate the 2021 CEO pay ratio. The following describes the process we used to identify the median employee in 2021.

The date used to determine the median employee was December 31, 2021. We used annual salary rate as the consistently applied measure to determine the median employee. To account for employees paid in currencies other than in U.S. dollars, we used currency exchange rates as of December 31, 2021 to convert their compensation into U.S. dollars. We started with 10,334 full time, part-time and temporary employees who were paid directly by ITT or our subsidiaries, and also included contractors for whom ITT or our subsidiaries determine compensation, but were employed by third parties as of December 31, 2021.

We then excluded all 511 of our employees in Colombia, Poland, and Venezuela under an applicable exemption for limited numbers of non-U.S. employees. The excluded employees in Colombia, Poland, and Venezuela represented less than 5% of our total employee population. No cost of living adjustments were utilized in identifying our median employee or calculating the annual total compensation.

We identified the median employee to be a full-time hourly employee located in the U.S. We then determined the annual total compensation of the median employee, which included actual annual salary, overtime and company contributions toward benefits (medical and dental premiums and contributions to the employee’s 401(k) account). The total annual compensation of our median employee was determined to be $71,430. For 2022, the annual compensation for Mr. Savi was $6,842,118, which is shown in the Summary Compensation Table.

PAY VERSUS PERFORMANCE

Pursuant to SEC rules adopted in August 2022, we are required to disclose Compensation Actually Paid (“CAP”) to our Principal Executive Officer (“PEO”) and the average CAP to our other NEOs, as well as the relationship of that pay with the financial performance of the Company, for the past three years. Given our PEO, Luca Savi, was appointed CEO effective January 1, 2019, we opted to include four years of pay versus performance history, which is summarized in the table below.

ITT INC. | 2023 PROXY STATEMENT 67

COMPENSATION TABLES
PAY VERSUS PERFORMANCE

	Summary		Average Summary	Average Compensation	Value of Initial Fixed $100 Investment Based On:
Year	Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Compensation Table Total for Non-PEO NEOs(1)	Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)	Net Income (in millions)(5)	Company- Selected Measure(6)
2022	$6,842,118	$(2,317,626)	$1,979,464	$ 866,354	$176	$183	$367.0	$4.44
2021	7,682,129	16,989,404	1,724,038	2,829,322	218	203	316.3	4.05
2020	6,625,380	5,026,488	1,492,468	1,094,288	163	159	72.5	3.20
2019	7,068,573	12,612,311	1,844,792	4,111,507	155	133	325	3.81
(1)	The PEO for each year presented is Luca Savi, who began serving as our Chief Executive Officer and President on January 1, 2019. The non-PEO NEOs for each year presented include the following:
	•	2022: Emmanuel Caprais, Senior Vice President and Chief Financial Officer; Mary Beth Gustafsson, Senior Vice President and General Counsel; Bartek Makowiecki, Senior Vice President of Strategy and Business Development; and Davide Barbon, Senior Vice President and President of Asia Pacific.
	•	2021: Emmanuel Caprais, Senior Vice President and Chief Financial Officer; Mary Beth Gustafsson, Senior Vice President and General Counsel and Corporate Secretary; Ryan Flynn, Senior Vice President and President of Connect & Control Technologies; and Davide Barbon, Senior Vice President and President of Asia Pacific.
	•	2020: Emmanuel Caprais, Senior Vice President and Chief Financial Officer (effective October 2020); Mary Beth Gustafsson, Senior Vice President and General Counsel; Ryan Flynn, Senior Vice President and President of Connect & Control Technologies; George Hanna, Senior Vice President and President of Industrial Process; and Tom Scalera, Executive Vice President and Chief Financial Officer.
	•	2019: Tom Scalera, Executive Vice President and Chief Financial Officer; Mary Beth Gustafsson, Senior Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer; Farrokh Batliwala, Senior Vice President and President of Connect & Control Technologies; and Carlo Ghirardo, Senior Vice President and President of Motion Technologies.
(2)	The table below summarizes the adjustments made to the Summary Compensation Table total compensation amount to arrive at CAP for our PEO and non-PEO NEOs. Excluded from these adjustments are the following: (i) dividends paid, given that we do not pay any dividends on unvested stock awards; and (ii) pension plan benefits, given none were paid to our PEO or other non-PEO NEOs during any of the years presented.

	PEO				Average of Non-PEO NEOs
Year	2022	2021	2020	2019	2022	2021	2020	2019
Summary Compensation Table Total	$6,842,118	$7,682,129	$6,625,380	$7,068,573	$1,979,464	$1,724,038	$1,492,468	$1,844,792
Subtract: Grant Date Fair Value of LTIP Awards Granted During Covered Year	(4,529,297)	(4,723,075)	(3,993,378)	(3,498,822)	(888,950)	(720,105)	(707,784)	(724,772)
Add: Fair Value as of 12/31 of Outstanding and Unvested LTIP Awards Granted During Covered Year	2,809,473	7,462,255	3,769,393	5,234,375	522,146	1,137,742	687,058	1,084,288
Add: Change in Fair Value as of 12/31 of Outstanding and Unvested LTIP Awards Granted in Prior Years	(6,016,736)	6,298,983	(1,003,634)	3,606,915	(634,570)	641,171	(234,021)	1,741,906
Add: Change in Fair Value of LTIP Awards Granted in Prior Years that Vested During Covered Year	(1,423,184)	269,112	(371,273)	201,270	(111,736)	46,476	(143,433)	165,293
Compensation Actually Paid	$(2,317,626)	$16,989,404	$5,026,488	$12,612,311	$866,354	$2,829,322	$1,094,288	$4,111,507

68 ITT INC. | 2023 PROXY STATEMENT

COMPENSATION TABLES
PAY VERSUS PERFORMANCE

(3)	ITT Total Shareholder Return represents the one-, two-, three- and four-year growth of the value of an initial $100 investment in ITT stock on December 31, 2018, and assumes that any dividends paid are reinvested.
(4)	The S&P 400 Capital Goods Index, in which ITT is included, was selected as the peer group.
(5)	Net income presented is on a GAAP basis.
(6)	Adjusted EPS was selected as the most important financial metric that links CAP to company financial performance because it is a key factor in our AIP payout and is a driver of stock price. Please refer to Appendix A for the definition of adjusted EPS, the reason we disclose this measure and for a reconciliation to the most directly comparable measure calculated in accordance with GAAP.

Discussion of Relationship Between Financial Performance and Executive Compensation

Compensation actually paid to our PEO and other NEOs aligns with our financial performance as summarized below.

■	2022: CAP to our PEO was negative and the CAP of our other NEOs was lower than the previous years due to the year-over-year stock price decline, which resulted in a lower fair value of stock awards granted in previous years. Although we reported record adjusted EPS and strong net income, our TSR was lower than that of our peer group.
■	2021: We had strong financial results which included significant increases in net income and adjusted EPS as compared to 2020. Additionally, our relative TSR was higher than that of our peers, which drove CAP to our PEO and other NEOs to be higher than in 2020. Our stock price also increased significantly from 2020.
■	2020: Due to the impact of the COVID-19 pandemic, our net income and adjusted EPS decreased significantly from 2019. Additionally, relative TSR in 2020 was down compared to 2019 and correspondingly CAP to our PEO and other NEOs was lower than in both 2019 and 2021. Our stock price also decreased from 2019.
■	2019: We had strong relative TSR and financial results, which resulted in CAP to our PEO at the second highest value of the four years shown. These results also contributed to the CAP to our other NEOs having the highest value of the four years shown.

Most Important Financial Performance Measures

The following table lists the most important financial performance measures in 2022 that we used to link compensation actually paid to our PEO and other NEOs to company performance.
Financial Performance Measure	Explanation
Adjusted EPS	This measure is a factor in our AIP payout and is a driver of our stock price.
Relative TSR	Weighted equally with ROIC, this measure is used to determine PSU payouts, which comprises 60% of each NEO’s annual LTI award value.
ROIC	Weighted equally with relative TSR, this measure is used to determine PSU payouts, which comprises 60% of each NEO’s annual LTI award value.

For additional discussion of these financial performance measures, refer to the section titled, “Compensation Discussion and Analysis—Elements of Compensation.”

ITT INC. | 2023 PROXY STATEMENT 69

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

ITT’s Compensation and Human Capital Committee is responsible for the overall design and governance of the Company’s executive compensation program, senior leadership development and talent management programs. The Compensation and Human Capital Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. The Compensation and Human Capital Committee considers and monitors appropriate risk factors in structuring compensation to discourage unnecessary or excessive risk-taking behaviors and encourage long-term value creation.

RECOMMENDATION REGARDING COMPENSATION DISCUSSION AND ANALYSIS

In performing its governance function, with regard to the Compensation Discussion and Analysis, the Compensation and Human Capital Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Pay Governance. The Compensation and Human Capital Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2022 Annual Report on Form 10-K and this Proxy Statement.

This report is furnished by the members of the Compensation and Human Capital Committee.

■	Geraud Darnis (Chair)	■	Nicholas C. Fanandakis	■	Rebecca A. McDonald
■	Timothy H. Powers (ex-officio)	■	Cheryl L. Shavers

70 ITT INC. | 2023 PROXY STATEMENT

2022 NON-MANAGEMENT DIRECTOR COMPENSATION

The table below represents the 2022 compensation for our non-management directors. As discussed in more detail in the narrative following the table, all non-management directors receive the same cash fees and stock awards for their service, which consists of a $100,000 annual cash retainer and an annual RSU award with a value of $140,000, except for the following: Mr. Lavin, as our independent Chairman during 2022, received an additional $62,500 cash payment and an additional RSU award with a value of $62,500; Mr. Powers as Audit Committee Chair during 2022, received an additional $20,000 cash payment; Mr. Darnis as Compensation and Human Capital Committee Chair during 2022, received an additional $15,000 cash payment; and Mr. DeFosset as the Nominating and Governance Committee Chair during 2022 received an additional $15,000 cash payment. As a management director, Mr. Savi does not receive compensation for Board service.

Compensation is paid to non-management directors in a lump sum following the annual meeting at which they are elected. Non-management directors who join the Board during the course of a year receive their compensation promptly following their election, in amounts that are pro-rated to reflect their partial year of service on the Board. For periods prior to 2020, our non-management directors were eligible to participate in the ITT Deferred Compensation Plan. Because of changes to the Plan described on page 61, for periods after 2020, non-management directors may only choose to defer receipt of their equity retainer. The grant date fair value of stock awards granted to non-management directors in 2022 is provided in footnote 2 to the table below. Stock awards are composed of RSUs.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Geraud Darnis	$115,000	$140,000	$255,000
Donald DeFosset, Jr.	115,000	140,000	255,000
Nicholas C. Fanandakis	100,000	140,000	240,000
Richard P. Lavin	162,500	202,500	365,000
Rebecca A. McDonald	100,000	140,000	240,000
Timothy H. Powers	120,000	140,000	260,000
Cheryl L. Shavers	100,000	140,000	240,000
Sabrina Soussan	100,000	140,000	240,000
(1)	Fees may be paid in cash at the time they are earned, or deferred, at the election of the director. Non-management directors may irrevocably elect deferral into an interest-bearing cash account or into the ITT Stock Fund, which is a tracking fund that invests in Company stock. For periods after 2020, directors are no longer allowed to defer their cash retainers.
(2)	Awards are made in RSUs and they reflect a grant date fair value computed in accordance with GAAP. The grant date fair value of the RSUs granted on May 18, 2022 was based on the ITT stock closing price of $70.06. Non-management directors may elect to defer the receipt of their RSUs until a later date or when they leave the Board.

ITT INC. | 2023 PROXY STATEMENT 71

2022 NON-MANAGEMENT DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTOR STOCK AWARDS OUTSTANDING AT DECEMBER 31, 2022 FISCAL YEAR-END

Non-Management Director Name	Stock Awards
Geraud Darnis	9.386
Donald DeFosset, Jr.	12,539
Nicholas C. Fanandakis	9.386
Richard P. Lavin	11,988
Rebecca A. McDonald	13,956
Timothy H. Powers	16,816
Cheryl L. Shavers	1,999
Sabrina Soussan	1,999

Outstanding stock awards include unvested RSUs granted under the 2011 Omnibus Incentive Plan and vested but deferred restricted shares and RSUs granted under the 2011 Omnibus Incentive Plan. RSUs granted to non-management directors vest one business day prior to the next annual meeting. Unvested RSUs do not earn dividends or carry voting rights while unvested, however dividend equivalents are accrued during this period and are paid out in cash following vesting of the award.

ITT reimburses directors for expenses they incur to travel to and from Board, committee and shareholder meetings and for other Company business-related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes).

NON-MANAGEMENT DIRECTOR STOCK OWNERSHIP GUIDELINES

ITT’s stock ownership guidelines currently provide for non-management directors to achieve stock ownership levels of five times the annual base cash retainer amount within five years of joining the Board. Non-management directors receive a portion of their retainer in RSUs, which are paid in shares when the RSUs vest. Non-management directors are required to hold such shares until their total share ownership meets or exceeds the ownership guidelines. Both the guidelines, and compliance with the guidelines, are monitored periodically. All non-management directors with at least one full year of service on the Board own stock in the Company.

INDEMNIFICATION AND INSURANCE

As permitted by its By-laws, ITT indemnifies its directors to the fullest extent permitted by law and maintains insurance to protect the directors from liabilities, including certain instances where ITT could not otherwise indemnify them. All directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with up to five times annual salary coverage up to a maximum of $1,000,000. They may elect to purchase additional coverage under that policy. Non-management directors also may elect to participate in an optional life insurance plan that provides $500,000 of coverage.

HEDGING POLICY

Our directors are subject to the Company’s policy prohibiting hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options, as described on page 23.

72 ITT INC. | 2023 PROXY STATEMENT

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
(PROXY ITEM NO. 4)

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in this Proxy Statement a separate proposal for shareholders to vote, on a non-binding, advisory basis, whether future non-binding, advisory shareholder votes to approve the compensation of our named executive officers should occur every one, two or three years.

In considering their vote, shareholders may wish to review with care the information presented in connection with Proxy Item No. 3, as well as the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis.

We believe that a shareholder vote on executive compensation should occur every year. We believe the one-year frequency provides the highest level of accountability and communication by enabling shareholders to express their approval of our executive compensation program when the most recent executive compensation information is presented in our proxy statement. In particular, because the Compensation Discussion and Analysis is typically limited to compensation decisions that relate to the most recently completed fiscal year, shareholders may lack sufficient context to evaluate multiple years of compensation decisions if the vote were to occur less often than annually.

We also believe that providing the vote only every two or three years may prevent shareholders from communicating their views on the executive compensation of our named executive officers in a meaningful manner. For example, we may not know whether the shareholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods or both. As a result, it may be difficult to discern the implications of the shareholder vote.

If we continue to hold an annual advisory vote on executive compensation, we will present a resolution subject to a non-binding shareholder vote to approve the compensation of our named executive officers in the proxy materials for our 2024 annual meeting of shareholders. Such resolution will correspond to the resolution set forth in this Proxy Statement.

For the reasons stated above, the Board of Directors is recommending a vote for a one-year frequency for the non-binding shareholder vote to approve the compensation of our named executive officers. Note that shareholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one-, two-, or three-year frequency or shareholders may abstain from voting on this proposal.

Your vote on this proposal will be non-binding on us and the Board of Directors, and it will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future decisions on the inclusion of such proposals in the proxy materials.

RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ONE YEAR WITH RESPECT TO HOW FREQUENTLY A NON-BINDING ADVISORY SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR A FREQUENCY OF ONE YEAR.

ITT INC. | 2023 PROXY STATEMENT 73

APPROVAL OF THE ADOPTION OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN
(PROXY ITEM NO. 5)

The Board has unanimously approved the ITT Inc. 2023 Employee Stock Purchase Plan (the “ESPP”), subject to the receipt of shareholder approval. If the ESPP is approved by shareholders, the Company will be authorized to offer eligible employees the ability to purchase shares of our common stock at a discount, subject to various limitations. A copy of the ESPP is attached to this Proxy Statement as Appendix B. Shareholders are being asked to approve the ESPP.

PURPOSE OF THE ESPP

The ESPP is designed to allow eligible employees of the Company to purchase our common stock with their accumulated payroll deductions. We believe that employees who participate in the ESPP will have a closer identification with the Company by virtue of their ability as shareholders to participate in our growth and earnings. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986 (the “Code”). However, the Company may offer a sub-plan or an option to employees outside the United States that is not intended to meet the Code Section 423 requirements.

MATERIAL TERMS OF THE ESPP

The material terms of the ESPP, as approved by the Board, are summarized below. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached to this Proxy Statement as Appendix B. We are asking our shareholders to approve the ESPP as presented. If the terms of the ESPP are amended to increase the number of shares approved for the ESPP or in a manner that would require shareholder approval under the rules of the NYSE, other relevant listing authority or to qualify as an “employee stock purchase plan” under Section 423(b) of the Code, shareholders will be asked to approve such amendment.

ADMINISTRATION

The ESPP will be administered by ITT’s Compensation and Human Capital Committee. Subject to the terms and conditions of the ESPP, the Compensation and Human Capital Committee will have discretionary authority to administer and interpret the ESPP and to determine the terms and conditions of the offerings of our common stock to be made under the ESPP. Subject to applicable laws and regulations, the Compensation and Human Capital Committee is authorized to delegate its administrative authority under the ESPP to an officer of ITT or other individual or group. For the purposes of this summary, references to the “ESPP administrator” include the Compensation and Human Capital Committee as well as any administrator, including management, to which the Compensation and Human Capital Committee has delegated any of its responsibilities and powers. Interpretations and constructions by the ESPP administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. Neither the ESPP administrator nor or individual or group exercising administrative authority with respect to the ESPP will be liable for any action or determination made in good faith with respect to the ESPP.

SHARE RESERVE

The aggregate number of shares of our common stock that may be issued under the ESPP may not exceed 500,000 shares.

ELIGIBILITY

Only employees who are employed by the Company or one of its designated subsidiaries or affiliates on the first day of the offering are eligible to participate in the ESPP. Generally, all employees of the Company or a designated subsidiary or affiliate may participate, except that the ESPP administrator may exclude (i) employees who have been employed less than two years; (ii) employees whose customary employment is 20 hours or less per week; (iii) employees whose customary employment is for not more than five months in any calendar year; and (iv) highly compensated employees within the meaning of Section 414(q) of the Code.

PARTICIPATION

Employees will enroll under the ESPP by completing an enrollment form permitting the deduction from their eligible compensation of a whole percentage of their eligible compensation during an offering, subject to a minimum of 1% and a maximum of 10%, or, to the extent permitted by the ESPP administrator for an offering, an employee may authorize a

74 ITT INC. | 2023 PROXY STATEMENT

APPROVAL OF THE ADOPTION OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN (PROXY ITEM NO. 5)

payroll deduction expressed as a flat dollar amount, subject to such terms, conditions and limits as may be established by the ESPP administrator for such offering. Accumulated deductions will be credited to a notional account and applied to the purchase of shares on the exercise date of the offering.

However, an employee will not be permitted to participate in an offering if, immediately after the option to purchase ITT common stock in the offering were granted, the employee would own (or be deemed to own through attribution) 5% or more of the total combined voting power or value of all classes of stock of ITT, or of a subsidiary or parent company of ITT. In addition, a participant may not purchase more than 5,000 shares in each offering or any lesser maximum number determined by the ESPP administrator. A participant may not be granted an option that permits the participant’s rights to purchase shares of ITT common stock to accrue at a rate exceeding $25,000 in fair market value of such stock (determined at the time the option is granted) under the ESPP or any other employee stock purchase plan of ITT and its subsidiary companies during any calendar year.

OFFERING

Under the ESPP, participants are offered the option to purchase shares of ITT common stock at a discount during offerings, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering be longer than five years in length, or, if the option price may be determined by reference to the closing trading price per share of ITT common stock on the first day of the offering, such offering may not be longer than 27 months. Each offering will generally consist of a six-month purchase period.

The option price for an offering will generally be 95% of the closing trading price per share of ITT common stock on the exercise date, which will occur on the last day of each offering. However, the ESPP administrator may establish a different option price in advance of an offering so long as such option price is not be less than 85% of the lesser of the closing trading price per share of ITT common stock on the first day of the offering or the closing trading price per share of ITT common stock on the exercise date.

Unless a participant has withdrawn from participation in the ESPP or terminated employment before the exercise date of the applicable offering, the participant will be deemed to have exercised the participant’s option in full as of such exercise date. Upon exercise, the participant will purchase the number of whole shares that the participant’s accumulated payroll deductions will buy at the option price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization and withdraw from the offering prior to the end of the offering, which withdrawal will be effective within the next two payroll periods. Upon withdrawal, the participant will receive a refund of the participant’s notional account balance in cash without interest. If a participant withdraws from an offering, the participant may not later re-enroll in the same offering, but the participant may (if eligible) enroll in any later offering under the ESPP. If a participant wants to increase or decrease the rate of payroll withholding, the participant may do so effective for the next offering by submitting a new enrollment form before the offering for which such change is to be effective. The ESPP Administrator may also, in advance of any offering, establish rules permitting a participant to increase, decrease or terminate his or her payroll deduction during an offering.

A participant may not transfer any rights under the ESPP other than by will or the laws of descent and distribution. During a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. The ESPP is unfunded, and all funds received by ITT under the ESPP may be combined with other corporate funds and used for any corporate purpose, unless otherwise required by applicable law.

ADJUSTMENTS

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination or exchange of shares, reclassification of shares, spin-off, or other similar change in capitalization or event, or any dividend or distribution to holders of ITT common stock other than an ordinary cash dividend, we will proportionately adjust the number and class of shares approved under the ESPP, the option price for an offering, and the maximum number of shares which a participant may elect to purchase in any single offering. In connection with a reorganization event (as defined in the ESPP), the ESPP administrator may take any of the following actions, or do any combination thereof: (i) determine that each outstanding option will be assumed or an equivalent option substituted by the acquiring or successor corporation (or an affiliate thereof); (ii) upon written notice to participants, provide that all outstanding options will become exercisable to the extent of accumulated payroll deductions as of a specified date that is more than 10 days before the effective date of the applicable reorganization event; (iii) upon written notice to participants, provide that all outstanding options will be cancelled and accumulated payroll deductions will be returned to participants; (iv) if the applicable transaction provides for cash payments to the holders of ITT common stock, provide for cash payments to participants in amounts based on the per-share amount of such cash payments to the shareholders; or (v) if ITT is liquidated or dissolved, provide that options to purchase stock under the ESPP will convert into the right to receive the liquidation proceeds (net of the option price).

AMENDMENT AND TERMINATION

The ESPP administrator may amend, suspend or terminate the ESPP at any time. However, if the terms of the ESPP are amended to increase the number of shares approved for the ESPP or in a manner that would require stockholder approval under the rules of the NYSE, other relevant listing authority or to qualify as an “employee stock purchase plan” under Section 423(b) of the Code, the ESPP administrator may not amend the ESPP without obtaining shareholder approval within 12 months before or after the date such amendment is adopted.

ITT INC. | 2023 PROXY STATEMENT 75

APPROVAL OF THE ADOPTION OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN (PROXY ITEM NO. 5)

PLAN BENEFITS

Benefits under the ESPP will depend on participants’ elections to participate and the fair market value of our common stock at various future dates. As a result, it is not possible as of the date of this Proxy Statement to determine future benefits that will be received by executive officers and other employees. Each participant is limited to the $25,000 annual purchase restriction as well as the participant purchase restrictions for any offering described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax and employment tax consequences that may arise with respect to the participation in the ESPP by U.S. employees. Different consequences may apply for employees outside the United States who participate in an offering that is not intended to meet the Code Section 423 requirements. The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon a sale or disposition of shares purchased under the ESPP, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares: (i) the participant (or the participant’s estate) will recognize compensation taxable as ordinary income measured as the lesser of (A) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (B) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant; and (ii) even if the participant (or the participant’s estate) recognizes ordinary income, we or our subsidiaries or affiliates generally will not be entitled to a federal income tax deduction. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above at a price that is more than the purchase price: (i) the participant will recognize compensation taxable as ordinary income generally measured as the excess of the fair market value of the shares on the date the participant purchased the shares under the ESPP over the purchase price; and (ii) ITT will generally be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the participant. Any additional gain on such sale or disposition will be long-term or short-term capital gain, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold at a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date the participant purchased the shares under the ESPP over the purchase price (and ITT will generally be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date the participant purchased them.

REGISTRATION WITH THE SEC

If the ESPP is approved by our shareholders, we intend to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP.

RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ADOPTION OF THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN.

76 ITT INC. | 2023 PROXY STATEMENT

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS
(PROXY ITEM NO. 6)

The following shareholder proposal has been submitted by Mr. John Chevedden, the beneficial owner of 50 shares of our common stock, and will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent. Other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278. Our Board has recommended a VOTE AGAINST the proposal for the reasons set forth following the proposal.

Proposal 6—Special Shareholder Meeting Improvement

Shareholders ask our Board to take the steps necessary to amend the appropriate company governing documents to give street name shareholders and non-street name shareholders an equal right to call for a special shareholder meeting.

One of the main purposes of this proposal is to give all shareholders, including street name shareholders, the right to formally participate in calling for a special shareholder meeting to the fullest extent possible.

Currently it takes a theoretical 25% of all shares outstanding to call for a special shareholder meeting.

It then appears that all the shares that are held in street name are 100% disqualified from participating in the calling of a special meeting shareholder meeting. If 50% of ITT shares are held in street name then it would take 50% of non-street name shares (25% times 2) to call for a special shareholder meeting.

A right for 50% of a limited class of shareholders to call a special meeting, and excluding all other shareholders, is not much of a right for the Board to brag about. Plus ITT shareholders have no right to act by written consent.

The 2022 ITT annual meeting proxy bragged that ITT shareholders overwhelmingly approved in 2018 an amendment to ITT’s governing documents to reduce the threshold to call a special meeting to 25% of shares. However in obtaining this overwhelming shareholder approval it appears that the ITT Board failed to disclose up front the key information that all street name shares were excluded from this important right. This proposal will simply correct the ITT governing documents to more favorably reflect the overwhelming ITT shareholder approval of 2018.

Calling for a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call for a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.

Management will have an incentive to genuinely engage with shareholders, instead of stonewalling, if shareholders have a realistic Plan B option of calling a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement—Proposal 6

Recommendation of the Board of Directors

The Board has carefully considered the proposal and unanimously recommends a VOTE AGAINST the proposal. The Board believes this proposal is not in the best interests of the Company and our shareholders and that the Company’s existing special meeting right applies fully to all Company shareholders.

ITT INC. | 2023 PROXY STATEMENT 77

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS (PROXY ITEM NO. 6)

Key Reasons to Vote Against this Proposal
■	Our existing special meeting right applies fully to all Company shareholders.
■	Our shareholders already have a meaningful right to call a special shareholder meeting.
■	We have an established record of strong governance practices, particularly when it comes to Board accountability and shareholder engagement.

Our existing special meeting right applies fully to all Company shareholders.

Our governing documents already allow street name and non-street name shareholders to call for a special meeting of shareholders. To ensure that shareholders submitting a request for a special meeting are in fact our shareholders, we require that a special meeting request be submitted by a shareholder listed in our stock register. Investors in ITT are free to choose whether to be holders of record or to hold their ITT shares in “street name.” The vast majority of investors choose to hold their shares in street name due to the various associated benefits, including the enhanced efficiency in the ability to promptly execute open market securities transactions. A “street name” holder who is otherwise eligible and wishes to call a special meeting can do so either by switching their holding arrangements or by requesting that the record holder submit a special meeting request on his or her behalf. There is no restriction on a ”street name” shareholder taking either of these steps. Thus, the requirement that a special meeting be called by shareholder recorded as such in our shareholder records does not impose any limitation on a shareholder’s ability to request a special meeting. Accordingly, there is no reason to modify this basic and typical requirement.

Our shareholders already have a meaningful right to call a special shareholder meeting.

In 2018, following extensive engagement with shareholders on the topic, our shareholders overwhelmingly approved an amendment to our Amended and Restated Articles of Incorporation (the “Articles”) to reduce the threshold to call a special meeting from 35% to 25% of the voting power of the outstanding capital stock of the Company. We believe the right of shareholders to call a special meeting, as enumerated under our governing documents, strikes an appropriate balance between ensuring that shareholders have a means of calling a shareholders’ meeting and protecting against the risk that a small minority of shareholders could trigger a special meeting and its associated financial expense and disruption to our business. Shareholders have voted down proposals to modify our special meeting right at both our 2021 and 2022 annual meetings. We believe that further amendments with respect to the right to call a special meeting are unwarranted and would not provide additional benefits to our shareholders.

We have an established record of strong governance practices, particularly when it comes to Board accountability and shareholder engagement.

In considering the shareholder proposal, our Board encourages shareholders to consider our existing special meeting right in the context of other provisions already included in our Articles, By-laws, Corporate Governance Principles and other practices that are designed to promote accountability of our Board and management to our investors and to foster shareholder engagement. These include the following highlights:

■	Proxy access procedures reflecting input from our shareholders and containing terms that are consistent with those of other companies are available to shareholders under our By-laws;
■	A process exists for shareholders to submit recommendations of director candidates for consideration by the Nominating and Governance Committee;
■	As described elsewhere in this Proxy Statement, ITT has a strong shareholder engagement process, and that process has not noted dissatisfaction with shareholders’ existing special meeting right;
■	We actively review and refresh our Board;
■	The independent Nominating and Governance Committee annually evaluates the Board and, in making decisions on the Board’s composition, considers the tenure, performance, contributions, experience, skill set and commitment of each director;
■	Our Board is declassified and elected annually by a majority of the votes cast in uncontested elections;
■	All members of the Board, other than the chief executive officer, are independent (89% are independent);
■	Our Board is diverse;
■	There are no supermajority voting requirements in our Articles or By-laws; and
■	Directors are subject to meaningful stock ownership requirements.

78 ITT INC. | 2023 PROXY STATEMENT

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS (PROXY ITEM NO. 6)

CONCLUSION

The Board believes, as described in detail above, the Company’s governing documents already afford all shareholders an equal right to call for a special meeting of shareholders. We remain committed to maintaining strong corporate governance practices, and the Board believes the special meeting right, in conjunction with the Company’s other corporate governance practices, achieves this objective.

RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL.

ITT INC. | 2023 PROXY STATEMENT 79

OTHER MATTERS

INFORMATION ABOUT THE PROXY STATEMENT & VOTING

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of record of ITT Inc., an Indiana corporation, in connection with the solicitation of proxies on behalf of the Board of Directors,

for use at the Annual Meeting to be held on May 10, 2023. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2023.

WHY DID I RECEIVE THESE PROXY MATERIALS?

Beginning on or about March 28, 2023, this Proxy Statement is being mailed or made available, as the case may be, to shareholders who were shareholders as of March 13, 2023, the record date, as part of the Board’s solicitation of proxies for the Annual Meeting, including any adjournment or postponement thereof. This Proxy Statement and the ITT

2022 Annual Report to Shareholders (the “Annual Report”) and Annual Report on Form 10-K (which have been furnished to shareholders eligible to vote at the Annual Meeting) contain information the Board believes is relevant to shareholders in voting on the matters to be addressed at the Annual Meeting.

WHO IS ENTITLED TO VOTE?

You can vote if you owned shares of the Company’s common stock as of the close of business on March 13, 2023, the record date.

HOW DO I ATTEND THE VIRTUAL ANNUAL MEETING?

We have determined that the 2023 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical inperson meeting. We believe the virtual meeting format affords our shareholders an opportunity for meaningful participation. In light of the virtual-only meeting format, you will not be able to attend the Annual Meeting in person. However, we will offer shareholders the same participation opportunities during the virtual Annual Meeting that were provided at our past in-person meetings. Shareholders may attend the Annual Meeting online, vote their shares electronically, and submit their questions during the meeting by visiting www.virtualshareholdermeeting.com/ITT2023 and entering the 16-digit control number on their notice or proxy card. In order to allow us to answer questions from as many shareholders as possible, each shareholder may submit a maximum of two questions. We ask that questions be succinct and cover only one topic per question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped and answered together to avoid repetition. You are encouraged to join the Annual Meeting 15 minutes before the start of the Annual Meeting to allow time to log-in and test your device’s audio system.

We encourage you to vote your proxy as soon as possible, even if you plan to attend the virtual Annual Meeting. Your vote matters.

VOTING INFORMATION

HOW DO I VOTE?

Shareholders may vote using any of the following methods:

ON THE INTERNET OR BY TELEPHONE

The website for Internet voting is www.proxyvote.com. Please have your proxy card or Notice handy when you go online. As with telephone voting, you can confirm your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

You can vote by calling the following toll-free telephone number: 1-800-690-6903. Please have your proxy card or Notice handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm your instructions have been properly recorded.

80 ITT INC. | 2023 PROXY STATEMENT

OTHER MATTERS
VOTING INFORMATION

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 9, 2023. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not need to return your proxy card.

BY MAIL

If you received your Annual Meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. Your vote must be received by 8:00 a.m. Eastern Time on May 10, 2023. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

DURING THE VIRTUAL ANNUAL MEETING

You may attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ITT2023 and entering the 16-digit control number on your notice or proxy card. You are encouraged to join the Annual Meeting 15-minutes before the start of the Annual Meeting to allow time to log-in and test your device’s audio system.

You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. We encourage you to vote as soon as possible, even if you intend to attend the virtual Annual Meeting.

BY GRANTING A PROXY OR SUBMITTING VOTING INSTRUCTIONS

You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record.

WHAT IS THE DIFFERENCE BETWEEN A REGISTERED OWNER AND A BENEFICIAL OWNER?

If your shares are registered in your name with ITT’s transfer agent, Computershare, you are a “registered owner,” also sometimes referred to as the “shareholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, which are also sometimes referred to as being held in “street name,” and this Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

HOW MANY VOTES DO I HAVE?

You have one vote for every share of common stock you own as of the record date.

WHY DOES THE BOARD SOLICIT PROXIES FROM SHAREHOLDERS?

Since it is impractical for all shareholders to attend the virtual Annual Meeting, the Board recommends you appoint the two people named on the accompanying proxy card to act as your proxies at the Annual Meeting.

WHAT ITEMS ARE ON THE AGENDA FOR THE ANNUAL MEETING?

There are six formal items scheduled to be voted upon at the Annual Meeting as described in the Notice of 2023 Annual Meeting of Shareholders. As of the date of this Proxy Statement, there are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual Meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the Annual Meeting, the people named on the accompanying proxy card (or, if applicable, their substitutes), will have the discretion to vote on those matters for you.

ITT INC. | 2023 PROXY STATEMENT 81

OTHER MATTERS
VOTING INFORMATION

HOW WILL MY SHARES BE VOTED AT THE ANNUAL MEETING?

At the Annual Meeting, the people named on the accompanying proxy card (or if applicable, their substitutes), will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is set forth under “Proxy Statement Executive Summary” on page 1 of this Proxy Statement. With respect to any other business as may properly come before the Annual Meeting, your shares will be voted in accordance with the judgment of the persons voting the proxy.

WHAT IF I CHANGE MY MIND?

As a holder of record of common stock, you may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed, later-dated proxy card with the Corporate Secretary of the Company, at the Company’s principal executive offices. You may also revoke your proxy by attending the virtual Annual Meeting and voting during the meeting. If you are a beneficial owner of common stock, you should follow the voting directions you will receive from your broker, bank or other holder of record along with the Company’s proxy solicitation materials.

HOW MANY SHARES OF ITT STOCK ARE OUTSTANDING?

As of March 13, 2023, the record date, 82,806,781 shares of common stock were outstanding.

HOW MANY HOLDERS OF ITT OUTSTANDING SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order to conduct business at the Annual Meeting, it is necessary to have a quorum. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present at the virtual meeting or by proxy. The inspectors of election appointed for the Annual Meeting will separately tabulate all affirmative and negative votes, abstentions and “broker non-votes.” Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

WHAT IS A “BROKER NON-VOTE”?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares with respect to certain items of business. If you do not provide voting instructions, your shares will not be voted on any item of business on which the broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte as the Company’s independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote without instructions from you on the election of directors, the advisory vote on the compensation of the Company’s named executive officers, the advisory vote regarding the frequency of future shareholder votes on the compensation of the Company’s named executive officers, the vote to approve the adoption of the Company’s employee stock purchase plan or the shareholder proposal, and in each case a broker non-vote will occur and your shares will not be voted on these items of business.

If you hold shares of common stock through a broker, bank or other holder of record, follow the voting instructions you receive from that organization.

82 ITT INC. | 2023 PROXY STATEMENT

OTHER MATTERS
VOTING INFORMATION

HOW MANY VOTES ARE REQUIRED TO ELECT DIRECTORS? HOW MANY VOTES ARE REQUIRED FOR OTHER AGENDA ITEMS TO PASS?

ELECTION OF DIRECTORS

The Company’s By-laws provide in uncontested elections, a director nominee shall be elected by a majority of the votes cast by the shareholders represented at the virtual meeting or by proxy at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee (with abstentions and broker non-votes not counted as votes cast with respect to that director nominee). The By-laws further provide in uncontested elections, any director nominee who fails to be elected by a majority, but who is also a director at the time, shall promptly provide a written conditional resignation, as a holdover director, to the Chairman of the Board or the Corporate Secretary, and remain a director until a successor is elected and qualified. The Nominating and Governance Committee shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After consideration, the Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting (after certification of the shareholder vote) or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision. As discussed above, brokers (and many banks and other record holders of “street name” shares that follow the applicable NYSE voting rules for member brokers) do not have discretionary voting power with respect to director elections unless they have customer voting instructions. This means, without your voting instructions on this matter, a broker non-vote will occur because your broker (or bank or other holder of record) does not have the power to vote your shares on the election of directors. As a result, it is very important you return voting instructions relating to the election of directors to your broker, bank or other holder of record.

ALL OTHER MATTERS

The proposals relating to the selection of the Company’s independent registered public accounting firm, the compensation of the Company’s named executive officers, the frequency of future shareholder votes relating to the Company’s named executive officers, approval of the Company’s employee stock purchase plan and the shareholder proposal are each advisory in nature and non-binding.

For each of these proposals, the votes cast in favor of the proposal must exceed the votes cast against the proposal in order for the proposal to be deemed approved. If you abstain from voting or if there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

HOW DO I VOTE IF I AM A PARTICIPANT IN THE ITT RETIREMENT SAVINGS PLAN?

If you participate in the ITT Retirement Savings Plan, your plan trustee will vote the ITT shares credited to your ITT Retirement Savings Plan account in accordance with your voting instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee will vote the shares on your behalf because you are the beneficial owner, not the shareholder of record, of the shares held by the ITT Retirement Savings Plan. The trustee votes the shares held in your ITT Retirement Savings Plan account for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions, except as otherwise provided in accordance with ERISA. Under the ITT Retirement Savings Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the ITT Retirement Savings Plan to vote these shares, at the virtual meeting or by proxy at the Annual Meeting.

ITT Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc. (“Broadridge”), acting as tabulation agent, or vote by telephone or Internet. Instructions from ITT Retirement Savings Plan Participants must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 5, 2023.

ITT INC. | 2023 PROXY STATEMENT 83

OTHER MATTERS
VOTING INFORMATION

HOW MANY SHARES ARE HELD BY PARTICIPANTS IN THE ITT RETIREMENT SAVINGS PLAN?

As of March 13, 2023, the record date, the ITT Retirement Savings Plan held 124,135 shares of common stock (approximately

0.15% of the outstanding shares). Great West Trust Company is trustee of the ITT Retirement Savings Plan.

WHO COUNTS THE VOTES? IS MY VOTE CONFIDENTIAL?

In accordance with the By-laws, the Company will appoint two Inspectors of Election, who may be officers or employees of the Company, and they will tabulate the votes. The Inspectors of

Election monitor the voting and also certify whether the votes of shareholders are kept in confidence in compliance with ITT’s confidential voting policy.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

ITT will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees virtually or by telephone, mail, electronic transmission and/or facsimile transmission. Innisfree M&A Incorporated,

501 Madison Avenue, New York, NY 10022, has been retained to assist in soliciting proxies for a fee of $15,000, plus distribution costs and other costs and expenses.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources.

Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. You may revoke your consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials. If a shareholder receives multiple copies of ITT’s proxy materials and annual reports, he or she may request householding in the future by contacting our Investor Relations department.

WHY DID I RECEIVE A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS” BUT NO PROXY MATERIALS?

We distribute our proxy materials to certain shareholders by giving notice to those shareholders that they may access their proxy materials on the Internet. This so-called “Notice and Access” approach, which is permitted by SEC rules, conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting to shareholders. On March 28, 2023, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.

84 ITT INC. | 2023 PROXY STATEMENT

OTHER MATTERS
VOTING INFORMATION

HOW DO I RECEIVE PROXY MATERIALS ELECTRONICALLY IN THE FUTURE?

This Proxy Statement and the Annual Report are available online at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

SHAREHOLDERS OF RECORD

You may sign up for the service by logging onto the Internet at www.proxyvote.com. Please have your proxy card handy when you go online.

BENEFICIAL OWNERS

You also may be able to receive copies of these documents electronically. Check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service or contact them regarding electronic delivery of materials.

HOW DOES A SHAREHOLDER PROPOSE MATTERS FOR CONSIDERATION AT THE 2024 ANNUAL MEETING OF SHAREHOLDERS?

PROPOSALS TO BE INCLUDED IN OUR PROXY STATEMENT

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at our 2024 annual meeting of shareholders, the proposal must be received by us by November 29, 2023. Any such proposal must comply with Rule 14a-8 under the Exchange Act.

PROPOSALS TO BE BROUGHT BEFORE THE 2023 ANNUAL MEETING OF SHAREHOLDERS

A shareholder seeking to introduce an item of business at the 2024 annual meeting of shareholders must comply with the procedures set forth in our By-laws. If you intend to propose an item of business to be presented at our 2024 annual meeting of shareholders, you must notify us of your intention, in writing, on or after November 29, 2023, but not later than December 29, 2023. In the event the date of the 2024 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2024 annual meeting and not later than 90 calendar days prior to the 2024 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2024 annual meeting is first made.

For any special meeting of shareholders, the item of business must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.

HOW DOES A SHAREHOLDER NOMINATE DIRECTORS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS?

DIRECTOR NOMINATIONS FOR INCLUSION IN OUR PROXY STATEMENT

In February 2016, we amended our By-laws to implement “proxy access,” which allows a shareholder or group of shareholders meeting certain conditions to nominate directors for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board, if the shareholder or group has owned continuously for at least three years a number of shares equal to at least 3% of our outstanding common stock measured as of the date we receive the nomination. The number of director candidates who may be nominated under our proxy access By-law will be reduced by the number of director nominations made under our advance notice By-law, as described in the following section.

If you intend to nominate a director for election at the 2024 annual meeting of shareholders using our proxy access By-law, you must submit the nomination, along with the other materials required by our By-laws, on or after October 30, 2023, but not later than November 29, 2023.

ITT INC. | 2023 PROXY STATEMENT 85

OTHER MATTERS
VOTING INFORMATION

DIRECTOR NOMINATIONS TO BE BROUGHT BEFORE THE 2024 ANNUAL MEETING OF SHAREHOLDERS

If you intend to nominate a director for consideration at the 2024 annual meeting of shareholders, you must notify us in writing of your intention to do so and provide us with the information required by our advance notice By-law on or after November 29, 2023, but not later than December 29, 2023. In the event the date of the 2024 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2024 annual meeting and not later than 90 calendar days prior to the 2024 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2024 annual meeting is first made.

For any special meeting of shareholders, a nomination to be brought before the meeting must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made. Note that any such nominations will not be included in the Company’s proxy materials.

WHAT INFORMATION MUST I SUBMIT WITH A PROPOSAL OR NOMINATION?

A shareholder’s submission of a proposal or director nomination must include information specified in our By-laws concerning the proposal or nomination, as the case may be, and information as to the shareholder’s ownership of common stock. Any person considering submission of a proposal for an item of business or a nomination to be considered at a shareholder meeting should carefully review our By-laws. We will not entertain any proposals or nominations at the 2024 annual meeting of shareholders that do not meet these requirements. The By-laws are available upon request, free of charge, from ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary. The By-laws were also filed as Exhibit 3.2 to the Annual Report on Form 10-K that we filed with the SEC on February 15, 2023, which is available, free of charge, on the SEC’s website, www.sec.gov.

Nominations of directors and notices relating thereto must meet all other qualifications and requirements of the Company’s Corporate Governance Principles, the committee charters and Regulation 14A under the Exchange Act. Any shareholder nominees will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all other director nominees. These standards are discussed in further detail elsewhere in this Proxy Statement under the heading of “Directors’ Qualification and Selection Process.” In addition to satisfying the foregoing requirements, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by our By-laws and Rule 14a-19 under the Exchange Act.

WHERE SHOULD I SEND A SHAREHOLDER PROPOSAL OR DIRECTOR NOMINATION FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS?

If you intend to submit a proposal or director nomination, you must send the proposal or nomination, along with all information required by our By-laws, to our principal executive offices at: ITT Inc., 100 Washington Boulevard, 6th Floor, Stamford, CT 06902, Attention: Corporate Secretary. We strongly encourage any shareholder interested in submitting a proposal or director nomination to contact our Corporate Secretary in advance of the above deadlines to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and the Company’s By-laws. Submitting a shareholder proposal or nomination does not guarantee we will include it in our Proxy Statement. The Chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

WHO CAN HELP ANSWER MY ADDITIONAL QUESTIONS?

If you have any additional questions about the Annual Meeting or how to vote, please call our proxy solicitor, Innisfree M&A

Incorporated, toll-free at 888-750-5834. Banks and brokers may call collect at 212-750-5833.

86 ITT INC. | 2023 PROXY STATEMENT

OTHER MATTERS
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

The following table shows the beneficial ownership of our common stock, as of January 31, 2023, by each director, by each of the NEOs, and by all directors and executive officers as a group.

The number of shares beneficially owned by each non-management director or executive officer has been determined under the rules of the SEC, which provide beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each non-management director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse. No directors or executive officers have pledged any shares of common stock.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Total Shares Beneficially Owned	Shares Owned Directly(1)	Options(2)	Stock Units(3)	Percent of Class
Luca Savi	183,992	139,479	—	44,513	*
Emmanuel Caprais	18,445	13,602	—	4,843	*
Mary Beth Gustafsson	57,514	48,372	—	9,142	*
Davide Barbon	11,546	8,525	—	3,021	*
Bartek Makowiecki	5,550	5,550	—		*
Geraud Darnis	26,474	19,087	—	7,387	*
Donald DeFosset, Jr.	28,986	18,446	—	10,540	*
Nicholas C. Fanandakis	13,898	9,932	—	3,966	*
Richard P. Lavin	24,754	15,657	—	9,097	*
Rebecca A. McDonald	20,216	8,259	—	11,957	*
Timothy H. Powers	23,391	8,574	—	14,817	*
Cheryl L. Shavers	8,810	8,810	—	—	*
Sabrina Soussan	6,548	6,548	—	—	*
All Directors and Executive Officers as a Group (19 persons)	505,043	370,516	—	134,527	0.6%
*	Less than 1%
(1)	Includes units held as of January 31, 2023 representing interests in the ITT Stock Fund held within the ITT Retirement Savings Plan.
(2)	The Company no longer grants options, and there are no unvested option grants outstanding.
(3)	Reflects PSUs and RSUs that vest or that may be settled within 60 days of January 31, 2023. The amounts for Mr. Savi, Mr. Caprais, Ms. Gustafsson, and Mr. Barbon include RSUs and PSUs that vested, and were settled in stock during March 2023. Non-management directors’ total shares beneficially owned include RSUs that have vested but for which settlement is deferred until a later date.

The principal occupations and certain other information about the nominees are set forth in “Election of Directors (Proxy Item No. 1).”

ITT INC. | 2023 PROXY STATEMENT 87

OTHER MATTERS
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following table gives information about each person or group of persons whom the Company knows to be the beneficial owner of more than 5% of the outstanding shares of common stock based on information filed by that entity with the SEC on the dates indicated below.

Name of beneficial owner	Address	Number of Shares Beneficially Owned	Percent of Class(5)
Capital International Investors(1)	333 South Hope Street, 55th Floor Los Angeles, CA 90071	10,222,853	12.4%
The Vanguard Group(2)	100 Vanguard Blvd Malvern, PA 19355	7,907,487	9.56%
FMR LLC(3)	245 Summer Street Boston, MA 02210	7,506,902	9.077%
BlackRock, Inc.(4)	55 East 52nd Street New York, NY 10022	7,087.579	8.6%
(1)	As reported on Schedule 13G/A filed on February 13, 2023, Capital International Investors has sole voting power with respect to 10,203,321 shares, sole dispositive power with respect to 10,222,853 shares, and no shared voting or dispositive power with respect to any shares.
(2)	As reported on Schedule 13G/A filed on February 9, 2023, The Vanguard Group has shared voting power with respect to 27,666 shares, sole dispositive power with respect to 7,806,978 shares, and shared dispositive power with respect to 100,509 shares.
(3)	As reported on Schedule 13G/A filed on February 9, 2023, FMR LLC has sole voting power with respect to 7,079,440 shares, sole dispositive power with respect to 7,506,902 shares, and no shared voting or dispositive power with respect to any shares.
(4)	As reported on Schedule 13G/A filed on February 3, 2023, BlackRock, Inc. has sole voting power with respect to 6,903,334 shares, sole dispositive power with respect to 7,087,579 shares, and no shared voting or dispositive power with respect to any shares.
(5)	Calculations based on the Company’s shares issued and outstanding of 82,705,388 as of January 31, 2023.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of, and transactions in, our common stock. Based on our records and other information, we believe that all filing requirements for the year ended December 31, 2022 were satisfied in a timely manner with one exception. On May 27, 2022, Timothy Powers filed a Form 4 to report the acquisition of 6,000 shares. The filing of this report was delayed due to an administrative error.

88 ITT INC. | 2023 PROXY STATEMENT

OTHER MATTERS
EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2022.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans:
Approved by Security Holders(1)	689,293	(2)	$35.78	(3)	36,647,954	(4)
Not Approved by Security Holders	—		—		—
Total	689,293		$35.78		36,647,954
(1)	Equity compensation plans approved by shareholders include the 2003 Equity Incentive Plan and the 2011 Omnibus Incentive Plan. Since the approval of the 2011 Omnibus Incentive Plan, no additional awards will be granted under the ITT Amended and Restated 2003 Equity Incentive Plan.
(2)	This amount includes 64,695 shares of common stock that are issuable upon the exercise of outstanding stock options, 393,588 shares of common stock that are deliverable under outstanding RSU awards and 231,010 shares of common stock that may be issued under outstanding PSU awards, which reflects the 2020 PSU awards at their actual 51% payout and the 2021 and 2022 PSU awards at the target (100%) number of shares that may be issuable under such awards. The weighted-average remaining contractual life of the total number of outstanding stock options was 1.9 years. The number of shares, if any, to be issued pursuant to outstanding PSU awards can range from zero to 200% of the units initially awarded based on our achievement, over a three-year period, of the stated performance goals described in this Proxy Statement.
(3)	The weighted-average exercise price pertains only to outstanding stock options and not to outstanding restricted stock units or performance stock units, which by their nature have no exercise price.
(4)	This amount represents the number of shares available for issuance pursuant to equity awards that may be granted in the future under the 2011 Omnibus Incentive Plan.

FORM 10-K

The Company filed its Annual Report on Form 10-K for the 2022 fiscal year with the SEC on February 15, 2023. A copy of the Company’s Form 10-K (without exhibits or documents incorporated by reference) is included in the 2022 Annual Report to Shareholders that is being delivered or made available via the Internet concurrently with this Proxy Statement to all shareholders.

By Order of the Board of Directors,

Kristen Prohl
Corporate Secretary

Dated: March 28, 2023

ITT INC. | 2023 PROXY STATEMENT 89

CAUTIONARY STATEMENT
REGARDING FORWARD LOOKING INFORMATION

This Proxy Statement and other publicly available documents may include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results or events to differ materially from those anticipated and disclosed within this Proxy Statement, including those risks described in the section titled “Risk Factors” set forth in Part I, Item 1A of our 2022 Annual Report on Form 10-K and in our other SEC filings.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,”

“will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and are subject to known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

The forward-looking statements included in this report speak only as of the date of this Proxy Statement. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

90 ITT INC. | 2023 PROXY STATEMENT

APPENDIX A

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and organic orders are defined, respectively as revenue and orders excluding the impacts of foreign currency fluctuations and acquisitions. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income and Adjusted Segment Operating Income are defined, respectively, as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, certain gain on sale of long-lived assets, restructuring, severance, certain asset impairment charges, certain acquisition-related impacts and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. Adjusted Operating Margin is defined as adjusted operating income divided by revenue. We believe this financial measure is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, certain gain on sale of long-lived assets, restructuring, severance, certain asset impairment charges, pension termination and settlement impacts, certain acquisition-related impacts, income tax settlements or adjustments and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. Adjusted income from continuing operations per diluted share (adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. We believe that free cash flow provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT INC. | 2023 PROXY STATEMENT A-1

APPENDIX A
KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Full Year 2022 & 2021

(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)
	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
	FY 2022	FY 2021	$ Change 2022 vs. 2021	% Change 2022 vs. 2021	Acquisitions FY 2022	FX Impact FY 2022	Revenue / Orders FY 2022	$ Change Adj. 2022 vs. 2021	% Change Adj. 2022 vs. 2021
Revenue
ITT Inc.	$2,987.7	$2,765.0	$222.7	8.1%	$46.5	$(160.9)	$3,102.1	$337.1	12.2%
Motion Technologies	1,374.0	1,368.6	5.4	0.4%	—	(114.4)	1,488.4	119.8	8.8%
Industrial Process	971.0	843.2	127.8	15.2%	46.5	(28.2)	952.7	109.5	13.0%
Connect & Control Technologies	645.6	554.7	90.9	16.4%	—	(18.3)	663.9	109.2	19.7%
Orders
ITT Inc.	$3,176.3	$2,922.4	$253.9	8.7%	$43.7	$(166.9)	$3,299.5	$377.1	12.9%
Motion Technologies	1,376.6	1,377.7	(1.1)	(0.1)%	—	(114.8)	1,491.4	113.7	8.3%
Industrial Process	1,101.9	940.8	161.1	17.1%	43.7	(33.6)	1,091.8	151.0	16.1%
Connect & Control Technologies	701.3	605.7	95.6	15.8%	—	(18.4)	719.7	114.0	18.8%

Note: Excludes intercompany eliminations.

Amounts may not calculate due to rounding.

A-2 ITT INC. | 2023 PROXY STATEMENT

APPENDIX A
KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Segment Operating Margin
Full Year 2022 & 2021

(In Millions)
(all amounts unaudited)

	FY 2022	FY 2022		FY 2022	FY 2021	FY 2021		FY 2021	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2022 vs. 2021		As Adjusted 2022 vs. 2021
Revenue:
Motion Technologies	$1,374.0			$1,374.0	$1,368.6			$1,368.6	0.4%		0.4%
Industrial Process	971.0			971.0	843.2			843.2	15.2%		15.2%
Connect & Control Technologies	645.6			645.6	554.7			554.7	16.4%		16.4%
Intersegment eliminations	(2.9)			(2.9)	(1.5)			(1.5)
Total Revenue	$2,987.7			$2,987.7	$2,765.0			$2,765.0	8.1%		8.1%
Operating Margin:
Motion Technologies	15.2%	50	BP	15.7%	18.9%	30	BP	19.2%	(370)	BP	(350)	BP
Industrial Process	19.3%	(50)	BP	18.8%	15.0%	50	BP	15.5%	430	BP	330	BP
Connect & Control Technologies	17.9%	—	BP	17.9%	14.7%	50	BP	15.2%	320	BP	270	BP
Total Operating Segments	17.1%	10	BP	17.2%	16.9%	30	BP	17.2%	20	BP	—	BP
Operating Income:
Motion Technologies	$208.5	$7.1		$215.6	$258.2	$3.9		$262.1	(19.2)%		(17.7)%
Industrial Process	187.6	(5.0)		182.6	126.8	3.7		130.5	47.9%		39.9%
Connect & Control Technologies	115.8	—		115.8	81.7	2.4		84.1	41.7%		37.7%
Total Segment Operating Income	$511.9	$2.1		$514.0	$466.7	$10.0		$476.7	9.7%		7.8%

Note: Amounts may not calculate due to rounding.

Special items include, but are not limited to, restructuring costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent items.

ITT INC. | 2023 PROXY STATEMENT A-3

APPENDIX A
KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Full Year 2022 & 2021

(In Millions, except per share amounts)
(all amounts unaudited)

	FY 2022			FY 2022	FY 2021			FY 2022	2022 vs. 2021	2022 vs. 2021
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)
Segment operating income	$511.9	$2.1	#A	$514.0	$466.7	$10.0	#A	$476.7
Corporate and other costs	(43.9)	3.7	#B	(40.2)	37.6	(71.7)	#B	(34.1)
Operating income	468.0	5.8		473.8	504.3	(61.7)		442.6	31.2	7.0%
Operating margin	15.7%			15.9%	18.2%			16.0%
Interest income (expense), net	(6.4)	—		(6.4)	1.1	—		1.1
Other income (expense), net	0.2	—		0.2	3.7	(3.4)	#C	0.3
Income from continuing operations before tax	461.8	5.8		467.6	509.1	(65.1)		444.0
Income tax expense	(91.1)	(2.6)	#D	(93.7)	(189.6)	100.8	#D	(88.8)
Income from continuing operations	370.7	3.2		373.9	319.5	35.7		355.2
Less: Income attributable to noncontrolling interests	2.4	—		2.4	4.7	—		4.7
Income from continuing operations - ITT Inc.	$368.3	$3.2		$371.5	$314.8	$35.7		$350.5
EPS from continuing operations	$4.40	$0.04		$4.44	$3.64	$0.41		$4.05	$ 0.39	9.6%

Note: Amounts may not calculate due to rounding.

Operating Margin is defined as reported operating income or adjusted operating income divided by total revenue.

#A -	2022 includes gain related to sale of property ($15.5M), unfavorable impacts from the Russia-Ukraine war ($7.9M), restructuring costs ($4.0M), acquisition-related expenses ($3.2M), severance costs ($2.7M) and other income ($0.2M).
#A -	2021 includes restructuring costs ($9.4M) and acquisition-related costs ($0.6M).
#B -	2022 includes an asset impairment charge ($1.7M), severance costs ($1.3M), acquisition-related costs ($0.5M), accelerated amortization of an intangible asset ($0.4M), and a restructuring benefit ($0.2M).
#B -	2021 includes a pre-tax gain on divestiture of asbestos-related assets and liabilities ($88.8M), asbestos-related expense ($14.4M), accelerated amortization of an intangible asset ($2.3M), restructuring costs ($0.2M), and other costs ($0.2M).
#C -	2021 includes a pre-tax gain related to the finalization of pension termination funding.
#D -	2022 includes the net tax benefit of special items #A and #B ($0.3M), tax benefit on return to accrual adjustments ($4.6M), and other tax-related special items, partially offset by tax expense related to a write-down of a tax receivable ($2.1M).
#D -	2021 includes the net tax benefit of special items #A through #C ($5.6M), tax expense on the deferred tax asset write-off resulting from the asbestos sale ($116.9M) and other tax-related special items.

A-4 ITT INC. | 2023 PROXY STATEMENT

APPENDIX A
KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow
Full Year 2022 & 2021

(In Millions)
(all amounts unaudited)

	FY 2022	FY 2021
Net Cash — Operating Activities	$(8.4)	$ (8.4	) #A
Less: Capital expenditures	88.4	88.4
Free Cash Flow	(96.8)	(96.8)

#A - 2021 includes payments for asbestos ($412.9).

ITT INC. | 2023 PROXY STATEMENT A-5

APPENDIX B

ITT INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Plan is to provide eligible employees of the Company and each Designated Company with opportunities to purchase Shares. The number of Shares approved and reserved for issuance under this Plan and the maximum number of shares that may be issued under this Plan shall be 500,000 Shares, subject to adjustments effected in accordance with Section 16 of this Plan.

The Company intends this Plan to qualify as an “employee stock purchase plan” under Code Section 423 (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Code Section 423 shall have the same definition herein. However, with regard to offers of options for purchase of the Shares under the Plan to employees outside the United States working for a Subsidiary or an Affiliate of the Company, the Administrator may offer a sub-plan or an option that is not intended to meet the Code Section 423 requirements, provided, if necessary under Code Section 423, that the other terms and conditions of the Plan are met. For the avoidance of doubt, the adoption of a sub-plan shall not be the adoption of a new plan for purposes of Treas. Reg. § 1.423-2(c). Up to the maximum number of Shares issuable under the Plan may be used to satisfy purchases of Shares under the Section 423 portion of the Plan.

Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 31.

1.	Administration. The Plan shall be administered by the Administrator. The Administrator has full authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable and appoint such agents as it deems appropriate for the proper administration of the Plan; (ii) interpret and construe, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any Enrollment Form or other instrument or agreement relating to the Plan; (iii) determine the terms and conditions of any right to purchase Shares under the Plan; (iv) make all determinations and take all actions it deems advisable for the administration of the Plan, including to accommodate the specific requirements of local laws, regulations and procedures for jurisdictions outside the United States, such as adopting rules and procedures regarding payment of interest (if any), conversion of local currency, payroll tax, withholding procedures and handling of stock certificates that vary with local requirements outside of the United States, and adopting sub-plans applicable to particular Designated

Companies or locations, which sub-plans may be necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, as further set forth in Section 12 below; (v) determine eligibility and decide all disputes arising in connection with the Plan, including which Subsidiaries and Affiliates will be Designated Companies; (vi) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 16 or Section 17 (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Option Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan; and (vii) otherwise supervise and take any other actions necessary or desirable for the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. Subject to applicable laws and regulations, the Administrator may delegate its administrative authority hereunder to an officer of the Company or to such other individual or group as the Administrator may determine in its discretion. Neither the Administrator nor any individual or group exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan, any Offering or any Option granted hereunder.

2.	Offerings. The Company will make one or more Offerings to Eligible Employees to purchase Shares under the Plan. The Administrator shall, in its discretion, designate the period of any Offering, provided that no Offering shall exceed 5 years in duration or, if the Option Price may be determined by reference to the Fair Market Value of a Share on the Offering Date, such Offering shall not exceed 27 months in duration. Unless the Administrator otherwise determines, (i) each Offering shall be for a Purchase Period of six months, beginning on the Offering Date and ending on the Exercise Date, and (ii) each such Offering shall run consecutively after the termination of the preceding Offering.

Subject to applicable law, the Administrator, or its delegate, retains the discretion to impose trading restrictions or holding requirements on Shares purchased with respect to a particular Offering. If the Administrator elects to impose such restrictions or requirements, the restrictions or requirements will be described in the enrollment materials for the applicable Offering.

ITT INC. | 2023 PROXY STATEMENT B-1

APPENDIX B
ITT INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

3.	Eligibility. Any individual who renders services to the Company or a Designated Company as an employee pursuant to an employment relationship is eligible to participate in any one or more of the Offerings under the Plan, except that the Administrator shall have the authority to exclude (i) employees who have been employed less than two years; (ii) employees whose customary employment is 20 hours or less per week; (iii) employees whose customary employment is for not more than five months in any calendar year; and (iv) highly compensated employees within the meaning of Section 414(q) of the Code (such eligible individuals, “Eligible Employees”).

For purposes of the Plan, in accordance with Treas. Reg. §  1.421-1(h)(2), the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Company that does not exceed three months and during any period longer than three months if the individual’s right to reemployment is guaranteed by statute or contract.

The Administrator retains the discretion to determine which Eligible Employees may participate pursuant to and consistent with Treasury Regulation §§ 1.423-2(e) and (f). Participation in the Plan will neither be permitted nor denied contrary to the requirements of Section 423 of the Code.

An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded by the Administrator from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause an offering under the Section 423 portion of the Plan to violate Section 423 of the Code.

4.	Participation.
(a)	Participants on Effective Date. An Eligible Employee may elect to participate in the Plan by properly completing and submitting an Enrollment Form (in the manner described in Section 4(b)) at least 10 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering) and in accordance with enrollment procedures established by the Administrator. Participation in the Plan is entirely voluntary.
(b)	Enrollment. The Enrollment Form shall (i) state the deduction to be made from an Eligible Employee’s Compensation during an Offering pursuant to Section 5, and (ii) authorize the purchase of Shares in each Offering in accordance with the terms of the Plan. An Eligible Employee who does not enroll in an Offering in accordance with these procedures shall be deemed to have waived participation in such Offering.
(c)	Automatic Re-enrollment. Except as otherwise set forth in procedures established by the Administrator, the deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offerings unless the Participant (i) submits a new Enrollment Form authorizing a new level of deduction to be made from an Eligible Employee’s Compensation during an Offering in accordance with Section 6, (ii) withdraws from the Plan in accordance with Section 7, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.
(d)	Electronic Submission of Enrollment Form. The Administrator may specify that Enrollment Forms are to be submitted electronically via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Administrator.
5.	Employee Contributions. Each Eligible Employee may, by submitting an Enrollment Form as described in Section 4(b), authorize payroll deductions, in whole percentages, at a minimum of 1% up to a maximum of 10% of such employee’s Compensation, to be deducted on a pro rata basis for each pay period during an Offering, provided that, to the extent permitted by the Administrator for an Offering, an Eligible Employee may authorize a payroll deduction expressed as a flat dollar amount, subject to such terms, conditions and limits as may be established by the Administrator for such Offering. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the last day of the Offering. Payroll deductions shall be made in accordance with the Eligible Employee’s election; however, due to rounding or other administrative reasons, the actual percentage contributed may be less than the elected percentage. The Company shall maintain notional book accounts showing the amount of payroll deductions made by each Participant for each Purchase Period, but the Company will not hold payroll deductions in a trust or in any segregated account, unless otherwise determined by the Administrator or required by applicable law. No interest shall accrue or be paid on payroll deductions, except as may be required by applicable law. If payroll deductions for purposes of the Plan are prohibited or otherwise subject to limitations under applicable law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions” in this Section 5 (or in any other section of the Plan) shall similarly cover contributions by other means made pursuant to this Section 5.
6.	Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering

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APPENDIX B
ITT INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

(subject to the limitations of Section  5) by filing a new Enrollment Form at least 10 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7.	Withdrawal. A Participant may withdraw from participation in the Plan by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw (in accordance with such procedures as may be established by the Administrator). The Participant’s withdrawal shall be effective within the next two payroll periods. Following a Participant’s withdrawal, the Company shall promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Shares purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.
8.	Grant of Options. On each Offering Date, the Company shall grant to each Participant in the Plan an option (“Option”) to purchase, on the Exercise Date and at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Shares determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein); (b) 5,000 Shares; or (c) such other lesser maximum number of Shares as shall have been established by the Administrator in advance of the Offering (in each case subject to adjustment pursuant to Section 16 or Section 17); provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each Share purchased under each Option (the “Option Price”) shall be 95% of the Fair Market Value of a Share on the Exercise Date; provided, however, that the Administrator may establish a different Option Price in advance of the Offering so long as such Option Price may not be less than 85% of the lesser of the Fair Market Value of a Share on the Offering Date or the Fair Market Value of a Share on the Exercise Date.

Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits the Participant’s rights to purchase stock under the Plan, and any other employee stock purchase plan (described in Section 423 of the Code) of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.	Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole Shares reserved for the purpose of the Plan as the Participant’s accumulated payroll deductions on such date shall purchase at the Option Price, subject to any other limitations contained in the Plan. Unless otherwise determined by the Administrator in advance of an Offering, any amount remaining in a Participant’s account after the purchase of shares on an Exercise Date of an Offering solely by reason of the inability to purchase a fractional share shall be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering shall be refunded to the Participant promptly.
10.	Delivery. Unless and until otherwise determined by the Administrator, all Shares purchased under the Plan shall be deposited, in book-entry form or otherwise, directly to an account established in the name of the employee. Upon the exercise of an Option on each Exercise Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Shares. The Administrator may require that Shares purchased under the Plan be retained with a designated broker or plan administrator for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such Shares or to restrict transfer of such Shares.

All transactions under this Plan are subject to the Company’s insider trading policy as may be in effect from time to time. This includes any blackout period prohibition or requirement to obtain mandatory pre-clearance of transactions such as enrollment, withdrawal, or trading. If the standard enrollment period is scheduled to occur during a blackout period, arrangements will be made to allow for restricted insiders to update their elections during the preceding open trading window.

11.	Rights on Termination or Transfer of Employment. If a Participant’s employment terminates for any reason, or if the Participant’s employment status changes such that the Participant is no longer an Eligible Employee, before the Exercise Date for any Purchase Period, no payroll deduction shall be taken from any pay due and owing to the Participant and the balance in the Participant’s notional account shall be paid, as if such Participant

ITT INC. | 2023 PROXY STATEMENT B-3

APPENDIX B
ITT INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

had withdrawn from the Plan under Section  7, to such Participant or, in the case of such Participant’s death, to (i) the legal representative of the Participant’s estate; or (ii) if no such legal representative has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. An employee shall be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Company, ceases to be a Subsidiary or Affiliate, or if the employee is transferred to any corporation other than the Company or a Designated Company. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by, Designated Companies or a Designated Company and the Company shall not be treated as having terminated employment for purposes of participating in the Plan or an Offering.

12.	Special Rules and Sub-Plans. Notwithstanding anything herein to the contrary, but subject to this Section 12, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contribution by other means, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements. Unless otherwise specifically provided, to the extent there is a conflict between the provisions of a sub-plan and the terms of the main portion of the Plan, the terms of the sub-plan shall govern with respect to the individuals who participate in such sub-plan. No special rules or sub-plans adopted by the Administrator shall, however, cause the portion of the Plan that is intended to comply with Section 423 of the Code to fail to comply with Section 423 of the Code.
13.	Optionees Not Shareholders. Neither the granting of an Option to a Participant nor the deductions from a Participant’s pay shall result in such Participant becoming a holder of the Shares (or having any voting, dividend, or other rights of a shareholder with respect to the Shares) covered by an Option under the Plan until such Shares have been purchased by and issued to such Participant pursuant to Section 10.
14.	Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.
15.	Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.
16.	Adjustment in Case of Changes Affecting Shares. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination or exchange of shares, reclassification of shares, spin-off, or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, or any other change affecting Shares, (i) the number and class of shares approved for the Plan, (ii) the Option Price, and (iii) the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to the extent determined by the Administrator to give proper effect to such event, in accordance with applicable law. Any action taken under this Section 16 shall be consistent with the intent that Options comply with Section 423 of the Code.
17.	Reorganization Events. In connection with a Reorganization Event, the Administrator shall take any one or more of the following actions as to outstanding Options on such terms as the Administrator determines:
(a)	provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
(b)	upon written notice to Participants, provide that all outstanding Options will be terminated as of the effective date of the Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions as of a date specified by the Administrator in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event;
(c)	upon written notice to Participants, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to the Participant on such date;
(d)	in the event of a Reorganization Event under the terms of which holders of common stock will receive, upon consummation thereof, a cash payment for each share surrendered in the Reorganization Event, make or provide for a cash payment to a Participant equal to (1) the Acquisition Price times the number of Shares subject to the Participant’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (2) the aggregate Option Price of such Option, in exchange for the termination of such Option;
(e)	provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof); or

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APPENDIX B
ITT INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

(f)	any combination of the foregoing.

For purposes of clause (a) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each Share subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities, or other property) received as a result of the Reorganization Event by holders of Shares for each Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Administrator) to the per share consideration received by holders of outstanding Shares as a result of the Reorganization Event.

In addition, any action taken under this Section 17 shall be consistent with the intent that Options comply with Section 423 of the Code, unless otherwise expressly determined by the Administrator. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other Reorganization Event.

18.	Amendment of the Plan. The Administrator may at any time and from time to time amend the Plan in any respect, except that, without the approval within 12 months of such Administrator action by the shareholders of the Company, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require shareholder approval under the requirements of any stock exchange upon which the shares may then be listed or in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code. In no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.
19.	Suspension of the Plan. The Administrator may, at any time, suspend the Plan; provided that the Company shall provide notice to the Participants prior to the effectiveness of such suspension. The Administrator may resume the operation of the Plan following any such suspension; provided that the Company shall provide notice to the Participants prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless the Participant withdraws pursuant to Section 7).

However, no Options shall be granted or exercised, and no Compensation deductions shall be made in respect of any Participant, during the suspension period.

20.	Insufficient Shares. If the total number of Shares that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of Shares issuable under the Plan, the Shares then available shall be apportioned in a manner consistent with the requirements of Section 423(b)(4) and (5) of the Code and the regulations thereunder among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Shares on such Exercise Date.
21.	Effective Date and Shareholder Approval. The Plan shall become effective (the “Effective Date”) on the date of its adoption by the Board, subject to shareholder approval of the Plan. For purposes of Treas. Reg. § 1.423-2(c) (2), the Plan shall be considered “adopted” as of the Effective Date. In accordance with Treas. Reg. § 1.423-2(a)(2)(ii), the Company shall seek shareholder approval of the Plan within 12 months before or after the date the Plan is adopted. If shareholder approval is not received within 12 months before or after the Plan is adopted, the Plan shall be terminated and any amounts contributed by employees to the Plan shall be returned to the employees without interest (unless otherwise required pursuant to applicable law).
22.	Termination of the Plan. Except as otherwise provided in Section 21, the Plan may be terminated at any time by the Administrator. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.
23.	Governmental Regulations. The Company’s obligation to sell and deliver Shares under the Plan is subject to the completion of any registration or qualification of Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law, or under rulings or regulations of the SEC or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company may, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock. If, pursuant to this Section 23, the Administrator determines that the Shares will not be issued to any Participant, all accumulated payroll deductions will be promptly refunded, without interest (unless otherwise required pursuant to applicable law), to the Participant, without any liability to the Company or any of its Affiliates.

ITT INC. | 2023 PROXY STATEMENT B-5

APPENDIX B
ITT INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

24.	Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Indiana, applied without regard to conflict of law principles.
25.	Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Shares, from Shares held in the treasury of the Company, or from any other proper source.
26.	Tax Withholding. Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company or any Subsidiary or Affiliate may, but shall not be obligated to, withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company or any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Shares by such Participant. In addition, the Company or any Subsidiary or Affiliate may, but shall not be obligated to, withhold from the proceeds of the sale of Shares or any other method of withholding that the Company or any Subsidiary or Affiliate deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f). The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.
27.	Code Section 409A. It is intended that the provisions of the Plan are exempt from or comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, nothing herein shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) to the Company or any Designated Company or to any other individual or entity. The Company makes no representation that any Option to purchase Shares under the Plan is compliant with Section 409A of the Code.
28.	Notification Upon Sale of Shares. Each Participant agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.
29.	Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees participating in the Plan shall have the same rights and privileges.
30.	General.
(a)	No Right to Options; No Shareholder Rights; No Right to Employment. No person shall have any right to be granted any Option under the Plan. No person shall have any rights as a shareholder with respect to any Shares to be issued under the Plan prior to the issuance thereof. The grant of an Option shall not be construed as giving any person the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company and each Subsidiary and Affiliate expressly reserves the right at any time to dismiss an employee free from any liability or any claim under the Plan, except as expressly provided herein.
(b)	Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.
(c)	Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.
(d)	Compliance with Applicable Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to a right to purchase unless the issuance and delivery of the Shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934 (each as amended) and the requirements of any stock exchange upon which the shares may then be listed.
(e)	Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.
(f)	Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of accepting receipt shall be deemed paid when paid to such person’s guardian or, as determined by the Administrator in its discretion, to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Board, the Administrator, the Company and any Designated Company, and all other parties with respect thereto.
(g)	Headings and Captions; Rules of Construction. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. Whenever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular shall be

B-6 ITT INC. | 2023 PROXY STATEMENT

APPENDIX B
ITT INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

deemed to refer also to the plural; and references to a statute or statutory provision shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder. Except where otherwise indicated, references to Sections are references to sections of this Plan.

(h)	Unfunded Status of Plan. The Plan is unfunded and shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any Participant (or beneficiary thereof), on the one hand, and the Company, any Designated Company, the Board, the Administrator, or any other person, on the other hand.
31.	Definitions.
(a)	“Acquisition Price” means the cash payment for each share surrendered in a Reorganization Event.
(b)	“Administrator” means the Committee (or a delegate appointed in accordance with Section 1).
(c)	“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with, the Company.
(d)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(e)	“Board” means the Board of Directors of the Company.
(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(g)	“Committee” means the Compensation and Human Capital Committee of the Board. The Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable exchange on which Shares are traded.
(h)	“Company” means ITT Inc., an Indiana corporation (or any successor company).
(i)	“Compensation” means the amount of base pay and any annual cash incentive/bonus awards, prior to salary reduction (such as pursuant to Section 125, 132(f) or 401(k) of the Code) but excluding overtime, commissions, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains related to Company stock options or other share-based awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside the United States.
(j)	“Designated Company” means any present or future Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan to the extent consistent with Section 423 of the Code. The Administrator may so designate any Subsidiary or Affiliate, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders. The Administrator may also determine which Subsidiaries, Affiliates or Eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code.
(k)	“Effective Date” has the meaning set forth in Section 21.
(l)	“Eligible Employee” has the meaning set forth in Section 3.
(m)	“Enrollment Form” means an agreement, which may be electronic, pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering.
(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o)	“Exercise Date” means the last day of a Purchase Period.
(p)	“Fair Market Value of a Share” on any given date means the fair market value of a Share determined in good faith by the Administrator; provided, however, that if the Shares are admitted to quotation on the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
(q)	“Offering” means an offering to Eligible Employees to purchase Shares under the Plan. Unless otherwise determined by the Administrator, each Offering under the Plan in which Eligible Employees of one or more Designated Companies may participate may be deemed a separate offering for purposes of Section 423 of the Code, and the provisions of the Plan will separately apply to each Offering. The terms of separate Offerings need not be identical provided that all Eligible Employees granted an Option in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Code Section 423 (or as otherwise provided under the terms of any applicable sub-plan).
(r)	“Offering Date” means the first day of an Offering.
(s)	“Option” has the meaning set forth in Section 8.
(t)	“Option Price” has the meaning set forth in Section 8.

ITT INC. | 2023 PROXY STATEMENT B-7

APPENDIX B
ITT INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

(u)	“Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
(v)	“Participant” means an Eligible Employee who has complied with the provisions of Section 4.
(w)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.
(x)	“Plan” means this ITT Inc. 2023 Employee Stock Purchase Plan.
(y)	“Purchase Period” means the period of time specified within an Offering beginning on the Offering Date ending on the Exercise Date.
(z)	“Reorganization Event” shall be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied:
1.	a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any Person, other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary (or related trust), is the Beneficial Owner directly or indirectly of twenty percent (20%) or more of the outstanding Shares;
2.	any Person, other than the Company or a Subsidiary, or any employee benefit plan sponsored by the Company or a Subsidiary (or related trust), shall purchase shares pursuant to a tender offer or exchange offer to acquire any Shares (or securities convertible into Shares) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of the outstanding Shares (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire Shares);
3.	the consummation of (i) any consolidation, business combination or merger involving the Company, other than a consolidation, business combination or merger involving the Company in which holders of Shares immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of the Company (or the corporation resulting from the consolidation, business combination or merger or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of the Company (or the corporation resulting from the consolidation, business combination or merger or the parent of such corporation), relative to other holders of Shares immediately prior to the consolidation, business combination or merger, immediately after the consolidation, business combination or merger as immediately before; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;

4.	there shall have been a change in a majority of the members of the Board within a 12-month period unless the election or nomination for election by the Company’s shareholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period; or
5.	any Person, other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary (or related trust), becomes the Beneficial Owner of twenty percent (20%) or more of the Shares.
(aa)	“Share” means a share of common stock of the Company, par value $1.00 per share.
(bb)	“SEC” means the United States Securities and Exchange Commission.
(cc)	“Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

B-8 ITT INC. | 2023 PROXY STATEMENT

ITT

ENGINEERED FOR LIFE

*ITT INC.
100 WASHINGTON BLVD.
6TH FLOOR
STAMFORD, CT 06902
WWW.ITT.COM*

**SCAN TO VIEW MATERIALS & VOTE**

**WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.**

**Telephone and Internet voting are available through 11:59 P.M. Eastern Time on May 9, 2023. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by telephone or on the Internet, you do not need to mail back your proxy card.**

**VOTE BY TELEPHONE - 1-800-690-6903**
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan barcode above**

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/ITT2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96811-P87108

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**ITT INC.**

**The Board of Directors recommends a vote FOR each of these eight nominees:**

**Proposal 1**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Donald DeFosset, Jr. | ☐ | ☐ | ☐ |
| 1b. Nicholas C. Fanandakis | ☐ | ☐ | ☐ |
| 1c. Richard P. Lavin | ☐ | ☐ | ☐ |
| 1d. Rebecca A. McDonald | ☐ | ☐ | ☐ |
| 1e. Timothy H. Powers | ☐ | ☐ | ☐ |
| 1f. Luca Savi | ☐ | ☐ | ☐ |
| 1g. Cheryl L. Shavers | ☐ | ☐ | ☐ |
| 1h. Sabrina Soussan | ☐ | ☐ | ☐ |

| **The Board of Directors recommends a vote FOR Proposals 2 and 3:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| **Proposal 2** | | | |
| 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2023 fiscal year | ☐ | ☐ | ☐ |
| **Proposal 3** | | | |
| 3. Approval of a non-binding advisory vote on executive compensation | ☐ | ☐ | ☐ |

| **The Board of Directors recommends a vote for ONE YEAR on Proposal 4:** | **1 Year** | **2 Years** | **3 Years** | **Abstain** |
|---|---|---|---|---|
| **Proposal 4** | | | | |
| 4. Approval of a non-binding advisory vote on the frequency of future shareholder votes on executive compensation | ☐ | ☐ | ☐ | ☐ |

| **The Board of Directors recommends a vote FOR Proposal 5:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| **Proposal 5** | | | |
| 5. Approval of adoption of the Company's Employee Stock Purchase Plan | ☐ | ☐ | ☐ |

| **The Board of Directors recommends a vote AGAINST Proposal 6:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| **Proposal 6** | | | |
| 6. A shareholder proposal regarding special shareholder meetings | ☐ | ☐ | ☐ |

(NOTE: Please sign exactly as your name or names appear(s) on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, please indicate full title. If there is more than one named shareholder, all should sign unless evidence or authority to sign on behalf of others is attached.)

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ITT

ENGINEERED FOR LIFE

The proxy materials for ITT's 2023 Annual Meeting of Shareholders, including the 2022 Annual Report and the 2023 Notice and Proxy Statement are available on the Internet. To view these proxy materials, please visit *www.proxyvote.com.*

D96812-P87108

ITT

ENGINEERED FOR LIFE

**PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INC.**
**FOR THE ANNUAL MEETING TO BE HELD MAY 10, 2023**

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Emmanuel Caprais and Lori Marino, or either of them, each with full power of substitution as proxies, to vote all shares of ITT Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. **In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at adjournments or postponements.**

**For participants in the ITT Retirement Savings Plan:**
Under the savings plan, participants are "named fiduciaries" to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, "Undirected Shares"). ITT Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc., acting as tabulation agent, or vote by telephone or Internet. Instructions must be received by Broadridge before 11:59 p.m. Eastern Time on May 5, 2023. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone, Internet, or by signing and returning this proxy form, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

**The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at adjournments or postponements.**

**(Continued and to be dated and signed on the reverse side.)**